Exhibit 10.3

*** indicates material has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission.  A complete copy of this agreement has been filed with the Securities and Exchange Commission.

LNG TERMINAL USE AGREEMENT

between

CONOCOPHILLIPS COMPANY

and

FREEPORT LNG DEVELOPMENT, L.P.

dated July 2, 2004

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS

ARTICLE 2 SERVICES AND SCOPE
2.1	Services to be Provided by FLNG
2.2	Additional Services
2.3	Activities Outside Scope of this Agreement

ARTICLE 3 SALE AND PURCHASE OF SERVICES
3.1	Services Quantity
3.2	Customer’s Use of Services Quantity
3.3	Gas Redelivery
3.4	Failure to Take Delivery of Gas at Delivery Point
3.5	Freeport Services Manual
3.6	Services Relating to Gas Storage Facilities
3.7	Interpretation of Agreement upon Shared Facilities Expansion

ARTICLE 4 COMPENSATION FOR SERVICES
4.1	Fee
4.2	Retainage
4.3	Services Unavailability
4.4	New Regulatory Costs or Taxes
4.5	Services Provided to Other Customers
4.6	Relief from Certain Payments for Annual Shortfall

ARTICLE 5 SCHEDULING
5.1	Customer LNG Receipt Schedule
5.2	Gas Delivery Procedure
5.3	Standard
5.4	Scheduling Representative
5.5	Scheduling Coordination Among Customer and Other Customers

ARTICLE 6 RELEASE OF SERVICES
6.1	General
6.2	Temporary Release

ARTICLE 7 TERM
7.1	Term
7.2	Commencement of Deliveries
7.3	Delay Caused by Force Majeure
7.4	Construction Progress Reports

ARTICLE 8 FREEPORT FACILITY
8.1	Freeport Facility
8.2	Modifications to Freeport Facility
8.3	Customer Inspection Rights

ARTICLE 9 TRANSPORTATION AND UNLOADING
9.1	LNG Vessels

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9.2	Freeport Facility Marine Operations Manual
9.3	LNG Vessel Inspections; Right to Reject LNG Vessel
9.4	Advance Notices Regarding LNG Vessel and Cargoes
9.5	Notice of Readiness
9.6	Berthing Assignment
9.7	Unloading Time
9.8	Unloading at the Freeport Facility
9.9	LNG Vessel Not Ready for Unloading; Excess Berth Time

ARTICLE 10 RECEIPT OF LNG
10.1	Title, Custody and Risk of Loss
10.2	No Encumbrance
10.3	Receipt of LNG
10.4	Quality and Measurement of Customer’s LNG
10.5	Off-Specification LNG
10.6	Customer’s Responsibility and Reimbursement
10.7	Subsequent Deliveries

ARTICLE 11 REDELIVERY OF GAS
11.1	General
11.2	Customer’s Responsibility
11.3	Specifications and Measurement of Gas at the Delivery Point
11.4	Nonconforming Gas

ARTICLE 12 PAYMENT
12.1	Monthly Statements
12.2	Other Statements
12.3	Adjustments
12.4	Payment Due Dates
12.5	Payment
12.6	Nonpayment
12.7	Disputed Statements
12.8	Final Settlement

ARTICLE 13 CUSTOMER CREDIT AND FLNG SECURED FINANCING
13.1	Material Adverse Change
13.2	UCC-1
13.3	Secured Financing

ARTICLE 14 DUTIES, TAXES AND OTHER GOVERNMENTAL CHARGES

ARTICLE 15 INSURANCE
15.1	FLNG’s Insurance
15.2	Customer’s Insurance
15.3	Port Liability Agreement

ARTICLE 16 LIABILITIES
16.1	Limitation of Liability of FLNG
16.2	Consequential Loss or Damage
16.3	Parties’ Liability; Relationship of Shareholders

ii

16.4	Liability for Personal Injury

ARTICLE 17 FORCE MAJEURE
17.1	Events of Force Majeure
17.2	Limitation on Scope of Force Majeure Protection
17.3	Notice
17.4	Measures
17.5	No Extension of Term
17.6	Settlement of Industrial Disturbances
17.7	Allocation of Services

ARTICLE 18 CURTAILMENT OF SERVICES OR TEMPORARY DISCONTINUATION OF SERVICES
18.1	Scheduled Curtailment or Temporary Discontinuation of Services
18.2	Unscheduled Curtailment or Temporary Discontinuation of Services

ARTICLE 19 ASSIGNMENT
19.1	Restrictions on Assignment
19.2	Permitted Assignments
19.3	Assignment as Novation

ARTICLE 20 TERMINATION
20.1	Early Termination Events
20.2	Other Termination Provisions
20.3	Consequences of Termination

ARTICLE 21 APPLICABLE LAW

ARTICLE 22 DISPUTE RESOLUTION
22.1	Dispute Resolution
22.2	Expert Determination

ARTICLE 23 CONFIDENTIALITY
23.1	Confidentiality Obligation
23.2	Public Announcements

ARTICLE 24 REPRESENTATIONS AND WARRANTIES
24.1	Representations and Warranties of Customer
24.2	Representations and Warranties of FLNG

ARTICLE 25 NOTICES

ARTICLE 26 MISCELLANEOUS
26.1	Amendments
26.2	Approvals
26.3	Successors and Assigns
26.4	Waiver
26.5	No Third Party Beneficiaries
26.6	Rules of Construction
26.7	Survival of Rights
26.8	Rights and Remedies; Specific Performance
26.9	Interpretation

iii

26.10		Disclaimer of Agency
26.11		No Sovereign Immunity
26.12		Severance of Invalid Provisions
26.13		Compliance with Laws
26.14		Conflicts of Interest
26.15		Expenses
26.16		Scope
26.17		Counterpart Execution

Annex I	–	Measurements and Tests for LNG at Receipt Point
Annex II	–	Measurements and Tests for Gas at Delivery Point

Exhibit A	–	Freeport Services Manual
Exhibit B	–	Other Credit Agreement Amounts

iv

LNG TERMINAL USE AGREEMENT

This LNG TERMINAL USE AGREEMENT (the “Agreement”), dated as of this 2nd day of July, 2004 (the “Effective Date”), is made by and between CONOCOPHILLIPS COMPANY, a company incorporated under the laws of Delaware with its principal office at 600 North Dairy Ashford, Houston, Texas 77079 (“Customer”); and FREEPORT LNG DEVELOPMENT, L.P., a Delaware limited partnership with a place of business at 1200 Smith Street, Suite 600, Houston, Texas, U.S.A. 77002 (“FLNG”).

RECITALS

WHEREAS, FLNG intends to construct, own and operate an LNG terminal facility near Freeport, Texas capable of performing certain LNG terminalling services, including: the berthing of LNG vessels; the unloading, receiving and storing of LNG; the regasification of LNG; the storage of natural gas; and the transportation and delivery of natural gas to a pipeline interconnection point at Stratton Ridge, Texas;

WHEREAS, Customer will purchase LNG for importation into the United States and desires to purchase such LNG terminalling services from FLNG; and

WHEREAS, FLNG desires to make such LNG terminalling services available to Customer and to Other Customers in accordance with the terms hereof;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto and for the mutual covenants contained herein, FLNG and Customer hereby agree as follows:

ARTICLE 1
DEFINITIONS

In addition to any terms or expressions defined elsewhere in this Agreement, the terms or expressions set forth below shall have the following meanings in this Agreement:

1.1          “Actual FOC” means fixed operating costs and maintenance capital arising out of, relating to, or connected with the Freeport Facility actually incurred by FLNG acting as a Reasonable and Prudent Operator; provided that the amount of fixed operating costs and maintenance capital shall be reduced by (a) any insurance proceeds (including proceeds from business interruption insurance policies which premiums were included in Actual FOC) received by FLNG which have the effect of offsetting fixed operating costs; (b) any premiums for business interruption insurance if the proceeds from such insurance would not have the effect of offsetting fixed operating costs; (c) any indemnities, liabilities, damages, credits or rebates received by FLNG from third parties (excluding Other Customers) which offset amounts included in Actual FOC; (d) any indemnities, liabilities, or damages received by FLNG from Other Customers which offset amounts included in Actual FOC; (e) any bonuses paid to employees of FLNG to the extent that such bonuses are based on or attributable to distributions to any of FLNG’s limited partners; (f) any New Taxes and New Regulatory Costs borne by FLNG pursuant to Section 4.4; (g) any permitting, engineering, development, financing, design and environmental remediation costs paid to third parties which costs are directly related to the development of any modification that significantly expands the Freeport Facility; (h) Awards; (i) all indemnities, liabilities, and other damages arising from any arbitral award, expert determination, judgment, or settlement payable by FLNG to any Indemnitee (as defined in the Partnership Agreement of FLNG); (j) fixed operating costs and maintenance capital which are incurred outside the normal course of business and which benefit solely Other Customers; (k) marketing expenses paid to third parties related solely to potential Other Customers; (l) costs incurred in connection with Tranche B Loans and TPS Loans (each as defined in the Credit Agreement); and (m) Excluded Credit Agreement Amounts.  For the avoidance of doubt, Actual FOC shall not include capital expenditures (other than maintenance capital) incurred by FLNG, amounts payable by Customer under the *** and other debt service.

1.2          “Adverse Weather Conditions” means weather and sea conditions actually experienced at or near the Freeport Facility that are sufficiently severe either: (a) to prevent an LNG Vessel from proceeding to berth, or unloading or departing from berth, in accordance with one or more of the following: (i) regulations published by a Governmental Authority, (ii) an Approval, or (iii) an order of a Pilot; or (b) to cause an actual determination by the Master of an LNG Vessel that it is unsafe for such vessel to berth, unload or depart from berth.

1.3          “Affiliate” means a Person (other than a Party) that directly or indirectly controls, is controlled by, or is under common control with, a Party to this Agreement, and for such purposes the terms “control”, “controlled by” and other derivatives shall mean the direct or indirect ownership of more than fifty percent (50%) of the voting rights in a Person.

1.4          “Aggregate Actual Capacity” means the sum of Customer Actual Capacity in a Contract Year plus the aggregate quantity of LNG received at the Freeport Facility for the account of each Other Customer in such Contract Year.

1.5          “Aggregate Contracted Capacity” means the sum of the Customer Contracted Capacity plus the aggregate quantity of LNG contracted at the Freeport Facility (and any quantities of LNG received by FLNG in excess of such contracted quantity) for the account of each Other Customer in such Contract Year.

1.6          “Agreement” means this agreement, together with the Annexes and Exhibits attached hereto, which are hereby incorporated into and made a part hereof, as the same may be hereafter amended.

1.7          “Alternate ***” shall have the meaning set forth in Section 3.3(c)(ii).

1.8          “Approvals” means all consents, authorizations, licenses, waivers, permits, approvals and other similar documents from or by a Governmental Authority.

1.9          “Arrival Date” shall have the meaning set forth in Section 5.1(b)(i).

1.10        “Arrival Location” shall have the meaning set forth in Section 9.5(a).

1.11        “Awards” means all indemnities, liabilities, and other damages arising from any arbitral award, expert determination, judgment, or settlement paid by FLNG to Customer under this Agreement or paid by FLNG under an LNG terminalling services agreement with Other Customers, such indemnities, liabilities, and other damages being determined after deduction of any proceeds of insurance, indemnities, liabilities, damages, credits or rebates received by FLNG which have the effect of offsetting such Awards.

1.12        “Awards Installment” shall have the meaning set forth in Section 4.1(a)(i)e.

1.13        “Base Rate” means: (a) the interest rate per annum equal to (i) the prime rate (sometimes referred to as the base rate) for corporate loans as published by The Wall Street Journal in the money rates section on the applicable date, or (ii) in the event The Wall Street Journal ceases or fails to publish such a rate, the prime rate (or an equivalent thereof) in the United States for corporate loans determined as the average of the rates referred to as prime rate, base rate or the equivalent thereof, quoted by J.P. Morgan Chase & Co. of New York, or any successor thereof, for short term corporate loans in New York on the applicable date; plus (b) *** percent (***%).  The Base Rate shall change as and when the underlying components thereof change, without notice to any Person.

1.14        “British Thermal Unit” or “BTU” means the amount of heat required to raise the temperature of one (1) avoirdupois pound of pure water from 59.0 degrees Fahrenheit to 60.0 degrees Fahrenheit at an absolute pressure of 14.696 pounds per square inch.

1.15        “Budgeted FOC” means fixed operating costs and maintenance capital arising out of, relating to, or connected with the Freeport Facility pursuant to the budgets prepared pursuant to the Stockholders Agreement dated as of the date hereof between Freeport LNG-GP, Inc., a Delaware corporation, Michael S. Smith and Customer, as amended from time to time; provided that the amount of fixed operating costs and maintenance capital shall be reduced by (a) any insurance proceeds (including proceeds from business interruption insurance policies which premiums were included in Actual FOC) received by FLNG which have the effect of offsetting fixed operating costs; (b) any premiums for business interruption insurance if the proceeds from such insurance would not have the effect of offsetting fixed operating costs; (c) any indemnities, liabilities, damages, credits or rebates received by FLNG from third parties (excluding Other Customers) which offset amounts included in Actual FOC; (d) any indemnities, liabilities, or damages received by FLNG from Other Customers which offset amounts included in Actual FOC; (e) any bonuses paid to employees of FLNG to the extent that such bonuses are based on or attributable to distributions to any of FLNG’s limited partners; (f) any New Taxes and New Regulatory Costs borne by FLNG pursuant to Section 4.4; (g) any permitting, engineering, development, financing, design and environmental remediation costs paid to third parties which costs are directly related to the development of any modification that significantly expands the Freeport Facility; (h) Awards; (i) all indemnities, liabilities, and other damages arising from any arbitral award, expert determination, judgment, or settlement payable by FLNG to any Indemnitee (as defined in the Partnership Agreement of FLNG); (j) fixed operating costs and maintenance capital which are incurred outside the normal course of business and which benefit solely Other Customers; (k) marketing expenses paid to third parties related solely to potential Other Customers; (l) costs incurred in connection with Tranche B Loans and TPS Loans (each as defined in the Credit Agreement); and (m) Excluded Credit Agreement Amounts.  For the avoidance of doubt, Budgeted FOC shall not include capital expenditures (other than maintenance capital) incurred by FLNG, amounts payable by Customer under the *** and other debt service.

1.16        “Build-Up Period” means the period of time commencing on the Commercial Start Date and ending on the day prior to the Plateau Inception Date.

1.17        “Business Day” means any day other than a weekend day or U.S. Federal banking holiday in Houston, Texas.

1.18        “C Ratio” means the ratio that the Customer Actual Capacity bears to the Aggregate Actual Capacity.

1.19        “Cargo” means a quantity of LNG expressed in MMBTU carried by an LNG Vessel in relation to which FLNG will render Services hereunder.

1.20        “Central Time” means Central Time Zone, as adjusted for Daylight Saving Time and Standard Time.

1.21        “Claims” shall have the meaning set forth in Section 10.2 of this Agreement.

1.22        “Commercial Start Date” shall have the meaning set forth in Section 7.2.

1.23        “Contract Year” means each annual period starting on October 1 and ending on September 30 during the Term of this Agreement; provided, however, that (a) the first Contract Year shall commence on the Commercial Start Date and end on the following September 30, and (b) the last Contract Year shall commence on October 1 immediately preceding the last day of the Term and end on the last day of the Term as set forth in Section 7.1.

1.24        “Conversion Date” shall have the meaning set forth in the Credit Agreement.

1.25        “Credit Agreement” means that certain Credit Agreement executed as of the date hereof between FLNG, Freeport LNG-GP, Inc., Customer, and various financial institutions, as in effect on the date hereof.

1.26        “Crest Contract” means that certain Settlement and Purchase Agreement dated as of June 14, 2001 by and among Cheniere Energy, Inc., a Delaware corporation, CXY Corporation, a Texas corporation, Crest Energy, L.L.C., a Texas limited liability company, Crest Investment Company, a Texas corporation, FLT, and Jamal Daniel.

1.27        “Crest Installment” shall have the meaning set forth in Section 4.1(a)(i)d.

1.28        “Crest Payment” means the amount estimated to be payable by FLT for the following month pursuant to Section 1.03(a) of the Crest Contract.

1.29        “Crest Reconciliation” shall have the meaning set forth in Section 4.1(a)(i)d.

1.30        “Cubic Meter” means a volume equal to the volume of a cube each edge of which is one (1) meter.

1.31        “Customer” means ConocoPhillips Company, unless and until substituted in whole by an assignee by novation in accordance with Article 19, whereupon such assignee shall become Customer for all purposes.

1.32        “Customer Actual Capacity” means the aggregate quantity of LNG received at the Freeport Facility for the account of Customer in a Contract Year.

1.33        “Customer Contracted Capacity” means the sum of the Maximum LNG Reception Quantity for such Contract Year plus any quantities of LNG received under Section 3.1(d) in excess of the Maximum LNG Reception Quantity.

1.34        “Customer LNG Receipt Schedule” shall have the meaning set forth in Section 5.1(f).

1.35        “Customer’s Inventory” means, at any given time, the quantity in MMBTUs that represents LNG and Gas (whether or not such Gas is Regasified LNG or Gas derived or produced from sources other than Regasified LNG) held for Customer’s account.  For the avoidance of doubt, Customer’s Inventory shall (i) be determined after deduction of Retainage in accordance with Sections 3.1(b)(ii) and 4.2 and (ii) include Temporary Release Inventory.

1.36        “Customer’s LNG” means, for the purposes of Services, LNG received at the Receipt Point for Customer’s account.

1.37        “***” shall have the meaning set forth in Section 4.1(a)(i)a.

1.38        “***” shall have the meaning set forth in Section 4.1(a)(i)a.

1.39        “Delivery Point” means the point of interconnect between the Freeport Facility Pipeline and a Downstream Pipeline at Stratton Ridge, Texas.

1.40        “Dispute” means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement, including any dispute as to the construction, validity, interpretation, termination, enforceability or breach of this Agreement, as well as any dispute over arbitrability or jurisdiction.

1.41        “Downstream Pipeline” means all Gas pipelines downstream of the Delivery Point which transport Gas from the Freeport Facility.

1.42        “Effective Date” means the date set forth in the preamble of this Agreement.

1.43        “Excess Reception Fee” shall have the meaning set forth in Section 4.1(c).

1.44        “Excluded Credit Agreement Amounts” means (a) amounts arising from or relating to any prepayments under, or any breach of, or default under, the Credit Agreement, including (i) any interest at the Default Rate (as defined in the Credit Agreement) and (ii) any amount due by FLNG in connection with the exercise by the Indemnified Persons (as defined in the Credit Agreement) of any of their rights or remedies in connection with the Credit Agreement or the documents executed in connection therewith (including amounts payable pursuant to Section 9.1 of the Credit Agreement and acceleration of the principal, interest or any other amounts); (b) amounts payable pursuant to Section 9.2 of the Credit Agreement; and (c) amounts arising from or relating to any actions taken with respect to the Financing Documents (as defined in the Credit Agreement), including any restructuring, amendment or other modification thereof or any consent or waiver thereunder.

1.45        “Expansion Company” shall have the meaning set forth in Section 3.7(a).

1.46        “Expected Receipt Quantity” means, with respect to a given Cargo, Customer’s reasonable estimate of the quantity of LNG (in MMBTUs) that such Cargo is expected to unload at the Freeport Facility, taking into consideration (a) the expected composition of the Cargo anticipated to be loaded at the Loading Port, (b) the expected loaded volume of such Cargo, (c) the natural boil-off, and fuel gas used by the vessel in excess of natural boil-off, expected during shipment of the Cargo, (d) the anticipated time required from the commencement of loading of such Cargo to the completion of unloading of such Cargo, and (e) the anticipated quantity of heel to be retained by such Cargo.  For purposes of this Agreement, the term “Expected Receipt Quantity” shall be the estimate set forth in the notice delivered pursuant to Section 5.1(b)(ii), as may be subsequently amended pursuant to Section 9.4(a).

1.47        “Extension Term” shall have the meaning set forth in Section 7.1(b).

1.48        “Fee” shall have the meaning set forth in Section 4.1.

1.49        “FERC” means the Federal Energy Regulatory Commission or a successor regulatory agency.

1.50        “FLNG” means Freeport LNG Development, L.P., unless and until substituted by an assignee by novation in accordance with Article 19, whereupon such assignee shall become FLNG for all purposes.

1.51        “FLNG Component” shall have the meaning set forth in Section 4.1(a)(i)b.

1.52        “FLT” means Freeport LNG Terminal, LLC, a Delaware limited liability company, and its successors and assigns.

1.53        “FOC Installment” shall have the meaning set forth in Section 4.1(a)(i)c.

1.54        “FOC Ratio” means the ratio calculated for any given Contract Year, determined as follows:

(a)           Customer Contracted Capacity; divided by

(b)           the Aggregate Contracted Capacity;

provided, however, that for each Contract Year during the Build-up Period the FOC Ratio shall in no event exceed two thirds (2/3).

1.55        “FOC Reconciliation” shall have the meaning set forth in Section 4.1(a)(i)c.

1.56        “Force Majeure” shall have the meaning set forth in Section 17.1.

1.57        “for Customer”, “for Customer’s account”, “on behalf of Customer” or other phrases containing similar wording shall include LNG delivered to the Freeport Facility at Customer’s direction or LNG delivered to the Freeport Facility by a Temporary Customer, as the context may require, and shall include Customer’s Inventory (including any Temporary Release Inventory).

1.58        “Freeport Facility” means the following FLNG facilities in Brazoria County near Freeport, Texas used to provide Services hereunder, as such facilities will be constructed and modified from time to time in accordance with this Agreement: (a) the LNG receiving terminal facility as further described in Section 8.1(b) (including the port, berthing and unloading facilities, LNG storage facilities, and regasification facilities, together with equipment and facilities related thereto); and (b) the Freeport Facility Pipeline.  For the avoidance of doubt, “Freeport Facility” excludes any Gas Storage Facility.

1.59        “Freeport Facility Leases” means the following three leases: (a) that certain Ground Lease and Development Agreement between Brazos River Harbor Navigation District of Brazoria County, Texas and FLNG dated as of December 12, 2002, (b) that certain Ground Lease and Slip Development Agreement between Brazos River Harbor Navigation District of Brazoria County, Texas and FLNG Land, Inc. dated as of January 19, 2004, and (c) that certain Ground Lease and Dock Development Agreement between Brazos River Harbor Navigation District of Brazoria County, Texas and FLNG Land, Inc. dated as of January 28, 2004.

1.60        “Freeport Facility Marine Operations Manual” shall have the meaning set forth in Section 9.2.

1.61        “Freeport Facility Pipeline” means the pipeline approximately nine (9) miles in length and at least thirty-six (36) inches in diameter, with a maximum allowable operating pressure of no less than 1440 psig, which pipeline is constructed and operated as a part of the Freeport Facility to (a) interconnect with one or more Downstream Pipelines at Stratton Ridge, Texas and (b) transport to the Delivery Point either Regasified LNG and/or Gas stored in one or more Gas Storage Facilities.

1.62        “Freeport Services Manual” shall have the meaning set forth in Section 3.5.

1.63        “***” means the internet based computer system used by FLNG to communicate with Customer and Other Customers regarding the scheduling of LNG terminalling services at the Freeport Facility.

1.64        “Gas” means any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane which is in a gaseous state.

1.65        “Gas Storage Facility” means an underground Gas storage facility near Stratton Ridge, Texas owned, operated, contracted or otherwise made available to FLNG or one or more of its Affiliates for the purposes of storing Gas solely for the account of Customer and Other Customers.

1.66        “Governmental Authority” means, in respect of any country, any national, regional, state, or local government, any subdivision, agency, commission or authority thereof (including any maritime authorities, port authority or any quasi-governmental agency) having jurisdiction over a Party, the Freeport Facility, a Gas Storage Facility, Customer’s Inventory, an LNG Vessel, a Transporter or a Downstream Pipeline, as the case may be, and acting within its legal authority.

1.67        “GPA” shall have the meaning set forth in Annex I.

1.68        “Gross Heating Value” means the quantity of heat expressed in BTUs produced by the complete combustion in air of one (1) cubic foot of anhydrous gas, at a temperature of 60.0 degrees Fahrenheit and at an absolute pressure of 14.696 pounds per square inch, with the air at the same temperature and pressure as the gas, after cooling the products of the combustion to the initial temperature of the gas and air, and after condensation of the water formed by combustion.

1.69        “GSF Amendments” shall have the meaning set forth in Section 3.6.

1.70        “Henry Hub Price” shall mean, with respect to any month, the final settlement price in dollars per MMBTU for the NYMEX Henry Hub Natural Gas futures contract for Gas to be delivered during such month, such final price to be based upon the last trading day for the contract for such month; provided, however that if the NYMEX Henry Hub Natural Gas futures contract settlement price ceases to be published for any reason, the Parties shall select a comparable index to be used in its place that maintains the intent and economic effect of the original index.

1.71        “Incremental Costs” shall have the meaning set forth in Section 4.1(b).

1.72        “International LNG Terminal Standards” means, to the extent not inconsistent with the express requirements of this Agreement, the international standards and practices applicable to the design, equipment, operation or maintenance of LNG receiving and regasification terminals, established by the following (such standards to apply in the following order of priority): (i) a Governmental Authority having jurisdiction over FLNG; (ii) the Society of International Gas Tanker and Terminal Operators (“SIGTTO”); and (iii) any other internationally recognized non-governmental agency or organization with whose standards and practices it is customary for Reasonable and Prudent Operators of LNG receiving and regasification terminals to comply.  In the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail.

1.73        “International LNG Vessel Standards” means, to the extent not inconsistent with the expressed requirements of this Agreement, the international standards and practices applicable to the ownership, design, equipment, operation or maintenance of LNG vessels established by the following (such standards to apply in the following order of priority): (i) a Governmental Authority; (ii) the International Maritime Organization; (iii) SIGTTO; and (iv) any other internationally recognized non-governmental agency or organization with whose standards and practices it is customary for Reasonable and Prudent Operators of LNG vessels to comply.  In the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail.

1.74        “Liabilities” means all liabilities, costs, claims, disputes, demands, suits, legal or administrative proceedings, judgments, damages, losses and expenses (including reasonable attorneys’ fees and other reasonable costs of litigation or defense), and any and all fines, penalties and assessments of, or responsibilities to, Governmental Authorities.

1.75        “Liquids” means liquid hydrocarbons capable of being extracted from LNG at the Freeport Facility, consisting predominately of ethane, propane, butane and longer-chain hydrocarbons.

1.76        “Loading Port” means the port at which a Cargo is loaded on board an LNG Vessel.

1.77        “LNG” means Gas in a liquid state.

1.78        “LNG Suppliers” means, in relation to performance of the obligations of FLNG and Customer under this Agreement, those Persons who agree in writing pursuant to an agreement to supply or sell LNG to Customer or a Temporary Customer for delivery to the Freeport Facility.

1.79        “LNG Supply Project” means a Person (other than Customer or an Affiliate of Customer) engaged in supplying LNG originating from ***, provided that Customer or its Affiliate directly or indirectly controls more than *** percent (***%) of the voting rights in such Person.

1.80        “LNG Vessel” means an ocean-going vessel suitable for transporting LNG that Customer, a Temporary Customer, or an LNG Supplier uses for transportation of LNG to the Freeport Facility.

1.81        “Major Customer” means Customer and any Other Customer whose terminal use agreement entitles such Other Customer to berth, unload and deliver at the Freeport Facility quantities of LNG greater than *** MMBTUs per Contract Year for a contractual term of at least *** (***) years.

1.82        “Major Customer Allocation Priority” shall have the meaning set forth in Section 17.7.

1.83        “***” shall have the meaning set forth in Section 3.3(b).

1.84        “Maximum LNG Reception Quantity” means 390,550,000 MMBTUs of LNG per Contract Year; provided, that:

(a)           during the Build-Up Period, the Maximum LNG Reception Quantity shall be *** MMBTUs, provided that for the first Contract Year, the Maximum LNG Reception Quantity shall be prorated based upon the ratio that the number of days during such Contract Year bears to three hundred sixty-five (365); and

(b)           for the last Contract Year, the Maximum LNG Reception Quantity shall be prorated based upon the ratio that the number of days during such Contract Year bears to three hundred sixty-five (365).

1.85        “***” shall have the meaning set forth in Section 3.3(c).

1.86        “MMBTU” means 1,000,000 BTUs.

1.87        “Monthly Component” means twelve (12); provided, however, that for the first and last Contract Year, Monthly Component shall mean the number of months in the respective Contract Year with the first and last months in such Contract Year being prorated based upon the number of days in such month.

1.88        “Nomination Notice”  shall have the meaning set forth in Section 5.2(c).

1.89        “Non-Major Customer” means any Other Customer other than a Major Customer.

1.90        “NOR Window” shall have the meaning set forth in Section 9.5(b)(ii).

1.91        “Notice of Readiness” or “NOR” shall have the meaning set forth in Section 9.5.

1.92        “Other Credit Agreement Amounts” means the amounts set forth in Exhibit B.

1.93        “Other Customers” means, from time to time, Persons (other than Customer and Temporary Customers) receiving LNG terminalling services from the Freeport Facility similar to the Services.

1.94        “Party” and “Parties” means FLNG and Customer, and their respective successors and assigns.

1.95        “Payment Period” shall have the meaning set forth in Section 4.1.

1.96        “Peaking Gas” shall have the meaning set forth in Section 3.1(b)(iii).

1.97        “Person” means any individual, corporation, partnership, trust, unincorporated organization or other legal entity, including any Governmental Authority.

1.98        “Pilot” means any Person engaged by Transporter to come on board an LNG Vessel to assist the Master in pilotage, mooring and unmooring of such LNG Vessel and to assist in coordinating the unloading of LNG at the Freeport Facility.

1.99        “Pipeline Standards” means, to the extent not inconsistent with the express requirements of this Agreement, the standards and practices applicable to the design, equipment, operation or maintenance of Gas pipelines, established by the following (such standards to apply in the following order of priority): (i) a Governmental Authority having jurisdiction over FLNG; and (ii) any nationally recognized non-governmental agency or organization with whose standards and practices it is customary for Reasonable and Prudent Operators of U.S. Gas pipelines to comply.  In the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail.

1.100      “Plateau Inception Date” means October 1, 2009.

1.101      “Port Charges” means all third-party charges of whatsoever nature (including rates, tolls, and dues of every description) in respect of an LNG Vessel entering or leaving the Freeport Facility, including charges imposed by fire boats, tugs and escort vessels, the U.S. Coast Guard, a Pilot, and any other Person assisting an LNG Vessel to enter or leave the Freeport Facility.  For purposes of this Agreement, the term “Port Charges” shall include, to the extent applicable to LNG Vessels, Port Use Fees (excluding rent) and Thru-put Fees (as such terms are defined under the Freeport Facility Leases) but shall exclude all other fees under the Freeport Facility Leases.

1.102      “psig” means pounds per square inch gauge.

1.103      “Reasonable and Prudent Operator” means a Person seeking in good faith to perform its contractual obligations, and in so doing, and in the general conduct of its undertaking, exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator engaged in the same type of undertaking under the same or similar circumstances and conditions.

1.104      “Receipt Point” means the point at the Freeport Facility at which the flange coupling of the Freeport Facility’s receiving line joins the flange coupling of the LNG unloading manifold on board an LNG Vessel.

1.105      “Regasified LNG” means Gas derived from the conversion of LNG (received by FLNG at the Receipt Point) from its liquid state to a gaseous state.

1.106      “Release Notice” shall have the meaning set forth in Section 6.2(b)(i)c.

1.107      “Reservation Fee” shall have the meaning set forth in Section 4.1(a).

1.108      “Retainage” shall have the meaning set forth in Section 4.2.

1.109      “Scheduled Unloading Window” means, for any applicable Contract Year, an Unloading Window allocated either to Customer or any Other Customer pursuant to Article 5.

1.110      “Scheduling Period” means a Contract Year plus the three (3) month period immediately following such Contract Year.

1.111      “Scheduling Representative” means the individual appointed by Customer in accordance with Section 5.4.

1.112      “Services” shall have the meaning set forth in Section 2.1, as expanded from time to time in accordance with Section 2.2.

1.113      “Services Quantity” shall have the meaning set forth in Section 3.1(b).

1.114      “Services Unavailability” shall have the meaning set forth in Section 4.3.

1.115      “Shared Facilities Expansion” shall have the meaning set forth in Section 3.7(a).

1.116      “Sole Opinion” means an opinion, judgment or discretion of a Party that is not intended to be capable of being challenged in any legal or arbitral proceeding whatsoever.

1.117      “Standard Cubic Foot” means the quantity of Gas, free of water vapor, occupying a volume of one (1) Actual Cubic Foot at a temperature of 60.0 degrees Fahrenheit and at an absolute pressure of 14.696 pounds per square inch.  For purposes of this Section 1.117, “Actual Cubic Foot” means a volume equal to the volume of a cube whose edge is one (1) foot.

1.118      “Storage” means the retention by FLNG of Customer’s Inventory for a period of time in tanks or other facilities at the Freeport Facility (including the Freeport Facility Pipeline) or in a Gas Storage Facility.

1.119      “Storage Standards” means, to the extent not inconsistent with the express requirements of this Agreement, the standards and practices applicable to the design, equipment, operation or maintenance of Gas storage facilities, established by the following (such standards to apply in the following order of priority): (i) a Governmental Authority having jurisdiction over FLNG; and (ii) any nationally recognized non-governmental agency or organization with whose standards and practices it is customary for Reasonable and Prudent Operators of Gas storage facilities to comply.  In the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail.

1.120      “Taxes” means all customs, taxes, royalties, excises, fees, duties, levies, sales and use taxes and value added taxes, charges and all other assessments, which may now or hereafter be enacted, levied or imposed, directly or indirectly, by a Governmental Authority, except Port Charges.

1.121      “Temporary Customer” shall have the meaning set forth in Section 6.2(a).

1.122      “Temporary Release” shall have the meaning set forth in Section 6.2(a).

1.123      “Temporary Release Inventory” means, at any given time, the quantity in MMBTUs that represents (a) the LNG received at the Receipt Point for Temporary Customer’s account; and (b) Gas, whether or not such Gas is Regasified LNG or Gas derived or produced from sources other than Regasified LNG, held for Temporary Customer’s account.

1.124      “Term” shall have the meaning set forth in Section 7.1.

1.125      “Transporter” means any Person who owns or operates an LNG Vessel.

1.126      “Unloading Window” means a forty-eight (48) hour window starting at 6:00 a.m., Central Time on a specified day and ending forty-eight (48) consecutive hours thereafter during which FLNG would make available berthing and LNG unloading services at the Freeport Facility to either Customer or one of the Other Customers.

ARTICLE 2
SERVICES AND SCOPE

2.1          Services to be Provided by FLNG

During the Term, FLNG shall, acting as a Reasonable and Prudent Operator, make available the following services to Customer (such available services being herein referred to as the “Services”) in the manner set forth in Article 3:

(a)           the berthing of LNG Vessels at the Freeport Facility;

(b)           the unloading and receipt of LNG from LNG Vessels at the Receipt Point;

(c)           the regasifying of LNG held in Storage;

(d)           Storage of Customer’s Inventory;

(e)           the transportation and delivery of Gas in the Freeport Facility Pipeline to the Delivery Point (it being acknowledged that FLNG may, at its option, cause Gas to be redelivered to Customer from sources other than Regasified LNG); and

(f)            other activities directly related to performance by FLNG of the foregoing.

2.2          Additional Services

From time to time, the representatives of FLNG and Customer may supplement this Agreement in accordance with Section 26.1 to provide that FLNG will also make available services to Customer in addition to the Services set forth in Section 2.1 (including bunkering services).

2.3          Activities Outside Scope of this Agreement

For greater certainty, the Parties confirm that the following activities, inter alia, are not Services provided by FLNG to Customer and, therefore, such activities are outside of the scope of this Agreement:

(a)           harbor, mooring and escort services, including those relating to tugs, service boats, fire boats, and other escort vessels;

(b)           the construction, operation, ownership, maintenance, repair and removal of facilities downstream of the Delivery Point;

(c)           the transportation of Gas beyond the Delivery Point;

(d)           the marketing of Gas and all activities related thereto (except as expressly provided in Section 3.4); and

(e)           the removal, marketing and transportation of Liquids and all activities related thereto.  For the avoidance of doubt, FLNG reserves the right to separate and/or extract Liquids from LNG upstream of the Delivery Point, provided that such separation does not result in Gas failing to meet the quality specifications at the Delivery Point required under Section 11.3.

ARTICLE 3
SALE AND PURCHASE OF SERVICES

3.1          Services Quantity

(a)           Purchase and Sale of Services.  During each Contract Year, FLNG shall make available to Customer, and Customer shall purchase and pay (in respect of the Payment Period) an amount equal to the Fee for, the Services Quantity.

(b)           Services Quantity.  The quantity of Services FLNG shall make available to Customer (the “Services Quantity”) during a Contract Year, and for which Customer shall purchase and pay for  (in respect of the Payment Period)  pursuant to Section 3.1(a), shall consist of the following:

(i)            Unloading of LNG.  FLNG shall make the Freeport Facility available during Unloading Windows to allow berthing, unloading and receipt of Customer’s LNG in a quantity up to the Maximum LNG Reception Quantity;

(ii)           Storage of Customers’ Inventory.  FLNG shall cause Customer’s Inventory, net of Retainage, to be held temporarily in Storage until redelivered in accordance with Section 3.1(b)(iii) below; and

(iii)          Redelivery of Gas at Delivery Point.  Subject to the provisions of this Agreement, including Sections 3.3(a), 3.3(b) and 3.3(c), FLNG shall, on a daily basis, make Gas from Customer’s Inventory available to Customer at the Delivery Point at the rate nominated by Customer pursuant to Section 5.2(c), which nominated rate shall be no less than the *** and no more than the ***; provided, however, that FLNG shall:

a.             on a daily basis, make Gas in excess of the *** (“Peaking Gas”) available from the Freeport Facility to Customer at the Delivery Point in the quantities determined pursuant to Sections 5.2(a) and 5.2(b)(v), but subject to the allocation under Section 3.3(d); and

b.             in the event FLNG elects to provide Gas Storage Facilities and the GSF Amendments have been entered into, offer Peaking Gas to Customer and Other Customers according to Sections 3.3(d) and 5.2.

(c)           Expiration of Services Quantity.  Subject to Section 10.7, if Customer does not use any portion of the Services Quantity made available to Customer pursuant to the terms of this Agreement, including any portion of the Services Quantity not used in connection with a Temporary Release, Customer’s right to such unused portion of the Services Quantity shall expire.

(d)           Excess Reception.  Notwithstanding the provisions of Section 3.1(b)(i), in relation to any Contract Year, FLNG may, in its Sole Opinion, allow berthing, unloading and receipt of Customer’s LNG in quantities in excess of the Maximum LNG Reception Quantity.  Any such reception by FLNG of quantities in excess of the Maximum LNG Reception Quantity shall be subject to the Parties’ prior agreement upon a temporary increase in the *** for a specified period of time in order to allow Customer to receive redelivery of such excess quantities within a reasonable time.  The berthing, unloading and receipt of such quantities in excess of the Maximum LNG Reception Quantity shall not be construed to alter or release the obligations of the Parties under this Agreement, except that Customer shall pay the Excess Reception Fee for such excess quantities and except as otherwise provided in the preceding sentence.

3.2          Customer’s Use of Services Quantity

Customer shall be entitled to use the Services Quantity in whole or in part by itself, or may contract with one or more third parties for a Temporary Release of such Services Quantity pursuant to the terms and conditions of Section 6.2.

3.3          Gas Redelivery

(a)           No Pre-Delivery Right.  On any given day during a Contract Year, Customer shall not be entitled to receive quantities of Gas in excess of Customer’s Inventory.

(b)           ***.  For purposes of this Agreement, the term “***” means (i) the *** divided by (ii) ***; provided that the *** may increase as a result of the Large LNG Vessel Gas Redelivery Adjustment pursuant to Section 3.3(c).

(c)           ***. For purposes of this Agreement, the term “***” means, for any day in which Customer is nominating pursuant to Section 5.2(c) (a “Nomination Day”), the lesser of:

(i)            (a) the sum of (x) *** and (y) *** divided by (b) the lesser of thirty (30) or the number of days from and including the Nomination Day until the last day of Customer’s next Scheduled Unloading Window; or

(ii)           the “Alternate Minimum Gas Redelivery Rate” as notified pursuant to Section 5.2(a), such amount being:

a.             the sum of: (x) ***; (y) ***; and (z) the aggregate of the following, calculated for each Cargo expected to arrive in such month at the Freeport Facility for Customer’s account after the day in the relevant month that precedes the last day of such month by eight (8) days: (A) the quantity in MMBTUs of ***, divided by (B) *** and multiplied by (C) the number of ***, from and including the last day of the applicable Scheduled Unloading Window to and including the***; divided by

b.             ***;

provided, however, if the Expected Receipt Quantity for a particular Cargo scheduled to be delivered to the Freeport Facility in the following month exceeds *** MMBTUs, then FLNG shall have the right, in its notice under Section 5.2(a), to require *** to allow Other Customers to unload at the Freeport Facility their respective maximum LNG reception quantity on a *** over the Contract Year

(such higher minimum rate being the “Large LNG Vessel Gas Redelivery Adjustment”), and further provided that if the application of the Large LNG Vessel Adjustment results in the *** exceeding the *** for a particular day, the *** shall automatically increase by the amount of such excess.

(d)           Peaking Gas.  FLNG shall give due consideration to the notices provided to it by Customer and Other Customers electing to nominate quantities of Peaking Gas (the “Nominees”) pursuant to Sections 5.2(c) and 5.2(d) and shall allocate such Peaking Gas among the Nominees as follows:

(i)            First, to each Nominee in an amount not to exceed the lesser of (a) the quantity of Peaking Gas nominated by such Nominee, and (b) the product of (x) the quantity of ***, and (y) a fraction, the numerator of which is such Nominee’s ***, and the denominator of which is the aggregate *** of all Nominees;

(ii)           Second, if any excess quantity of Peaking Gas remains available, then to each Nominee with unfulfilled nominations for such Peaking Gas in an amount not to exceed the lesser of (a) the quantity of Peaking Gas nominated by such Nominee and not received under the prior allocation, and (b) the product of (x) the excess quantity of ***, and (y) a fraction, the numerator of which is the Nominee’s ***, and the denominator of which is the aggregate *** of all Nominees with unfulfilled nominations for such ***; and

(iii)          Third, if any excess quantity of Peaking Gas remains available, then by repeating the allocation in Section 3.3(d)(ii) until the entire quantity of Peaking Gas made available by FLNG has been allocated or all nominations for such Peaking Gas have been filled.

3.4          Failure to Take Delivery of Gas at Delivery Point

If on any day Customer fails materially to take redelivery of any Gas at the Delivery Point at the rate nominated by Customer pursuant to Article 5 and such failure is for reasons other than a Force Majeure or reasons attributable to FLNG, then FLNG may, at its option, take title to same free and clear of any Claims, and sell or otherwise dispose of such Customer’s Inventory using good faith efforts to obtain the best available prices and to minimize costs.  FLNG shall credit to Customer’s account the net proceeds from the sale or other disposition of Customer’s Inventory to which it takes title hereunder, minus actual and reasonable transportation costs, third party charges, and an administrative fee of $0.05 per MMBTU; provided, however, that if the amount of the credit exceeds the amount due to FLNG under the next monthly statement, then FLNG agrees to pay any such excess amount to Customer within five (5) Business Days after delivery of such monthly statement.

3.5          Freeport Services Manual

Acting as a Reasonable and Prudent Operator, FLNG shall develop and maintain a single services manual applicable to Customer and all Other Customers which contains detailed implementation procedures necessary for performance of this Agreement and agreements with Other Customers with regard to the matters set forth in Exhibit A attached hereto

(but excluding the matters governed by the Freeport Facility Marine Operations Manual).  In developing such a manual, FLNG shall provide Customer with a preliminary draft of the same (the “Preliminary Services Manual”).  If Customer desires to consult with FLNG regarding the contents of the Preliminary Services Manual, Customer shall, no later than fifteen (15) days from delivery of said manual by FLNG, request to meet with FLNG by providing notice thereof to FLNG, and FLNG shall, no later than thirty (30) days after receipt of such notice, meet with Customer to discuss said manual.  If (a) Customer does not submit the foregoing notice to FLNG on a timely basis or (b) Customer and FLNG meet pursuant to such a notice and are able during such meeting to agree upon revisions to the draft, then such draft, as so revised (and as amended from time to time), shall constitute the “Freeport Services Manual”.  If Customer and FLNG meet pursuant to the foregoing notice and are unable during such meeting to agree upon revisions to the Preliminary Services Manual, then FLNG shall determine, while using its reasonable efforts to accommodate Customer’s views, the Freeport Services Manual.  In the event FLNG intends to amend the Freeport Services Manual, then FLNG shall follow the procedure set forth above in relation to the Preliminary Services Manual.  FLNG shall deliver to Customer and all Other Customers a copy of the Freeport Services Manual and any amendments thereto promptly after they have been finalized or amended, as the case may be.  The Parties shall comply with the Freeport Services Manual in all material respects.  FLNG will undertake to develop a Freeport Services Manual that is consistent with this Agreement; however, in the event of a conflict between the terms of this Agreement and the Freeport Services Manual, the terms of this Agreement shall control.

3.6          Services Relating to Gas Storage Facilities

In the event FLNG elects to provide one or more Gas Storage Facilities, the Parties shall negotiate in good faith to amend this Agreement to:

(a)           add flexibility for Customer and Other Customers to the scheduling and operational provisions of this Agreement commensurate with the capabilities of the Gas Storage Facilities, including deleting the Large LNG Vessel Gas Redelivery Adjustment and amending Section 5.2(d); and

(b)           ***.

The foregoing amendments are herein referred to as the “GSF Amendments”.  For the avoidance of doubt, Actual FOC and Budgeted FOC shall not include fixed operating costs of, and maintenance capital on, the Gas Storage Facilities unless and until the Parties specifically agree the GSF Amendments.

3.7          Interpretation of Agreement upon Shared Facilities Expansion

(a)           Shared Facilities Expansion.  Subject to the expansion meeting the requirements of Section 8.2, FLNG may cause an expansion of the Freeport Facility to be owned by the following (each an “Expansion Company”): (x) an Affiliate of FLNG; or (y) Freeport LNG Expansion, L.P., a limited partnership intended to be organized and existing under the laws of the State of Delaware (any such expansion being a “Shared Facilities Expansion”).  Under any Shared Facilities Expansion:

(i)            the Expansion Company shall provide LNG terminalling services at the Freeport Facility pursuant to terminal use agreements entered into between the Expansion Company and Customer and/or Other Customers (each an “Expansion Company TUA”); and

(ii)           operations of shared facilities within the Freeport Facility shall be coordinated pursuant to agreements between and among FLNG, the Expansion Companies and the secured lenders of FLNG and the Expansion Companies.

(b)           Interpretation.  In the event of a Shared Facilities Expansion, the Parties confirm their intention that the Parties’ rights and obligations hereunder shall nonetheless be construed as if:

(i)            all references to “FLNG” (including in Sections 1.1, 1.15, 1.58, 4.4, 4.5, 8.1 and 8.2 but excluding this Section 3.7) include both FLNG and the Expansion Companies; and

(ii)           all references to “Freeport Facility” (including in Section 1.93) include the Shared Facility Expansions.

(c)           Effects.  Notwithstanding the interpretation of this Agreement set forth in (b) above, (i) the Expansion Companies shall not be construed as being parties to this Agreement and (ii) without limiting the foregoing or Section 26.5, nothing in this Agreement shall be construed to create (A) on behalf of the Parties, any duty to, or standard of care with reference to, or any obligation or liability to, any Expansion Company; or (B) on behalf of the Expansion Companies, any duty to, or standard of care with reference to, or any obligation or liability to, the Parties.  Customer’s sole recourse and remedy under this Agreement for a breach hereof or a default hereunder shall be solely against FLNG and its assets. To the extent this Agreement requires FLNG to take or refrain from taking any action, FLNG is responsible for causing the Expansion Companies to take or refrain from taking such action.

(d)           Limits.  For the avoidance of doubt, this Section 3.7 shall not apply to the addition of Gas Storage Facilities, which addition shall be governed by Section 3.6.

ARTICLE 4
COMPENSATION FOR SERVICES

4.1          Fee

Customer shall, as full compensation for the performance by FLNG of its obligations under this Agreement (including the provision of Peaking Gas), bear the Retainage and pay to FLNG the sum of the following components (such sum collectively referred to as the “Fee”) in respect of the period from the later of the Commercial Start Date or the Conversion Date until the end of the Term (the “Payment Period”):

(a)           Reservation Fee.

(i)            A monthly reservation fee (the “Reservation Fee”) consisting of the following:

a.             ***;

b.             A monthly amount (the “FLNG Component”), calculated as the product of:

(x)            the Maximum LNG Reception Quantity divided by the Monthly Component; multiplied by

(y)           $0.05;

c.             A monthly installment in relation to certain fixed operating costs of FLNG (the “FOC Installment”) that is subject to adjustment in accordance with a yearly reconciliation (the “FOC Reconciliation”), wherein the FOC Installment and the FOC Reconciliation are calculated as follows:

(x)            The FOC Installment shall equal the FOC Ratio multiplied by the Budgeted FOC for the following month; and

(y)           The FOC Reconciliation shall equal the positive or negative difference between (i) the FOC Ratio multiplied by the Actual FOC attributable to the prior year and (ii) the sum of all FOC Installments attributable to and paid for the prior year;

d.             A monthly installment (the “Crest Installment”) that is subject to adjustment in accordance with a yearly reconciliation (the “Crest Reconciliation”), wherein the Crest Installment and the Crest Reconciliation are calculated as follows:

(x)            The Crest Installment shall equal the C Ratio multiplied by the Crest Payment; and

(y)           The Crest Reconciliation shall equal the positive or negative difference between (i) the actual amount paid by FLT to Crest Investment Company under the Crest Contract and attributable to the prior year multiplied by the C Ratio and (ii) the sum of all Crest Installments attributable and paid for the prior year; and

e.             A monthly payment equal to all Awards (other than any New Taxes or New Regulatory Costs borne by FLNG) incurred in the prior month (the “Awards Installment”), but excluding Awards under LNG terminalling services agreements with Other Customers;

(ii)           The *** shall be payable monthly currently.  The FLNG Component, the FOC Installment and the Crest Installment shall be payable monthly in advance.  The Awards Installment shall be payable monthly in arrears.  The FOC Reconciliation and the Crest Reconciliation shall be payable annually in arrears in March of each year;

(b)           Incremental Costs.  The following incremental costs (the “Incremental Costs”) payable in arrears:

(i)            the actual electric power cost associated with the Services provided hereunder to Customer, calculated as an amount equal to (x) all electric power costs incurred at the Freeport Facility and, provided the GSF Amendments have been entered into, the Gas Storage Facilities (excluding costs associated with providing Peaking Gas from Gas Storage Facilities under Section 3.1(b)(iii), which shall be compensated according to the GSF Amendments) during the applicable period multiplied by (y) a fraction, the numerator of which is Customer’s LNG received at the Freeport Facility during such period and the denominator of which is the quantity of LNG received at the Freeport Facility during such period for the account of Customer and all Other Customers (provided, however, that FLNG shall use reasonable efforts to minimize all such electric power costs, and obtain the best commercial rates for electric services available at the location of the Freeport Facility given the intended use of the Freeport Facility and its twenty-four (24) hour operation);

(ii)           the actual amount of all reasonable incremental direct costs, if any, incurred by FLNG for berthing an LNG Vessel after sunset at the Freeport Facility;

(iii)          the actual amount of all reasonable incremental direct costs, if any, incurred by FLNG when an LNG Vessel arrives more than three (3) hours after the ETA set forth in the Final Notice delivered pursuant to Section 9.4(c)(iv), provided that if such a delay is directly caused by a Governmental Authority or Force Majeure or Adverse Weather Conditions, then fifty percent (50%) of such reasonable incremental direct costs; and

(iv)          excess berth fees, if any, under Section 9.9(b)(iii); and

(c)           Excess Reception Fee.  An excess reception fee (the “Excess Reception Fee”) if, in any Contract Year, FLNG receives quantities of LNG for Customer’s account in excess of the Maximum LNG Reception Quantity, payable in arrears upon Customer exceeding the Maximum LNG Reception Quantity.  The Excess Reception Fee shall equal (i) the amount by which Customer’s LNG received in the Contract Year exceeds the Maximum LNG Reception Quantity for such Contract Year (ii) multiplied by $*** per MMBTU.

4.2          Retainage

For purposes of this Agreement, the term “Retainage” means the aggregate of (a) the actual amount of all LNG used as fuel for the Freeport Facility multiplied by a fraction, the numerator of which is Customer Actual Capacity and the denominator of which is Aggregate Actual Capacity, and (b) Customer’s allocable portion of all other unavoidable actual losses in Gas and LNG inventory in the ordinary course of business at the Freeport Facility in connection with performance of the Services, such allocable portion to be based on the ratio that the Customer Actual Capacity for a Contract Year bears to the Aggregate Actual Capacity for such Contract Year.

4.3          Services Unavailability

If some or all of the Services are unavailable to Customer on any day (or portion of a day) during the Term as a result of (a) an unexcused failure of FLNG, (b) Force Majeure, or (c) an unscheduled curtailment or temporary discontinuation of Services pursuant to Section 18.2 (collectively a “Services Unavailability”), the Parties agree that the Reservation Fee shall ***.  For the avoidance of doubt, the foregoing is without prejudice to the fact that Customer shall not be obligated to pay the Reservation Fee other than in respect of the Payment Period.

4.4          New Regulatory Costs or Taxes

If, subsequent to the Effective Date:

(a)           FERC or any other Governmental Authority as a result of change in law or regulation requires FLNG to incur any material cost not originally foreseen at the time of this Agreement (“New Regulatory Costs”); or

(b)           any Governmental Authority imposes any new material Taxes on the Services or increases materially the rate of existing Taxes on the Services (“New Taxes”) other than Taxes on the capital revenue or income derived by FLNG;

then the Parties shall meet with a view to agreeing on amendments to this Agreement with respect to the equitable allocation of such New Regulatory Costs and/or New Taxes by and among the Parties and Other Customers.  If the Parties fail to reach agreement within ninety (90) days of the commencement of such negotiations, either Party shall have the right within thirty (30) days thereafter to request arbitration pursuant to Article 22 to allocate the effect of New Regulatory Costs or New Taxes between the Parties and Other Customers.  The arbitrators shall determine a method by which the effects thereof may be equitably allocated among the Parties and the Other Customers.  The arbitrators shall be authorized to modify this Agreement in accordance with their resolution of such allocation.  The terms “equitable allocation” or “equitably allocated” under this Section 4.4 shall take into account the timing of when FLNG incurs New Regulatory Costs and/or New Taxes, the portions of LNG terminalling services contracted by Customer and by Other Customers with FLNG, the remaining duration of the Term and of the term of the terminal use agreement with each Other Customer, and the useful life of any capital items installed or upgraded as a result of the event that gave rise to the New Regulatory Cost or New Tax.

4.5          Services Provided to Other Customers

(a)           Identity of Other Customers.  FLNG shall from time to time inform Customer of the identity of all Other Customers who have signed with FLNG terminal use agreements having a term of at least *** years.

(b)           No Representation or Warranty.  Customer acknowledges that (a) the compensation paid by Customer from time to time for Services may be less than, or more than, the price paid by Other Customers for the same or similar LNG terminalling services, and (b) FLNG makes no representations or warranties to Customer in this regard.

(c)           Terminal Use Agreements with Other Customers.  In its negotiation of terminal use agreements with Other Customers, FLNG shall use best efforts to include shipping, scheduling and operational provisions that are consistent in all material respects with the provisions in Article 5, Article 8, Article 9, Article 10, Article 11 and Article 17 herein.

4.6          Relief from Certain Payments for Annual Shortfall

(a)           Relief from Payment for Annual Shortfall.  If Customer’s LNG for a Contract Year is less than the Maximum LNG Reception Quantity for such Contract Year, the amounts paid by Customer under Section 4.1(a)(i)b shall be adjusted (pursuant to the provisions of Sections 4.6(b) and 4.6(c)) to relieve Customer from paying $0.05 on any Annual Shortfall.  For purposes of this Section 4.6, an “Annual Shortfall” shall mean the positive quantity in MMBTUs resulting after applying the following formula:

Annual Shortfall	=	Maximum LNG Reception Amount for Contract Year – Available LNG for the Contract Year

(b)           Monthly Reduction of FLNG Component. Notwithstanding Section 4.6(a) but subject to Section 4.6(c), Customer shall be entitled to a reduction in the FLNG Component for any month if Customer delivers a certificate signed by an authorized representative of Customer confirming that a Monthly Shortfall occurred in the immediately prior month (the “QS Month”).  For purposes of this Section 4.6(b), a “Monthly Shortfall” shall mean the positive quantity in MMBTUs resulting after applying the following formula:

Monthly Shortfall	=	(Maximum LNG Reception Amount for Contract Year / Monthly Component) – Available LNG for the QS Month

Upon timely receipt of the aforementioned certificate, the FLNG Component for the QS Month shall be reduced by the Monthly Shortfall multiplied by $0.05.  Such reduction in the FLNG Component shall be reflected as a credit to Customer in the monthly statement issued under Section 12.1 as follows: (i) if such certificate is received on or before the fifth (5th) day of the month immediately following the QS Month, the credit to Customer for such difference shall be reflected in the next monthly statement issued by FLNG; or (ii) if such certificate is received after the fifth (5th) day of the month immediately following the QS Month, the credit to Customer for such difference shall be reflected in the monthly statement issued by FLNG in the month following the month in which the certificate was received, provided that such certificate was received at least thirty (30) days prior to the end of the Contract Year.

(c)           Annual Reconciliation.  If one or more reductions in the FLNG Component occurred during the Contract Year under Section 4.6(b), then within sixty (60) days after the end of the Contract Year, Customer shall deliver to FLNG a detailed statement, confirmed by an independent auditing firm appointed by Customer, of the amount of the Annual Shortfall.  In the event Customer is unable within a reasonable time to cause an independent auditing firm to issue such a confirmation for a commercially reasonable price, then Customer shall not be required to obtain such confirmation but shall make sufficient information available to FLNG to enable FLNG to determine the accuracy of such detailed statement.  The sum of all FLNG Components for such prior Contract Year shall be adjusted via a reconciliation (the “Annual Shortfall Reconciliation”), which shall equal the positive or negative difference between (i) the sum of all FLNG Components for such Contract Year (as adjusted pursuant to Section 4.6(b)) and (ii) the sum of all FLNG Components for such Contract Year which should have been payable as a result of the Annual Shortfall confirmed by the independent auditing firm.  The Annual Shortfall Reconciliation shall be reflected as a charge or credit, as the case may be, to Customer in the monthly statement issued by FLNG under Section 12.1.

(d)           Available LNG.  For purposes of this Section 4.6, “Available LNG” means ***.  For the purposes of this Section 4.6, quantities of LNG attributable to a Temporary Release or to an assignment of a portion of the Services Quantity under Section 19.2 shall be deemed to be Available LNG.  Notwithstanding this                Section 4.6(d), Available LNG shall be deemed to equal the Maximum LNG Reception Amount for each Contract Year during the Build-Up Period.  For the avoidance of doubt, the above determination of Available LNG shall at all times include Customer’s LNG.

ARTICLE 5
SCHEDULING

5.1          Customer LNG Receipt Schedule

(a)           FLNG Deliverables.  Not later than one hundred twenty (120) days prior to the beginning of each Scheduling Period, FLNG shall provide to the Scheduling Representative a non-binding written assessment of the dates of any planned maintenance to or modifications of the Freeport Facility for such Scheduling Period and the expected impact of such activities on the availability of Services.  FLNG shall limit the number of days of any planned maintenance to or modifications of the Freeport Facility and shall meet the requirements of Article 18.

(b)           Notice from Scheduling Representative.  Not later than one hundred five (105) days prior to the beginning of each Scheduling Period, the Scheduling Representative shall notify FLNG of the following:

(i)            a programming schedule for the unloading of (x) up to the Maximum LNG Reception Quantity over the course of the next Contract Year as well as (y) up to *** percent (***%) of the Maximum LNG Reception Quantity for the next succeeding Contract Year (such percentage to be adjusted to reflect any partial Contract Year) over the course of the last three months of the Scheduling Period, which schedule shall specify, for each Unloading Window, the proposed arrival date (the “Arrival Date”) of the applicable LNG Vessel and which Arrival Date must (x) result in a delivery pattern whereby deliveries in any given month do not materially exceed the *** divided by the Monthly Component, (y) result in deliveries in any given month ***, and (z) take into consideration the planned maintenance and modification dates furnished to Customer by FLNG as set forth in Section 5.1(a); and

(ii)           for each Arrival Date proposed pursuant to Section 5.1(b)(i), the name of the LNG Vessel expected to deliver LNG to the Freeport Facility (if the identity of the LNG Vessel is known to Customer at such time), the Expected Receipt Quantity, and the anticipated quality (expressed in terms of Gross Heating Value) of the LNG to be delivered at the Receipt Point during the Scheduling Period.

(c)           Notices from Other Customers.  Customer acknowledges that Other Customers will submit similar notices to FLNG regarding the matters provided for in Section 5.1(b).

(d)           Preliminary Receipt Schedule.  *** shall take into consideration the notices that it receives from the Scheduling Representative and the Other Customers and, not later than ninety (90) days prior to the beginning of each Scheduling Period, *** shall issue to *** via the *** (or via an alternative *** if the *** is unavailable) a preliminary receipt schedule for such Scheduling Period (the “*** Preliminary Receipt Schedule”).  In issuing a *** Preliminary Receipt Schedule for a particular Scheduling Period, *** shall not alter, absent *** request, any Scheduled Unloading Window allocated to *** for the last *** months of the Customer LNG Receipt Schedule for the prior Scheduling Period.  Customer may propose to FLNG to change any such Scheduled Unloading Window, and FLNG agrees to give due consideration to, and use reasonable efforts to accommodate, such change.  The *** Preliminary Receipt Schedule shall set forth (i) the *** and (ii) *** for purposes of changes pursuant to Section 5.1(i).

(e)           Other *** Preliminary Receipt Schedules and Mutual Cooperation.  *** acknowledges that *** will issue to *** via the *** a preliminary receipt schedule similar to the *** Preliminary Receipt Schedule described in Section 5.1(d), but customized for each such *** (“*** Preliminary Receipt Schedules”).  *** also acknowledges that conflicts will occur in the preparation of the Preliminary Receipt Schedule and *** Preliminary Receipt Schedules because of the joint use of the Freeport Facility among Customer and Other Customers.  Accordingly, the Parties agree to cooperate with each other to resolve any such conflict.

(f)            Consultation; Customer LNG Receipt Schedule.  If the Scheduling Representative desires to consult with *** regarding the contents of the *** Preliminary Receipt Schedule, the Scheduling Representative shall, no later than fifteen (15) days from the issuance of the *** Preliminary Receipt Schedule, request to meet with *** by providing notice thereof (the “Consultation Notice”) to ***, and ***

shall, no later than fifteen (15) days after receipt of the Consultation Notice, meet with the Scheduling Representative to discuss the *** Preliminary Receipt Schedule.  If (i) the Scheduling Representative does not submit a Consultation Notice to *** on a timely basis or (ii) the Scheduling Representative and *** meet pursuant to a Consultation Notice and are able during such meeting to agree upon revisions to the *** Preliminary Receipt Schedule, then such *** Preliminary Receipt Schedule, as so revised (and as updated from time to time for such Scheduling Period by *** via the ***, such updates to be made in accordance with this Agreement and the Freeport Services Manual) shall constitute the “Customer LNG Receipt Schedule”.  If the Scheduling Representative and *** meet pursuant to a Consultation Notice and are unable during such meeting to agree upon revisions to the *** Preliminary Receipt Schedule, then *** shall determine, while using its reasonable efforts to accommodate Customer’s views, the Customer LNG Receipt Schedule with the understanding that, for purposes of such determination, no Major Customer shall be given any preference in scheduling over any other Major Customer but Major Customers shall be given preferential consideration in scheduling over Non-Major Customers.  FLNG shall issue via the *** (or via an alternative *** if the *** is unavailable) the Customer LNG Receipt Schedule no later than sixty (60) days prior to the first day of the Scheduling Period.  The Customer LNG Receipt Schedule shall set forth (i) *** and (ii) ***.

(g)           Other Customer LNG Receipt Schedules. Customer acknowledges that FLNG shall issue to each Other Customer a final receipt schedule similar to the Customer LNG Receipt Schedule described in Section 5.1(f) but customized for each such Other Customer (such schedules referred to as “Other Customer LNG Receipt Schedules”).

(h)           Adjustment to Scheduling Periods.  Upon written request by the Customer, FLNG shall use reasonable efforts to modify the time periods expressly set forth in Sections 5.1(a), 5.1(b), 5.1(d), and 5.1(f) to allow Customer to interface these periods with corresponding time periods for scheduling agreed upon by Customer and its LNG Suppliers.  For purposes of this Section 5.1(h), FLNG shall be deemed to have used reasonable efforts if FLNG rejects Customer’s request because it determines, acting as a Reasonable and Prudent Operator, that any such modification would infringe on the rights of Other Customers.

(i)            Customer Changes to Customer LNG Receipt Schedule.  The Parties agree as follows:

(i)            Subject to the terms of this Section 5.1(i), at any time following the issuance of the Customer LNG Receipt Schedule, the Scheduling Representative may submit to FLNG a written request to change a Scheduled Unloading Window to an Unloading Window that is not presently allocated to Customer or Other Customers and which FLNG is making available to Customer and Other Customers under the Customer LNG Receipt Schedule (such request to change, a “Customer Open Window Request”).  Customer understands that (x) Other Customers shall also have the right to submit to FLNG similar scheduling requests

(each an “Other Customer Open Window Request”), (y) *** and (z) *** as soon as possible but not later than 5:00 p.m., Central Time of the Business Day following the date of receipt by FLNG of the applicable Open Window Request.  Upon accepting an Open Window Request, FLNG shall notify Customer and Other Customers thereof via the *** (or via an alternative electronic means of transmitting written communications if the *** is unavailable).  Notwithstanding anything herein to the contrary, Customer shall use its reasonable efforts to keep to a minimum the number of Customer Open Window Requests it submits to FLNG.

(ii)           Subject to the terms of this Section 5.1(i), at any time following the issuance of the Customer LNG Receipt Schedule, the Scheduling Representative may submit to FLNG a written request to change a Scheduled Unloading Window to a forty-eight (48) hour period that is unavailable to Customer under the Customer LNG Receipt Schedule (such change, a “Change Request”).  Customer acknowledges that any Change Request will *** and ***.  Accordingly, FLNG shall *** any Change Request and shall notify Customer thereof via the *** (or via an alternative electronic means of transmitting written communications if the *** is unavailable) within three (3) Business Days of its receipt of a Change Request.  Notwithstanding anything herein to the contrary, Customer shall use *** to keep to a minimum the number of Change Requests it submits to FLNG, and FLNG shall use its reasonable efforts to accommodate Customer’s Change Requests.

(j)            Other Modifications Due to Services Unavailability.  If, for any Scheduled Unloading Window, Customer is unable, due to a Services Unavailability, to berth and unload an LNG Vessel, each affected Scheduled Unloading Window allocated to Customer during such period shall be ***, to the extent affected.  In the event a Scheduled Unloading Window is so ***, such *** shall be without prejudice to Customer’s rights and remedies hereunder.  Except as otherwise provided in Section 5.1(i), the Customer LNG Receipt Schedule shall be considered firm and shall not be subject to change by FLNG; provided, however, that FLNG ***, with preference to Major Customers, if such Services Unavailability caused the *** of one or more Scheduled Unloading Windows allocated to Customer and/or Other Customers, in order to maximize efficient usage of the Freeport Facility to assist Customer and Other Customers to unload quantities of LNG which would otherwise have been unloaded at the Freeport Facility during such cancelled Scheduled Unloading Windows.  Moreover, in the event of a Services Unavailability, FLNG shall make reasonable efforts to *** of redelivery of Gas for Customer and Other Customers to maximize efficient usage of the Freeport Facility to assist Customer and Other Customers to *** which would otherwise have been received at the Delivery Point during such Services Unavailability.

5.2          Gas Delivery Procedure

(a)           Preliminary Nomination Schedule.  Not later than the fifteenth (15th) day of each month, commencing the month immediately prior to the Commercial Start Date,

FLNG shall provide to the Scheduling Representative a nomination schedule (the “Preliminary Nomination Schedule”) that sets forth, for each day of the ensuing month, the following:

(i)            the *** and the ***; and

(ii)           all *** which, at the time of notification of the Preliminary Nomination Schedule, FLNG acting as a Reasonable and Prudent Operator *** from the Freeport Facility; provided, however, that FLNG shall not be obligated to offer or deliver *** to Customer or Other Customers to the extent that a Reasonable and Prudent Operator would not obligate itself to do so under similar circumstances and conditions.

For the avoidance of doubt, FLNG shall be obligated to make available to Customer the quantities of *** notified in the Preliminary Nomination Schedule, as allocated pursuant to Section ***.

(b)           Daily Records.  Commencing on the Commercial Start Date, FLNG shall, on each Business Day by the time specified in the Freeport Services Manual, post on the *** for access by Customer certain daily records (the “Daily Records”), including the following:

(i)            the *** and the *** for the next Business Day (and, if applicable, for each non-Business Day occurring between the next Business Day and the Business Day following the next Business Day), taking into account adjustments thereto since issuance of the Preliminary Nomination Schedule;

(ii)           Customer’s Inventory held as of 11:59 p.m., Central Time on the day preceding the posting of the Daily Records;

(iii)          the estimated quantity of Customer’s Inventory expected to be held in Storage as of 11:59 p.m., Central Time on the Business Day on which the Daily Records are posted, taking into account expected receipts and deliveries during such Business Day;

(iv)          if applicable, the estimated quantity of Customer’s Inventory expected to be held in Storage as of 11:59 p.m., Central Time on each non-Business Day occurring between the Business Day on which the Daily Records are posted and the next Business Day, taking into account expected receipts and deliveries during such Business Days; and

(v)           either (x) the total quantity of ***, if any, which FLNG acting as a Reasonable and Prudent Operator has determined on such Business Day will be *** on the Business Day following the posting of the Daily Records or (y) if such posting falls on a Business Day that precedes any non-Business Day, the total quantity of ***, if any, which FLNG acting as a Reasonable and Prudent Operator has determined on such Business Day ***; provided, however, that FLNG shall not be obligated to offer or deliver *** to Customer or Other Customers to the extent that a Reasonable and Prudent Operator would not obligate itself to do so under similar circumstances and conditions; provided further, however, that, notwithstanding the foregoing, the total quantity posted on the Daily Records may not be less than that provided pursuant to Section 5.2(a)(ii).

(c)           Gas Nomination.  Commencing on the Commercial Start Date, the Scheduling Representative shall, on each Business Day by the time specified in the Freeport Services Manual, nominate the quantities of Gas (including Peaking Gas, if available) that Customer desires to be delivered to it at the Delivery Point on the next Business Day and any intervening days that are not Business Days (such next day hereinafter referred to as a “Delivery Date”) by providing notice thereof (the “Nomination Notice”) to FLNG.  Subject to Section 3.3(a), the quantities nominated by the Scheduling Representative in a Nomination Notice shall in no event be less than the *** nor more than the ***, except in the case of nominations of *** where the Scheduling Representative must, in the Nomination Notice, request the *** as well as the quantities of *** requested by Customer for delivery.  In the event FLNG does not receive a Nomination Notice on a timely basis, the Scheduling Representative shall be deemed to have nominated the *** unless Customer has nominated in writing for multiple days a higher amount not to exceed the ***.

(d)           Variations in Daily Redelivery Rates.  FLNG shall use reasonable efforts to designate in the Freeport Services Manual certain blocks of time during a day on which Customer and Other Customers may elect to vary the rates by which FLNG is to redeliver Gas nominated for a given day without exceeding the total quantity of Gas nominated.  If FLNG chooses to designate such blocks of time and Customer desires to vary its rates, Customer shall, in a Nomination Notice, set forth the specific quantities of Gas to be redelivered by FLNG during such blocks.  The Freeport Services Manual shall include provisions which ensure that, if FLNG chooses to designate such blocks of time, Customer shall be allocated at least its pro-rata share of such variable rates in daily Gas redelivery, such allocation to be on a non-discriminatory basis between Customer and Other Customers.

(e)           Other Customer Nomination Notices.  Customer acknowledges that Other Customers shall provide to FLNG notices similar to the Nomination Notice described in Section 5.2(c).

(f)            Allocation of ***.  Customer understands that if quantities of *** are made available to Customer and Other Customers pursuant to Sections 5.2(a) and 5.2(b)(v), each of Customer and the Other Customers shall have the option to nominate all or any portion of such quantities through the notices provided for in Sections 5.2(c) and 5.2(d).  FLNG shall allocate such *** as provided in Section 3.3(d) and, for any given day, shall notify Customer of the quantities of *** allocated to Customer within the time specified in the Freeport Services Manual.

5.3          Standard

FLNG shall act as a Reasonable and Prudent Operator in performing the scheduling activities required by this Article 5.

5.4          Scheduling Representative

By no later than one month prior to the Commercial Start Date, Customer shall appoint an individual to act as Scheduling Representative for the purposes of this Article 5; provided, however, that Customer shall have the right to change the identity of the Scheduling Representative at any time by notice to FLNG.  Unless otherwise stated herein, Customer hereby authorizes the Scheduling Representative to do and perform any and all acts for and on behalf of Customer with regard to scheduling matters provided for in this Article 5.

5.5          Scheduling Coordination Among Customer and Other Customers

Customer shall have the right to request FLNG to arrange a joint meeting with Other Customers with respect to any matter in relation to the performance of this Article 5.  FLNG shall use reasonable efforts to organize such a meeting, provided that FLNG may elect to include additional Other Customers if ***.  If the Other Customers invited by FLNG agree to participate in such a joint meeting between Customer, Other Customers and FLNG, the joint meeting shall be held as soon as possible.  Unless otherwise agreed, any such joint meeting shall be held in Houston, Texas or by telephone, as appropriate.

ARTICLE 6
RELEASE OF SERVICES

6.1          General

Customer may assign (a) all or a part of the Services Quantity as a Temporary Release in accordance with Section 6.2, or (b) all or a part of the Services Quantity in accordance with Article 19.

6.2          Temporary Release

(a)           General.  Customer may from time to time assign part of the Services Quantity in writing to a third party (a “Temporary Customer”) on a temporary basis for not more than the remainder of the then existing Scheduling Period (each such partial assignment referred to herein as a “Temporary Release”).  Customer shall have the right to have occurring at any given time up to *** Temporary Release for each *** MMBTUs of Maximum LNG Reception Quantity.

(b)           Conditions.  A Temporary Release shall be subject to the following conditions:

(i)            Notice and Consent.  No Temporary Release shall be permitted, or shall become effective, unless and until:

a.             The proposed Temporary Release is consistent with the terms and conditions of this Agreement;

b.             The Services Quantity that Customer seeks to assign by way of a proposed Temporary Release includes only Scheduled Unloading Windows under the Customer LNG Receipt Schedule;

c.             Customer has (x) delivered to FLNG a written notice in the form set forth in the Freeport Services Manual (a “Release Notice”) disclosing in sufficient detail the terms and conditions of the proposed Temporary Release relevant to the Services Quantity for FLNG to be able to carry out its obligations under this Article 6, including the proposed effective date and expiration date of the Temporary Release but excluding any sensitive pricing information related thereto, and (y) furnished to FLNG all information reasonably requested by FLNG with respect to such Temporary Release to the extent necessary for FLNG to carry out its obligations under this Agreement; and

d.             Except as otherwise provided below, FLNG has consented to the Temporary Release by executing the Release Notice, such consent not to be unreasonably withheld or delayed; provided, however, that a Temporary Release to an Affiliate of Customer or an LNG Supply Project that complies in all respects with the provisions of Sections 6.2(b)(i)a through 6.2(b)(i)c shall not require the consent of FLNG.

(ii)           Temporary Releases for Subsequent Scheduling Periods.  Notwithstanding the requirement in Section 6.2(a) that a proposed Temporary Release relate to the then existing Scheduling Period, in order to assist Customer in its long-term business planning, Customer shall be entitled to submit to FLNG from time to time Temporary Releases for subsequent Scheduling Periods.  Subject to the same consent rights (if any) set forth in Section 6.2(b)(i)d, FLNG shall execute a Release Notice for such Temporary Release for a subsequent Scheduling Period.

(iii)          Authorization.  Following the execution by FLNG of the Release Notice, FLNG shall be authorized to perform the specified portion of the Services Quantity for Temporary Customer, subject to the provisions of this Agreement.  In relation to a Temporary Release, Temporary Customer shall be fully authorized to act on behalf of Customer, and FLNG shall be entitled to rely on the nominations, notices and other submissions communicated to FLNG by the Temporary Customer in relation to the Temporary Release as if such nominations, notices and other submissions had been made by Customer itself.  In the event of a conflict between the terms of the nominations, notices and other submissions issued by the Temporary Customer in relation to the Temporary Release and those issued by Customer, the terms issued by Customer shall control.

(iv)          No Effect on ***.  For the avoidance of doubt, a Temporary Release shall in no event increase the ***.

(v)           Performance.  Commencing on the Release Date and continuing through the expiration or termination of the Temporary Release, (i) FLNG shall perform the Services assigned to Temporary Customer under the Temporary Release, and (ii) Customer shall cause Temporary Customer to perform, for the benefit of FLNG, all requirements and obligations of Customer under this Agreement in relation to the Temporary Release.

(vi)          Expiration of Temporary Release.  Except as otherwise provided herein, FLNG shall render Services to Temporary Customer for the period set forth in the Temporary Release (such period herein referred to as the “Temporary Term”).  Customer’s Nomination Notices shall ensure that the Temporary Release Inventory is reduced to zero (0) MMBTUs as of the last day of the Temporary Term.  In the event that the Temporary Release Inventory is not reduced to zero (0) MMBTUs on the last day of the Temporary Term, the Temporary Release Inventory remaining thereafter shall be deemed solely as Customer’s Inventory.

(vii)         Remedial Actions.  In the event Temporary Customer’s actions are materially inconsistent with the requirements of this Agreement, FLNG shall provide written notice thereof to Customer.  Customer shall (x) inform FLNG within five (5) days of its receipt of FLNG’s notice of the remedial actions it intends to take to cause Temporary Customer’s actions to be materially consistent with the requirements of this Agreement, and (y) cause Temporary Customer to be in compliance herewith in all material respects within thirty (30) days after delivery of FLNG’s notice.  In the event Customer is unable to cause Temporary Customer to be in compliance herewith in all material respects, FLNG may terminate the Temporary Release by written notice to Customer.

(viii)        Responsibility.  Customer shall ensure that each Temporary Release is performed in a manner consistent with the Release Notice and the terms and provisions of this Agreement.  Notwithstanding anything in this Article 6 to the contrary, FLNG shall invoice Customer in accordance with the provisions of Section 12.1 for the Fee attributable to a Temporary Release, and Customer shall pay, or cause to be paid, the Fee attributable to a Temporary Release.  No Temporary Release or anything in this Section 6.2 shall relieve Customer or FLNG of any responsibility or liability under this Agreement.  Customer shall remain liable to FLNG for all obligations of Customer and Temporary Customer in connection with any Temporary Release. FLNG shall remain liable to Customer for all obligations of FLNG in connection with any Temporary Release.

(ix)           No Third Party Beneficiary.  A Temporary Customer is not intended to be, and shall not be construed to be, a third-party beneficiary of this Agreement, nor shall a Temporary Release, or anything contained in this Agreement, create any contractual or quasi-contractual relationship or obligation between any Temporary Customer and FLNG.

ARTICLE 7
TERM

7.1          Term

(a)           Initial Term.  Subject to the provisions of this Agreement, the term of this Agreement (the “Term”) shall consist of the Initial Term and, if applicable, any Extension Term.  The initial term of this Agreement (the “Initial Term”) shall commence on the Commercial Start Date, and shall continue thereafter until February 28, 2033 (the day on which the initial term of the Freeport Facility Leases expire).

(b)           Extensions.  Except as otherwise provided herein, at the expiration of the Initial Term, Customer shall have the right to up to six (6) additional ten (10) year extension terms (each an “Extension Term”), the first of which shall commence on March 1, 2033 and continue until February 28, 2043.  If Customer desires to extend this Agreement by any Extension Term, Customer must notify FLNG’s of its good faith desire to elect the applicable Extension Term at least four (4) years prior to the expiration of the then current term.  Notwithstanding the foregoing, Customer shall not have the right to elect an Extension Term in the event any of the Freeport Facility Leases are either not in effect at the time of its election notice or will not be in effect during the period of any such Extension Term.

7.2          Commencement of Deliveries

In accordance with the procedure set forth in this Section 7.2, FLNG shall notify Customer of the date on which Services for Customer will commence at the Freeport Facility (the final date so notified being the “Commercial Start Date”).  The Commercial Start Date shall be a date within the period from April 1, 2007 to March 31, 2008 (such period being the “First Window Period”).  The First Window Period shall be narrowed pursuant to the following provisions:

(a)           No later than December 1, 2006, FLNG shall notify Customer of a two hundred seventy (270) day window (“Second Window Period”) falling within the First Window Period for the Commercial Start Date; provided that if FLNG fails to give timely notice of same, the Second Window Period shall be the latest possible two hundred seventieth (270th) day window period within the First Window Period;

(b)           No later than ninety (90) days in advance of the first day of the Second Window Period, FLNG shall notify Customer of a one hundred eighty (180) day window (“Third Window Period”) falling within the Second Window Period for the Commercial Start Date; provided that if FLNG fails to give timely notice of same, the Third Window Period shall be the latest possible one hundred eighty (180) day window period within the Second Window Period;

(c)           No later than sixty (60) days in advance of the first day of the Third Window Period, FLNG shall notify Customer of a ninety (90) day window (“Fourth Window Period”) falling within the Third Window Period for the Commercial Start Date; provided that if FLNG fails to give timely notice of same, the Fourth Window Period shall be the latest possible ninety (90) day window period within the Third Window Period;

(d)           No later than thirty (30) days in advance of the first day of the Fourth Window Period, FLNG shall notify Customer of a sixty (60) day window (“Fifth Window Period”) falling within the Fourth Window Period for the Commercial Start Date; provided that if FLNG fails to give timely notice of same, the Fifth Window

Period shall be the latest possible sixty (60) day period within the Fourth Window Period;

(e)           No later than fifteen (15) days in advance of the first day of the Fifth Window Period, FLNG shall notify Customer of a thirty (30) day window (“Sixth Window Period”) falling within the Fifth Window Period for the Commercial Start Date; provided that if FLNG fails to give timely notice of same, the Sixth Window Period shall be the latest possible thirty (30) day period within the Fifth Window Period;

(f)            No later than seven (7) days in advance of the first day of the Sixth Window Period, FLNG shall notify Customer of a fifteen (15) day window (“Final Window Period”) falling within the Sixth Window Period for the Commercial Start Date; provided that if FLNG fails to give timely notice of same, the Final Window Period shall be the latest possible fifteen (15) day period within the Sixth Window Period; and

(g)           No later than three (3) days in advance of the first day of the Final Window Period, FLNG shall notify Customer of the Commercial Start Date falling within the Final Window Period; provided that if FLNG fails to give timely notice of same, the Commercial Start Date shall be the latest possible day in the Final Window Period.

The Commercial Start Date shall be the date so notified, regardless of whether any unloading of Customer’s LNG at the Freeport Facility actually occurs on such date.

7.3          Delay Caused by Force Majeure

Should an event of Force Majeure occur that has the effect of delaying the Commercial Start Date, then the Commercial Start Date shall be postponed or delayed to fully address the effects of such event.

7.4          Construction Progress Reports

Upon a request in writing of Customer but not more frequently than every quarter until the Commercial Start Date, FLNG shall furnish to Customer an interim progress report (collectively the “Progress Reports”) specifying the progress since the last report and the expected progress towards completing the construction, testing and operational start-up of the Freeport Facility.  Each Progress Report shall include the status and progress of all construction, an update of the construction schedule, and any other information which Customer has reasonably requested to enable Customer to evaluate the status and progress of construction, testing and operational start-up of the Freeport Facility.

ARTICLE 8
FREEPORT FACILITY

8.1          Freeport Facility

(a)           Standard of Operation.

(i)            By the Commercial Start Date, FLNG shall cause the Freeport Facility to be engineered, constructed and commissioned in a good and workman-like manner, in conformance with this Agreement and in material compliance with all Approvals necessary to commence operations of the Freeport Facility.

(ii)           On and after the Commercial Start Date, FLNG shall at all times engineer, construct, modify, maintain and operate (or cause to be engineered, constructed, modified, maintained and operated):

a.             the Freeport Facility in accordance with the following: (x) International LNG Terminal Standards, including those dealing with the environment, health and safety; and (y) to the extent not inconsistent with International LNG Terminal Standards, such good and prudent practices as are generally followed in the LNG industry by Reasonable and Prudent Operators of LNG receiving and regasification terminals;

b.             the Freeport Facility Pipeline in accordance with (x) Pipeline Standards, including those dealing with the environment, health and safety; and (y) to the extent not inconsistent with Pipeline Standards, such good and prudent practices as are generally followed by Reasonable and Prudent Operators of U.S. Gas pipelines; and

c.             each Gas Storage Facility in accordance with (x) Storage Standards, including those dealing with the environment, health and safety; and (y) to the extent not inconsistent with Storage Standards, such good and prudent practices as are generally followed by Reasonable and Prudent Operators of Gas storage facilities.

(b)           Facilities to be Provided.  Without limiting Section 8.1(a), the Freeport Facility shall at all times after the Commercial Start Date include at least the following:

(i)            appropriate systems for communications with LNG Vessels;

(ii)           berthing facilities at Quintana Island, Texas capable of receiving an LNG Vessel having a displacement of no more than 150,000 tonnes, an overall length of no more than 1,050 feet, a beam of no more than 165 feet, and a draft of no more than 42 feet, which LNG Vessels can safely reach, fully laden, and safely depart, and at which LNG Vessels can lie safely berthed and unload safely afloat;

(iii)          lighting sufficient to permit unloading operations (other than berthing or departing berth) by day or by night, to the extent permitted by Governmental Authorities (it being acknowledged, however, that FLNG shall in no event be obligated to allow nighttime berthing operations at the Freeport Facility if FLNG determines, acting as a Reasonable and Prudent Operator, that such operations during nighttime hours could pose safety or operational risks to the Freeport Facility, an LNG Vessel, or a third party);

(iv)          unloading facilities capable of receiving LNG at a rate of no less than 10,000 Cubic Meters per hour when the pressure at the Receipt Point is at least 5.6 bars (gauge), with three (3) unloading arms each having a reasonable operating envelope to allow for ship movement and manifold strainers of sixty (60) mesh;

(v)           a vapor return line system of sufficient capacity to transfer to an LNG Vessel quantities of Gas necessary for the safe unloading of LNG at required rates, pressures and temperatures;

(vi)          facilities allowing ingress and egress between the Freeport Facility and the LNG Vessel by (x) representatives of Governmental Authorities for purposes of unloading operations; and (y) representatives of Customer and/or an independent surveyor for purposes of conducting tests and measurements of LNG on board the LNG Vessel in accordance with Annex I;

(vii)         LNG storage facilities with a total gross capacity of at least three hundred twenty thousand (320,000) Cubic Meters of LNG;

(viii)        LNG regasification facilities with a total daily capacity of at least 1,605,000 MMBTUs; and

(ix)           the Freeport Facility Pipeline with a total daily capacity at the Delivery Point of at least 2,140,000 MMBTUs, with suitable interconnections with Downstream Pipelines capable of accepting such volumes.

(c)           Facilities Not Provided.  For the avoidance of doubt, services and facilities not provided at the Freeport Facility include the following: (i) facilities and loading lines for liquid or gaseous nitrogen to service an LNG Vessel; (ii) facilities for providing bunkers; and (iii) facilities for the handling and delivery to the LNG Vessel of ship’s stores, provisions and spare parts; provided, however, that if Customer requests, the Parties shall discuss in good faith the possibility of expanding the services and facilities at the Freeport Facility to include such excluded items.

8.2          Modifications to Freeport Facility

(a)           Freeport Facility.  Customer acknowledges that it is familiar with the general specifications and locations for the LNG berthing and unloading facilities of the Freeport Facility as of the date hereof.  FLNG acknowledges that such specifications have taken into consideration the necessary ship-shore compatibility in relation to typical LNG tankers existing as of the Effective Date.  After the date hereof, Customer shall ensure, at no cost to FLNG except as set forth in Section 8.2(b), that each of the LNG Vessels is fully compatible with the Freeport Facility.  Should an LNG Vessel fail materially either to be compatible with the Freeport Facility, or to be in compliance with the provisions of Article 9, Customer shall not employ such LNG Vessel until it has been modified to be so compatible or to so comply.

(b)           Modifications.  FLNG shall have the right, but not the obligation, to from time to time modify the Freeport Facility, its specifications or the location of the berthing and unloading facilities (including via construction or acquisition of other facilities) in order to perform the Services or any other mode of LNG, Gas, or energy-related services, subject to (x) such modifications not rendering the Freeport Facility incompatible with an LNG Vessel, (y) such modifications not reducing the Services Quantity except as allowed in Section 18.1 and (z) such modifications not otherwise conflicting with each Party’s rights and obligations under this Agreement, including the requirements of Sections 5.1(a), 8.1(b) and 18.1.  Notwithstanding (x) but subject to (y) and (z) in the foregoing sentence, FLNG may make such modifications in a manner that would render it incompatible with an LNG Vessel provided that:

(i)            such modification is made pursuant to a change in International LNG Terminal Standards; or

(ii)           the LNG Vessel is capable of being modified to maintain compatibility with both the Freeport Facility and other terminals in its normal/intended trade and, in connection with a modification (other than pursuant to paragraph (i) above), FLNG reimburses Customer for the reasonable actual costs incurred by Customer in causing Transporter to modify the LNG Vessel to maintain compatibility with the Freeport Facility as so modified; provided, further, that Customer shall use its reasonable efforts to minimize costs to be borne by FLNG hereunder, shall notify FLNG reasonably in advance of the nature and expected cost of all such LNG Vessel modifications by Transporter, and shall certify to FLNG the actual amount and detail of all costs incurred for which such reimbursement from FLNG is requested.

8.3          Customer Inspection Rights

On and after the Commercial Start Date and upon obtaining FLNG’s prior written consent, which consent shall not be unreasonably withheld or delayed, a reasonable number of Customer’s designated representatives (including LNG Suppliers and Temporary Customers) may from time to time inspect the operation of the Freeport Facility so long as such inspection occurs from 8:00 a.m. to 5:00 p.m. on a Business Day.  Any such inspection shall be at Customer’s sole risk and expense.  Customer (and its designees) shall carry out any such inspection without any interference with or hindrance to the safe and efficient operation of the Freeport Facility.  Customer’s right to inspect and examine the Freeport Facility shall be limited to verifying FLNG’s compliance with FLNG’s obligations under this Agreement and shall not entitle Customer to make direct requests to FLNG regarding any aspect of the Freeport Facility.  No inspection (or lack thereof) of the Freeport Facility by Customer hereunder, or any requests or observations made to FLNG or its representatives by or on behalf of Customer in connection with any such inspection, shall (a) modify or amend FLNG’s obligations, representations, warranties and covenants under this Agreement or under any agreement or instrument contemplated by this Agreement; or (b) constitute an acceptance or waiver by Customer of FLNG’s obligations under this Agreement.

ARTICLE 9
TRANSPORTATION AND UNLOADING

9.1          LNG Vessels

(a)           Customer to Cause LNG Vessels to Comply.  As between Customer and FLNG, Customer shall be responsible for the transportation of LNG from the Loading Port to the Freeport Facility.  In this regard, Customer shall cause each LNG Vessel to comply with the requirements of this Article 9 in all respects.

(b)           Approvals and Documentation.  Each LNG Vessel shall comply with the regulations of, and obtain all Approvals required by, Governmental Authorities to enable such LNG Vessel to enter, leave and carry out all required operations at the Freeport Facility.  Each LNG Vessel shall at all times have on board valid documentation satisfactory to FLNG evidencing all such Approvals.  Each LNG Vessel shall comply fully with the International Safety Management Code for the Safe Operation of Ships and Pollution Prevention effective July 1, 1998, and at all times be in possession of a valid safety management certificate.

(c)           Fireboats, Escort Vessels and Port Charges.  Customer shall arrange for, or cause the appropriate Person to arrange for, such number and types of fireboats and escort vessels as are required by Governmental Authorities to attend the LNG Vessel so as to permit safe and efficient movement of the LNG Vessel within the maritime safety areas located in the approaches to and from the Freeport Facility.  Customer shall pay, or cause to be paid, all Port Charges directly to the appropriate Person; provided, however, that FLNG shall be solely responsible for payment of all charges under the Freeport Facility Leases other than, to the extent applicable to LNG Vessels, the Port Use Fees (excluding rent) and Thru-Put Fees.  Should FLNG amend any of the Freeport Facility Leases, such amendments shall not operate to increase the Port Charges.

(d)           Requirements.  Each LNG Vessel must satisfy the following requirements:

(i)            Specifications.  Except as otherwise mutually agreed in writing by the Parties, each LNG Vessel shall be compatible with the specifications of the Freeport Facility identified in Section 8.1(b).  Notwithstanding the foregoing, in the event an LNG Vessel is compatible with the specifications set forth in Section 8.1(b) or otherwise acceptable to FLNG, but a Governmental Authority or Pilot prohibits or otherwise hinders the utilization of such LNG Vessel, Customer’s obligations under this Agreement shall not be excused or suspended by reason of Customer’s inability (pursuant to the foregoing) to use such a vessel as an LNG Vessel.  FLNG will provide reasonable assistance to Customer in Customer’s attempt to remove any such prohibition or hindrance.

(ii)           LNG Vessel Capacity.  Except as otherwise agreed in writing by FLNG, each LNG Vessel shall have an LNG cargo containment capacity of no less than one hundred twenty thousand (120,000) Cubic Meters, determined at the time of loading of LNG.

(iii)          Condition of the LNG Vessel.  Each LNG Vessel shall be in compliance with International LNG Vessel Standards.  The location of the unloading manifold shall allow a safe margin for movement of the arms within the operating envelope.

(iv)          Classification Society.  Each LNG Vessel shall at all times be maintained in class with any of the American Bureau of Shipping, Lloyds Register of Shipping or Det Norske Veritas or any other classification society that is mutually agreeable to the Parties.

(v)           Construction.  Each LNG Vessel shall have been constructed to all applicable International LNG Vessel Standards (including the International Code For the Construction and Equipment of Ships Carrying Liquefied Gases in Bulk).

(vi)          Operation and Maintenance.  Each LNG Vessel shall comply with, and shall be fully equipped, supplied and maintained to comply with, all applicable International LNG Vessel Standards.  Unless approved by FLNG in writing, which approval shall not be unreasonably withheld or delayed, an LNG Vessel shall be prohibited from engaging in any maintenance, repair or in-water surveys while berthed at the Freeport Facility.  Each LNG Vessel shall comply fully with the guidelines of any Governmental Authority of the United States, including the National Oceanographic and Atmospheric Administration (NOAA), in relation to actions to avoid strikes in U.S. waters with protected sea turtles and cetaceans (e.g., whales and other marine mammals) and with regard to the reporting of any strike by the LNG Vessel which causes injury to such protected species.

(vii)         Crew.  The officers and crew of each LNG Vessel shall have the ability, experience, licenses and training commensurate with the performance of their duties in accordance with internationally accepted standards as adopted on first-class LNG vessels and as required by Governmental Authorities and any labor organization having jurisdiction over the LNG Vessel or her crew.  Without in any way limiting the foregoing:

a.             all shipboard personnel shall hold valid certificates of competence in accordance with the requirements of the law of the flag state of the LNG Vessel and any applicable requirements of the laws of the United States of America;

b.             the Master, chief engineer, chief mate and cargo engineer (and such other officers of the LNG Vessel having responsibilities associated with the preparation of the LNG Vessel for unloading) shall be trained and certified to a standard customary for an operator of a first-class LNG vessel of the type and tonnage of the LNG Vessel and in compliance with the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978;

c.             the Master, chief engineer, all cargo engineers, and all deck officers shall be fluent in written and oral English and shall maintain all records and provide all reports with respect to the LNG Vessel in English, and there shall otherwise be on board sufficient personnel with a good working knowledge of the English language to enable cargo handling and unloading to be carried out efficiently and safely and to enable communications between the LNG Vessel and those unloading the LNG Vessel to be carried out quickly and efficiently; and

d.             none of the LNG Vessel’s Master, officers or crew shall, while serving on the LNG Vessel, abuse the use of drugs or alcohol, and Transporter shall maintain a written policy to such effect, such policy to meet or exceed the standards of the Oil Companies International Marine Forum’s Guidelines for the Control of Drugs and Alcohol Aboard Ship, 1995, as amended from time to time.  If any Master, officer or crew member abuses the use of drugs or alcohol, such individual shall be dismissed from service on the LNG Vessel.

(viii)        Communications.  Each LNG Vessel shall have communication equipment complying with applicable regulations of Governmental Authorities and permitting such LNG Vessel to be in constant communication with the Freeport Facility and with other vessels in the area (including fireboats, escort vessels and other vessels employed in port operations).

(ix)           Pumping Time.  Provided that the Freeport Facility supplies a suitable vapor return line meeting the requirements of Section 8.1(b)(v), then:

a.             an LNG Vessel with an LNG cargo containment capacity less than or equal to one hundred forty thousand (140,000) Cubic Meters shall be capable of unloading LNG in a maximum of fifteen (15) hours; and

b.             an LNG Vessel with an LNG cargo containment capacity greater than one hundred forty thousand (140,000) Cubic Meters shall be capable of unloading LNG in the number of hours derived after applying the following formula:

15 + x = maximum LNG unloading time (in hours)

where:

y =      the LNG cargo containment capacity of the LNG Vessel in excess of 140,000 Cubic Meters; and

x =       y/10,000 Cubic Meters

Time for connecting, cooling, stripping and disconnecting, and cooling of liquid arms, shall not be included in the computation of pumping time.

9.2          Freeport Facility Marine Operations Manual

Acting as a Reasonable and Prudent Operator, FLNG shall develop and maintain a single marine operations manual that governs activities at the Freeport Facility, applies to all LNG Vessels and vessels used by Other Customers, and is consistent with International LNG Vessel Standards (but excluding the matters governed by the Freeport Services Manual).  In developing such a manual, FLNG shall provide Customer with a preliminary draft of the same (the “Preliminary Marine Operations Manual”).  If Customer desires to consult with FLNG regarding the contents of the Preliminary Marine Operation Manual, Customer shall, no later than fifteen (15) days from delivery of said manual by FLNG, request to meet with FLNG by providing notice thereof to FLNG, and FLNG shall, no later than thirty (30) days after receipt of such notice, meet with Customer to discuss said manual.  If (a) Customer does not submit the foregoing notice to FLNG on a timely basis or (b) Customer and FLNG meet pursuant to such a notice and are able during such meeting to agree upon revisions to the draft, then such draft, as so revised (and as amended from time to time) shall constitute the “Freeport Facility Marine Operations Manual”.  If Customer and FLNG meet pursuant to the foregoing notice and are unable during such meeting to agree upon revisions to the Preliminary Marine Operations Manual, then FLNG shall determine, while using its reasonable efforts to accommodate Customer’s views, the Freeport Facility Marine Operations Manual.  In the event FLNG intends to amend the Freeport Facility Marine Operations Manual, then FLNG shall follow the procedure set forth above in relation to the Preliminary Marine Operations Manual.  FLNG shall deliver to Customer and all Other Customers a copy of the Freeport Facility Marine Operations Manual and any amendments thereto promptly after they have been finalized or amended, as the case may be.  The Parties shall comply with the Freeport Facility Marine Operations Manual in all material respects.  FLNG will undertake to develop a Freeport Facility Marine Operations Manual that is consistent with this Agreement; however, in the event of a conflict between the terms of this Agreement and the Freeport Facility Marine Operations Manual, the terms of this Agreement shall control.

9.3          LNG Vessel Inspections; Right to Reject LNG Vessel

(a)           Inspections.  During the Term, on prior reasonable notice to Customer, FLNG may, at its sole risk, send its representatives (including an independent internationally recognized maritime consultant) to inspect during normal working hours any LNG Vessel as FLNG may consider necessary to ascertain whether the LNG Vessel complies with the provisions of this Agreement.  FLNG shall bear the costs and expenses in connection with any inspection conducted hereunder.  Any such inspection may include, as far as is practicable having regard to the LNG Vessel’s operational schedule, examination of the LNG Vessel’s hull, cargo and ballast tanks, machinery, boilers, auxiliaries and equipment; examination of the LNG Vessel’s deck and engine scrap/rough and fair copy/official log books; review of records of surveys by the LNG Vessel’s classification society and relevant Governmental Authorities; and review of the LNG Vessel’s operating procedures and performance of surveys, both in port and at sea.  Any inspection carried out pursuant to this Section 9.3(a): (i) shall not interfere with, or hinder, any LNG Vessel’s safe and efficient construction or operation; and (ii) shall not entitle FLNG or any of its representatives to make any request or recommendation directly to Transporter except through Customer.  No inspection (or lack thereof) of an LNG Vessel hereunder shall (i) modify or amend Customer’s obligations, representations, warranties and covenants under this Agreement or under any agreement or instrument contemplated by this Agreement; or (ii) constitute an acceptance or waiver by FLNG of Customer’s obligations under this Agreement.

(b)           Right to Reject LNG Vessel.  Without prejudice to any other rights and remedies arising hereunder or by law or otherwise, FLNG shall have the right to reject any LNG Vessel that Customer intends to use to deliver LNG to the Freeport Facility if such LNG Vessel does not comply materially with the provisions of this Agreement, provided that:

(i)            neither the exercise nor the non-exercise of such right shall reduce the responsibility of Customer to FLNG in respect of such vessel and her operation, nor increase FLNG’s responsibilities to Customer or third parties for the same; and

(ii)           Customer’s obligations under this Agreement shall not be excused or suspended by reason of Customer’s inability (pursuant to the foregoing) to use a vessel as an LNG Vessel.

9.4          Advance Notices Regarding LNG Vessel and Cargoes

(a)           Changes in Expected Receipt Quantity.  If, subsequent to issuing the notice required under Section 5.1(b)(ii) herein, Customer has reason to foresee a change in the Expected Receipt Quantity for a particular Arrival Date, Customer shall promptly provide notice thereof to FLNG and include in such notice Customer’s new estimate of the Expected Receipt Quantity.  To the extent such new estimate increases the Expected Receipt Quantity contained in any prior notice for that Scheduled Unloading Window, FLNG shall use reasonable endeavors to accept such larger quantity but shall at all times retain the right not to accept such new estimate if, in its Sole Opinion, such increase will result in excess inventory at the Freeport Facility.

(b)           LNG Vessel Nomination.  As soon as possible but no later than five (5) days prior to the scheduled loading date for a Cargo, Customer shall notify FLNG of the information specified below:

(i)            name of LNG Vessel and, in reasonable detail, the age, dimensions, specifications, operator, safety record, and condition of such LNG Vessel;

(ii)           name of Loading Port;

(iii)          expected departure date of LNG Vessel from Loading Port;

(iv)          estimated arrival date at the Freeport Facility; and

(v)           any changes in the Expected Receipt Quantity since Customer’s prior notice.

In the event Customer has a reason to foresee a change in the information specified above, Customer shall promptly provide notice thereof to FLNG.

Moreover, if the vessel that Customer proposes to use as an LNG Vessel has not, within the immediately preceding Contract Year, delivered LNG to the Freeport Facility, Customer shall endeavor to notify FLNG thereof as soon as possible but in no event later than twenty (20) days prior to the first day of the applicable Scheduled Unloading Window.

(c)           LNG Vessel Movements.  With respect to each Cargo of LNG to be delivered hereunder, Customer shall give, or cause the Master of the LNG Vessel to give, to FLNG the following notices:

(i)            A first notice (“First Notice”), which shall be sent upon the departure of the LNG Vessel from the Loading Port and which shall set forth the time and date that loading was completed, the volume (expressed in Cubic Meters) of LNG loaded on board the LNG Vessel, the estimated time of arrival of the LNG Vessel at the Arrival Location (“ETA”), and any operational deficiencies in the LNG Vessel that may affect its performance at the Freeport Facility or berth;

(ii)           A second notice (“Second Notice”), which shall be sent ninety-six (96) hours prior to the ETA set forth in the First Notice, stating the LNG Vessel’s then ETA.  If, thereafter, such ETA changes by more than six (6) hours, Customer shall give promptly, or cause the Master of the LNG Vessel to give promptly, to FLNG notice of the corrected ETA;

(iii)          A third notice (“Third Notice”), which shall be sent twenty-four (24) hours prior to the ETA set forth in the Second Notice (as corrected), confirming or amending such ETA.  If, thereafter, such ETA changes by more than three (3) hours, Customer shall give promptly, or cause the Master of the LNG Vessel to give promptly, to FLNG notice of the corrected ETA;

(iv)          A fourth notice (“Final Notice”), which shall be sent twelve (12) hours prior to the ETA set forth in the Third Notice (as corrected), confirming or amending such ETA.  If, thereafter, such ETA changes by more than one (1) hour, Customer shall give promptly, or cause the Master of the LNG Vessel to give promptly, to FLNG notice of the corrected ETA; and

(v)           An NOR, which shall be given at the time prescribed in Section 9.5 below.

(d)           Characteristics of Cargoes.  With the First Notice, Customer shall notify FLNG, or cause FLNG to be notified, for FLNG’s information only, of the following characteristics of the LNG comprising its Cargo as determined at the time of loading:

(i)            Gross Heating Value per unit;

(ii)           molecular percentage of hydrocarbon components and nitrogen;

(iii)          average temperature; and

(iv)          density at loading.

(e)           Right to Reject Certain Quantities.  Without prejudice to any other rights and remedies arising hereunder or by law or otherwise, FLNG shall for any reason (including limitations in LNG Storage) have the right to reject unloading of that quantity of LNG on board an LNG Vessel that exceeds by more than five percent (5%) the Expected Receipt Quantity for such Cargo as specified in, whichever applicable, (i) the notice delivered pursuant to Section 5.1(b)(ii) and utilized by FLNG for the purposes of determining the Customer LNG Receipt Schedule or (ii) any subsequent notice delivered pursuant to Section 9.4(a) and accepted by FLNG.

9.5          Notice of Readiness

(a)           Issuance.  Subject to any applicable restrictions, including any nighttime transit restrictions imposed by Governmental Authorities or Pilots or any other reasonable timing restrictions imposed by FLNG, the Master of an LNG Vessel or its agent shall give to FLNG its notice of readiness to unload (berth or no berth) (“Notice of Readiness” or “NOR”) upon arrival of such LNG Vessel at the specific location off the Freeport Facility designated for such purposes in the Freeport Facility Marine Operations Manual (such location referred to as the “Arrival Location”).

(b)           Effectiveness.  An NOR given under Section 9.5(a) shall become effective as follows:

(i)            For an LNG Vessel arriving at the Arrival Location at any time before 6:00 a.m., Central Time on the first day of the Scheduled Unloading Window allocated to such LNG Vessel, an NOR shall be deemed effective at the earlier of (x) 6:00 a.m., Central Time on the first day of such Scheduled Unloading Window; or (y) the time unloading commences;

(ii)           For an LNG Vessel arriving at the Arrival Location at any time between the period of 6:00 a.m., Central Time on the first day of the Scheduled Unloading Window allocated to such LNG Vessel and two (2) hours before sunset, Central Time on the second day of such Scheduled Unloading Window (such period referred to as the “NOR Window”), an NOR shall become effective at the time of its issuance; or

(iii)          For an LNG Vessel arriving at the Arrival Location at any time after the expiration of the NOR Window, an NOR shall become effective upon FLNG’s notice to the LNG Vessel that it is ready to receive the LNG Vessel at berth.

9.6          Berthing Assignment

(a)           General Rule.  FLNG shall determine the berthing sequence of all LNG Vessels and other vessels at the Freeport Facility in order to ensure compliance with the Customer LNG Receipt Schedule and the Other Customer LNG Receipt Schedules.  If an LNG Vessel arrives not ready to unload for any reason, FLNG may refuse to allow it to berth.

(b)           Timely Arrival.  FLNG shall berth an LNG Vessel arriving before or during its NOR Window at the first opportunity that FLNG reasonably determines such

LNG Vessel will not interfere with unloading by any other scheduled vessel but in no event later than two (2) hours prior to sunset at the Freeport Facility on the second day of the Scheduled Unloading Window allocated to such LNG Vessel (hereinafter referred to as the “Berthing Deadline”); provided, however, that if FLNG does not berth such LNG Vessel by the Berthing Deadline, Customer’s sole recourse and remedy for FLNG’s breach thereof is demurrage pursuant to Section 9.7(c) and excess boil-off pursuant to Section 9.7(d).

(c)           Late Arrival.  FLNG shall berth an LNG Vessel arriving after its NOR Window at the first opportunity that FLNG reasonably determines such LNG Vessel will not interfere with unloading by any scheduled vessel.

9.7          Unloading Time

(a)           Allotted Unloading Time.  The allotted unloading time for each LNG Vessel (“Allotted Unloading Time”) shall be thirty-six (36) hours, subject to extensions for:

(i)            reasons attributable to Customer, a Pilot, a Governmental Authority, the LNG Vessel or its Master, crew, owner or operator;

(ii)           Adverse Weather Conditions;

(iii)          Force Majeure;

(iv)          unscheduled curtailment or temporary discontinuation of operations at the Freeport Facility in accordance with Section 18.2;

(v)           occupancy of the berth by an LNG vessel that arrived at berth at the Freeport Facility no later than two (2) hours prior to sunset on the second day of the Scheduled Unloading Window allocated to such vessel, which shall result in an extension of no more than nine (9) hours;

(vi)          failure to send the Final Notice; and

(vii)         nighttime transit restrictions.

(b)           Actual Unloading Time.  The actual unloading time for each LNG Vessel (“Actual Unloading Time”) shall commence when the NOR is effective under Section 9.5(a) and shall end when the unloading and return lines of the LNG Vessel are disconnected from the Freeport Facility’s unloading and return lines.

(c)           Demurrage at the Freeport Facility.

(i)            In the event Actual Unloading Time exceeds Allotted Unloading Time (including any extension in accordance with Section 9.7(a)) (“Demurrage Event”), FLNG shall pay to Customer as liquidated damages demurrage in United States dollars (which shall be prorated for a portion of a day) determined in accordance with the rate set out in the following table:

LNG Vessel Cargo Capacity	Demurrage Rate in $/day
Less than 120,000 Cubic Meters	Rate to be established by agreement of the Parties
120,000 Cubic Meters or greater up to, but not including, 160,000 Cubic Meters	$55,000
160,000 Cubic Meters or greater up to, but not including, 200,000 Cubic Meters	$65,000
200,000 Cubic Meters or greater	$83,000

(ii)           If a Demurrage Event occurs, Customer shall invoice FLNG for such demurrage pursuant to Section 12.2.

(d)           Excess Boil-Off.  If an LNG Vessel is delayed in berthing at the Freeport Facility and/or in commencement of unloading due to an event occurring at the Freeport Facility and for a reason that would not result in an extension of Allotted Unloading Time under Section 9.7(a), and if, as a result thereof, the commencement of unloading is delayed beyond twenty-four (24) hours after the Notice of Readiness is effective, then, for each full hour by which commencement of unloading is delayed beyond such twenty-four (24) hour period, FLNG shall pay Customer as liquidated damages an amount, on account of excess boil-off, equal to the Henry Hub Price multiplied by the quantity in MMBTUs equal to 0.125% of the Cargo per day.  Customer shall invoice FLNG for such excess boil-off pursuant to Section 12.2.

9.8          Unloading at the Freeport Facility

(a)           Efficiency.  FLNG shall cooperate with Transporters (or their agents) and with the Master of each LNG Vessel to facilitate the continuous and efficient delivery of LNG hereunder.

(b)           Vapor Return Line.  During unloading of each Cargo of LNG, FLNG shall return to the LNG Vessel Gas in such quantities as are necessary for the safe unloading of the LNG at such rates, pressures and temperatures as may be required by the design of the LNG Vessel, and such returned Gas shall not be deemed to be volume unloaded for Customer’s account.

9.9          LNG Vessel Not Ready for Unloading; Excess Berth Time

(a)           Vessel Not Ready for Unloading.  If any LNG Vessel, previously believed to be ready for unloading, is determined to be not ready after being berthed, FLNG may direct the LNG Vessel’s Master to vacate the berth and proceed to anchorage, whether or not other LNG vessels are awaiting the berth, unless it appears reasonably certain to FLNG that such LNG Vessel can be made ready without disrupting the overall unloading schedule of the Freeport Facility or operations of the Freeport Facility.  When an unready LNG Vessel at anchorage becomes ready for unloading, its Master shall notify FLNG.  Upon the reberthing of any LNG Vessel vacated pursuant to this Section 9.9(a), Customer shall be responsible for any actual costs incurred by FLNG acting as a Reasonable and Prudent Operator as a result of such LNG Vessel not being ready for unloading, with FLNG using reasonable efforts to minimize such costs.

(b)           Berth Limitations.

(i)            An LNG Vessel shall complete unloading and vacate the berth as soon as possible but not later than the following allowed berth time:

a.             twenty-four (24) hours after berthing is complete, in the case of an LNG Vessel with an LNG cargo containment capacity less than or equal to one hundred forty thousand (140,000) Cubic Meters; or

b.             in accordance with the following formula, in the case of an LNG Vessel with an LNG cargo containment capacity greater than one hundred forty thousand (140,000) Cubic Meters:

24 + x = allowed berth time (in hours) after berthing is complete where:

y =    the LNG cargo containment capacity of the LNG Vessel in excess of 140,000 Cubic Meters; and

x =     y/10,000 Cubic Meters

Notwithstanding the foregoing, the aforementioned time restrictions shall be extended for: (a) reasons attributable to FLNG; (b) reasons attributable to a Pilot or to a Governmental Authority; (c) Adverse Weather Conditions; (d) Force Majeure; and (e) nighttime transit restrictions.

(ii)           If an LNG Vessel fails to depart at the end of its allowed berth time, FLNG may direct the LNG Vessel to vacate the berth and proceed to sea at utmost dispatch.

(iii)          If an LNG Vessel fails to vacate the berth after expiration of its allowed berth time after receipt of FLNG’s notice to do so under this Section 9.9, Customer shall reimburse FLNG for any and all reasonable and actual damages FLNG incurs as a result thereof, including amounts FLNG becomes contractually obligated to pay as demurrage to any of the Other Customers or to pay any Other Customer for excess boil-off.

(iv)          Subject to this Section 9.9, in the event an LNG Vessel fails to vacate the berth and Customer is not taking actions to cause it to vacate the berth, FLNG may effect such removal at the expense of the Customer.

ARTICLE 10
RECEIPT OF LNG

10.1        Title, Custody and Risk of Loss

(a)           Title to Customer’s Inventory.  Subject to Section 3.4, title with respect to Customer’s Inventory shall remain with Customer even during periods when it is in the possession and control of FLNG (including while held at a Gas Storage

Facility and as provided in Section 10.5).  For the avoidance of doubt, title and risk of loss with respect to Retainage shall pass to FLNG at the Receipt Point.

(b)           Possession, Risk of Loss and Control.  Possession, risk of loss and control of Customer’s LNG shall pass from Customer to FLNG upon delivery of same at the Receipt Point.  Possession, risk of loss and control of Customer’s Inventory shall pass from FLNG to Customer upon delivery of same at the Delivery Point.

10.2        No Encumbrance

(a)           Customer’s Covenants.  Customer warrants to FLNG that (i) Customer has title to all of Customer’s Inventory, other than to the Temporary Release Inventory; and (ii) the relevant Temporary Customer has title to all of the Temporary Release Inventory.  Customer covenants that Customer’s Inventory shall remain free of all encumbrances and Liabilities therefor, and that no circumstances will exist which could give rise to any Liabilities or encumbrances relating thereto (collectively, “Claims”) other than (i) those that may be caused by acts or omissions of FLNG or Other Customers or (ii) those arising out of or relating to an assignment for financing purposes or other security interest for financing purposes.  Customer agrees to fully defend, indemnify and hold FLNG and its Affiliates harmless against all Claims regarding Customer’s Inventory, including Claims brought by Other Customers, other than any Claims caused by acts or omissions of FLNG or Other Customers.  For purposes of this Section 10.2, the term “encumbrance” shall include any mortgage, pledge, lien, charge, adverse claim, proprietary right, assignment by way of security, security interest, title retention, preferential right or trust arrangement or any other security agreement or arrangement having the effect of security.

(b)           FLNG’s Covenants.  FLNG covenants that it has the right to deliver to Customer at the Delivery Point all Gas held for Customer’s account free from all Claims relating thereto.  FLNG covenants that Customer’s Inventory, while in FLNG’s possession or control, shall remain free of all Claims, other than those that may be caused by Customer’s acts or omissions.  FLNG also covenants that the net proceeds resulting from any sale of Customer’s Inventory under Section 3.4 shall remain free of all Claims, other than those that may be caused by Customer’s acts or omissions.  FLNG agrees to fully defend, indemnify and hold Customer and its Affiliates harmless from and against all Claims regarding Customer’s Inventory or such net proceeds, other than Claims caused by the acts or omissions of Customer.

(c)           Allocation of Inventory Loss.  In the event of loss of LNG or Gas at the Freeport Facility (other than Retainage), such loss shall be allocated based on the ratio that Customer’s Inventory bears to the sum of the Customer’s Inventory and the inventory of Other Customers.

10.3        Receipt of LNG

The receipt of LNG from an LNG Vessel at the Receipt Point shall be carried out by use of pumps and other equipment on the LNG Vessel under such reasonable and customary conditions specified in the Freeport Facility Marine Operations Manual; provided that such reasonable and customary conditions for the receipt of LNG specified in the Freeport Facility Marine Operations Manual shall not (a) exceed the specifications of the LNG Vessel, provided that such specifications meet the requirements of this Agreement;  or (b) violate the requirements of a Governmental Authority having jurisdiction over the LNG Vessel.

10.4        Quality and Measurement of Customer’s LNG

Customer’s LNG shall be measured and tested in accordance with Annex I.  Customer shall ensure that all LNG delivered at the Receipt Point for Customer’s account shall conform to the following specifications:

(a)           Gross Heating Value.

(i)            LNG when delivered by Customer to FLNG shall have, in a gaseous state, a Gross Heating Value of not less than 950 BTU per Standard Cubic Foot and not more than 1150 BTU per Standard Cubic Foot.

(ii)           If the Gross Heating Value of LNG to be delivered hereunder is higher than the limits set forth in Section 10.4(a)(i) by reason of boil-off occurring during a delay (other than a delay which extends Allotted Unloading Time under Section 9.7(a)) caused by FLNG in unloading an LNG Vessel of more than thirty (30) hours after the NOR becomes effective, such LNG shall be deemed to have met the quality specifications of this Agreement regarding Gross Heating Value.

(b)           Components.

(i)            At the Receipt Point, the LNG delivered by Customer to FLNG shall, when in a gaseous state, contain not less than eighty-five (85) molecular percentage (85 MOL%) of methane (C1) and, for the components and substances listed below, such LNG shall not contain more than the following:

a.             Nitrogen (N2), 2.0 MOL%;

b.             Ethane (C2), 11 MOL%;

c.             Propane (C3), 3.5 MOL%;

d.             Butanes (C4) and heavier, 2 MOL%;

e.             Pentanes (C5) and heavier, 0.15 MOL%;

f.              Hydrogen sulfide (H2S), .25 grains per 100 Standard Cubic Feet (.25 grains/100 SCF); and

g.             Total sulfur content, 5 grains per 100 Standard Cubic Feet (5 grains/100 SCF).

(ii)           The LNG when delivered by Customer to FLNG shall contain no water, mercury, active bacteria or bacterial agents (including sulfate reducing bacteria or acid producing bacteria) or other contaminants or extraneous material.

10.5        Off-Specification LNG

(a)           Refusal of Off-Spec LNG.  Without prejudice to any other rights and remedies of FLNG hereunder, subject to Section 10.5(b), FLNG may refuse to take delivery of all or part of any LNG not conforming to the quality specifications set forth in Section 10.4 (“Off-Spec LNG”).  However, if FLNG refuses to take delivery of LNG and such LNG is subsequently determined not to have been Off-Spec LNG, then FLNG shall pay all Liabilities incurred by Customer as a result of FLNG’s refusal, with Customer using reasonable efforts to minimize such Liabilities.

(b)           Notice.  Customer shall provide notice to FLNG as soon as reasonably practicable of any existing or anticipated failure of the LNG available for delivery to FLNG hereunder to conform to the quality specifications set forth in Section 10.4, giving details of the nature and expected magnitude of the variance, the cause of the non-compliance and the probable duration thereof, including the Cargoes and Scheduled Unloading Windows to be affected thereby.  If so notified, FLNG shall as soon as possible inform Customer whether it intends to reject any of such Off-Spec LNG.  If FLNG is notified by Customer prior to the commencement of unloading of a Cargo at the Freeport Facility that the LNG is Off-Spec LNG and the quantity is delivered to the Freeport Facility, FLNG shall use reasonable endeavors to take delivery of any Cargoes which it would otherwise be entitled to reject; provided, however that FLNG shall be entitled to delay unloading of Off-Spec LNG for the period of time reasonably required for FLNG to determine whether it can take delivery of such Off-Spec LNG pursuant to this Section 10.5(b).  Subject to FLNG first using its reasonable endeavors to take delivery of any Cargoes containing Off-Spec LNG, FLNG shall:

(i)            notify Customer that FLNG will take delivery of some or all of the affected Cargoes, without prejudice to FLNG’s rights and remedies with respect to such Off-Spec LNG other than FLNG’s right to reject said Cargo; or

(ii)           reject all or any of the affected Cargoes.

Unless FLNG was notified by Customer of Off-Spec LNG, FLNG shall provide notice to Customer as soon as reasonably practicable of any Off-Spec LNG, giving details of the nature and expected magnitude of the variance and the affected Cargo.

10.6        Customer’s Responsibility and Reimbursement

(a)           No Continuing Waiver.  Acceptance of Off-Spec LNG shall not prevent FLNG from refusing future deliveries of Off-Spec LNG.  No waiver by FLNG of any default by Customer of any of the specifications set forth in this Article 10 shall ever operate as a continuing waiver of such specification or as a waiver of any subsequent default, whether of a like or different character.

(b)           Delivery of a Cargo of Off-Spec LNG.  If FLNG accepts delivery of a Cargo of Off-Spec LNG which it would otherwise be entitled to reject, Customer shall:

(i)            bear the financial responsibility for all reasonable and actual incremental costs (other than capital costs) and Liabilities incurred by FLNG or any of

FLNG’s Affiliates, in each case acting as a Reasonable and Prudent Operator, in connection with receiving and treating Off-Spec LNG by such means as are appropriate, including mixing such Off-Spec LNG with lower calorific value Gas or injecting nitrogen, with FLNG using reasonable efforts to minimize such costs; and

(ii)           indemnify and hold harmless FLNG, its Affiliates and their respective directors, officers and employees from any and all Liabilities, including any of same attributable to claims of any Person (including Temporary Customers) and any Other Customers, which arise out of, are incident to or result from the acceptance, handling, disposal or use of Off-Spec LNG.

(c)           Extended Delivery of Off-Spec LNG.  If (i) Customer notifies FLNG pursuant to Section 10.5(b) of an anticipated delivery of two (2) or more Cargoes of Off-Spec LNG and (ii) the Parties agree for FLNG to incur incremental capital costs in order to accept delivery of such Cargoes, then Customer shall, in addition to its payment and indemnification obligations under Section 10.6(b), bear the financial responsibility for and directly fund, at FLNG’s election, all such incremental capital costs.

10.7        Subsequent Deliveries

Unless otherwise requested by Customer, any quantities of LNG which were, under the Customer LNG Receipt Schedule, scheduled to be unloaded during the Contract Year but were actually unloaded at the Freeport Facility within the first *** days in the following Contract Year shall be, for the purposes of the Maximum LNG Reception Quantity, deemed to have been received by FLNG in the Contract Year in which such quantities were originally scheduled to be unloaded.

ARTICLE 11
REDELIVERY OF GAS

11.1        General

(a)           Delivery Point.  Subject to Section 3.3(a), the volume of Gas nominated by Customer for any day pursuant to Section 5.2 shall be delivered at the Delivery Point.

(b)           Commingled Stream.  Customer acknowledges and agrees that Customer’s Inventory shall be delivered by FLNG in a commingled stream, including that combined with LNG received by FLNG from Temporary Customers and any Other Customers.  Customer furthers acknowledges and agrees that Customer shall have no right to receive Gas of the same quality as Customer’s LNG, provided that the specifications of the commingled Gas stream at the Delivery Point satisfy the requirements set forth in Section 11.3.

(c)           Odorization.  FLNG will deliver Customer’s Inventory at the Delivery Point in its natural state without the addition of any odorizing agent, and FLNG shall not be obligated to add odorizing agents to any Gas unless required to do so by a Governmental Authority.  FLNG does not assume any responsibility for

Liabilities by reason of the fact that it has not odorized Customer’s Inventory prior to its delivery to Customer.

11.2        Customer’s Responsibility

(a)           Downstream Arrangements.  Customer shall arrange for the purchase and transportation of Gas by Downstream Pipelines in order to meet its obligations to take redelivery of Gas in accordance with the provisions of Section 3.4 at the rates nominated pursuant to Article 5.  Customer shall be solely responsible for making all necessary arrangements with third parties at or downstream of the Delivery Point to enable FLNG to deliver Gas to Downstream Pipelines on a timely basis pursuant to the terms and conditions of this Agreement.  Customer shall also be solely responsible for ensuring that all such arrangements are consistent with the terms and conditions of this Agreement and shall require all relevant third parties to confirm to FLNG all of Customer’s nominations and scheduling of deliveries of Gas, such confirmation to be by telephone, electronic transmission, or other means acceptable to FLNG.  Such third-party arrangements shall be timely communicated to, and coordinated with, FLNG, and FLNG shall have no liability whatsoever for any failure of any such third party to provide downstream arrangements.  The manner in which Customer’s Inventory is transported from or purchased at the Delivery Point shall be subject to the rules, guidelines, and policies of the Downstream Pipeline transporting or purchasing any such Gas (as may be changed from time to time by the Downstream Pipeline).  Customer and FLNG recognize that the receipt and delivery on the Downstream Pipeline’s facilities of Gas shall be subject to the operational procedures of such Downstream Pipeline.

(b)           Imbalance Charges.  In the event a Downstream Pipeline imposes scheduling fees, imbalance charges, cash out costs or similar costs, fees or damages for imbalances associated with Customer’s Gas (“Imbalance Charges”), Customer shall be obligated to use its reasonable efforts to avoid imposition of such Imbalance Charges.  Customer shall indemnify and hold harmless FLNG, its Affiliates and their respective directors, officers and employees from all Liabilities arising out of, incident to or resulting from any Imbalance Charge directly resulting from Customer’s acts or omissions.  FLNG shall indemnify and hold harmless Customer, its Affiliates and their respective directors, officers and employees from all Liabilities arising out of, incident to or resulting from any Imbalance Charge directly resulting from FLNG’s acts or omissions.  FLNG will use reasonable efforts to minimize any Imbalance Charges and will notify Customer of any Imbalance Charges included in or imposed by any operational balancing agreement.

(c)           Limitation.  Customer shall ensure that its Gas transportation and sales arrangements are in compliance with all applicable laws and regulations.  In this regard, Customer agrees that it shall transport, or cause to be transported, Customer’s Inventory only into intra-state Gas pipelines or storage facilities unless otherwise approved by Governmental Authorities.

11.3        Specifications and Measurement of Gas at the Delivery Point

Gas delivered to Customer at the Delivery Point shall be measured and tested in accordance with Annex II.  FLNG shall ensure that all Gas delivered at the Delivery Point for Customer’s account shall conform to the following specifications:

(a)           Gross Heating Value.  Gas when delivered by FLNG to Customer shall have a Gross Heating Value of not less than 950 BTU per Standard Cubic Foot and not more than 1150 BTU per Standard Cubic Foot.

(b)           Components.

(i)            At the Delivery Point, Gas delivered by FLNG to Customer shall contain not less than eighty-five (85) molecular percentage (85 MOL%) of methane (C1) and, for the components and substances listed below, such Gas shall not contain more than the following:

a.             Nitrogen (N2), three (3) MOL%;

b.             Pentanes (C5) and heavier, 0.16 MOL%;

c.             Hydrogen sulfide (H2S), .25 grains per 100 Standard Cubic Feet (.25 grains/100 SCF);

d.             Total sulfur content, 5 grains per 100 Standard Cubic Feet (5 grains/100 SCF);

e.             Oxygen (O2), ten (10) parts per million;

f.              Carbon dioxide (CO2), two (2) MOL%; and

g.             Water (H2O), seven (7) pounds per one million (1,000,000) cubic feet.

(ii)           Gas when delivered by FLNG to Customer shall contain no mercury, active bacteria or bacterial agents (including sulfate reducing bacteria or acid producing bacteria) or other contaminants or extraneous material.

(c)           Gas Delivery Pressure.  Customer’s Inventory shall be delivered at the Delivery Point at the appropriate pipeline pressure; provided, however, that such pressure shall be at least 1000 psig but shall not be required to exceed a maximum pressure of 1200 psig.

11.4        Nonconforming Gas

(a)           Right to Reject.  Without prejudice to any other rights and remedies of Customer hereunder, Customer shall have the right to reject Gas that does not conform to the specifications set forth in Section 11.3 (“Nonconforming Gas”); provided that Customer shall first use reasonable endeavors to take delivery of any Nonconforming Gas which it would otherwise be entitled to reject.

(b)           FLNG Indemnity.  If Customer accepts delivery of Nonconforming Gas, FLNG shall indemnify and hold harmless Customer, its Affiliates and their respective directors, officers and employees from any and all Liabilities, including any of same attributable to claims of any Person (including Other Customers, a Downstream Pipeline, a Downstream Purchaser and Temporary Customers),

which arise out of, are incident to or result from the acceptance, handling, disposal or use of Nonconforming Gas.  If Customer accepts delivery of Nonconforming Gas, FLNG shall bear the financial responsibility for all reasonable and actual incremental costs (other than capital costs) and Liabilities incurred by Customer or any of Customer’s Affiliates, in each case acting as a Reasonable and Prudent Operator, in connection with accepting delivery of Nonconforming Gas.

ARTICLE 12
PAYMENT

12.1        Monthly Statements

Between the first (1st) day of each month and the tenth (10th) day of each month, commencing with the month prior to the Commercial Start Date, FLNG shall deliver to Customer a statement setting forth the following:

(a)           ***;

(b)           the FLNG Component for the following month;

(c)           the FOC Installment for the following month;

(d)           with respect to the March statement, a charge or credit, as applicable, for the FOC Reconciliation for the prior year;

(e)           the Crest Installment for the following month;

(f)            the Awards Installment, if any, for the prior month;

(g)           with respect to the March statement, a charge or credit, as applicable, for the Crest Reconciliation for the prior year;

(h)           the Incremental Costs, if any, for the prior month; and

(i)            a charge or credit for any adjustment to the FLNG Component made under Section 4.6.

All statements delivered by FLNG to Customer shall as much as practicable account separately for the Fee related to each Temporary Release from all other amounts owed by Customer.  FLNG shall reflect the Retainage for the prior month on any such statement.

12.2        Other Statements

If any other amount is due from one Party to the other hereunder and if provision for the invoicing of that amount due is not made elsewhere in this Article 12, then the Party to whom such amount is due shall furnish a statement therefor to the other Party, along with pertinent information showing the basis for the calculation thereof.  Upon request, the Party who issued a statement under this Article 12 (including under Section 12.1) shall provide reasonable supporting documentation to substantiate any amount claimed to be due.

12.3        Adjustments

If, within two (2) years of the issuance of a statement, either Party acquires information indicating the necessity of an adjustment to such statement rendered hereunder, then the Party acquiring the information shall promptly serve on the other Party a written notice setting forth that information.  Unless otherwise provided herein, after obtaining that information, the Party that prepared the prior statement which by reason of that information must be adjusted, shall promptly prepare and serve on the other Party an adjusted statement, showing the necessary payment, the calculation of the payment amount, and the Party from whom the payment is owing.

12.4        Payment Due Dates

(a)           Due Date for Monthly Statement.  Each monthly statement submitted pursuant to Section 12.1 shall become due and payable on the later of (i) ten (10) days after delivery by FLNG of such monthly statement or (ii) the twenty-fifth (25th) day of the month in which such monthly statement was received; provided that if such day is not a Business Day, it shall become due and payable on the next Business Day.

(b)           Due Date for Other Statements.  Each statement submitted pursuant to Section 12.2 shall become due and payable on the thirtieth (30th) day after the date on which it is received; provided that if such payment due date is not a Business Day, the due date for such payment shall be extended to the next Business Day.  For purposes of this Section 12.4(b), a facsimile copy of an invoice shall be deemed received by a Party on the next Business Day following the day on which it was sent.

(c)           Interest.  If the full amount of any statement is not paid when due, the unpaid amount thereof shall bear interest at the Base Rate, compounded annually, from and including the day following the due date up to and including the date when payment is made.

12.5        Payment

Each Party shall pay, or cause to be paid, in United States dollars in immediately available funds, all amounts that become due and payable by such Party pursuant to any statement issued hereunder, to a bank account or accounts designated by and in accordance with instructions issued by the other Party.  Each payment of any amount owing under Section 4.1(a) and each payment of undisputed amounts (the disputed portion of which is addressed under Section 12.7) owing under any other provisions hereunder (in each case, except an obvious error in computation, which shall be disregarded pursuant to Section 12.7) shall be in the full amount due without reduction or offset for any reason (except as expressly allowed under this Agreement), including Taxes, exchange charges, or bank transfer charges.  Notwithstanding the preceding sentence, the paying Party shall not be responsible for a designated bank’s disbursement of amounts remitted to such bank, and a deposit in immediately available funds of the full amount of each statement with such bank shall constitute full discharge and satisfaction of the statement.

12.6        Nonpayment

The term “Cumulative Delinquency Amount” shall mean, with respect to a Party, the cumulative amount (expressed in United States dollars) that is owed by that Party to the other Party under this Agreement and is past due and not being disputed under Section 12.7.  Without prejudice to a Party’s right of offset, if a Party’s failure to pay when due an amount owing hereunder causes its Cumulative Delinquency Amount to exceed *** times the sum of the *** and the FOC Installment, then the Party to which such amount is owed shall have the right, upon giving thirty (30) days written notice (such notice hereinafter referred to as the “Delinquency Notice”) to the owing Party, to suspend performance of its obligations under this Agreement until such amount, with interest in accordance with Section 12.4(c), has been paid in full; provided, however, that (a) no such suspension of a Party’s obligations under this Section 12.6 shall excuse the owing Party from the performance of its obligations hereunder, and (b) in the event that FLNG suspends performance under this Section 12.6, Customer shall continue to be liable for the Fee pursuant to Article 4.  If any such Cumulative Delinquency Amount has not been paid within sixty (60) days after the issuance of the Delinquency Notice, then the Party to whom such amount is owed shall have the right, upon not less than thirty (30) days notice to the other Party, to terminate this Agreement without the necessity of any further action, unless within that thirty (30) day period, the Party to which such amount is owed receives payments from or on behalf of the owing Party equal to the Cumulative Delinquency Amount.  Any such termination shall be without prejudice to any other rights and remedies of the terminating Party arising hereunder or by law or otherwise, including the right of such Party to receive payment in respect of all obligations and claims that arose or accrued prior to such termination or by reason of such default by the owing Party.

12.7        Disputed Statements

In the event of disagreement concerning any statement, Customer or FLNG (as the case may be) shall make provisional payment of the total amount owing under Section 4.1(a) and the undisputed amounts under the remaining provisions hereof and shall immediately notify the other Party of the reasons for such disagreement, except that in the case of an obvious error in computation, Customer or FLNG (as the case may be) shall pay the correct amount disregarding such error.  Statements may be contested by Customer or FLNG (as the case may be) only if, within a period of two (2) years after a Party’s receipt thereof, Customer or FLNG (as the case may be) serves on the other Party notice questioning their correctness.  If no such notice is served, statements shall be deemed correct and accepted by both Parties.  Promptly after resolution of any Dispute as to a statement, the amount of any overpayment or underpayment (plus interest as provided in Section 12.4(c)) shall be paid by FLNG or Customer to the other, as the case may be.

12.8        Final Settlement

Within sixty (60) days after expiration of the Term, FLNG and Customer shall determine the amount of any final reconciliation payment.  After the amount of the final settlement has been determined, FLNG shall send a statement to Customer, or Customer shall send a statement to FLNG, as the case may be, in United States dollars for amounts due under this Section 12.8, and FLNG or Customer, as the case may be, shall pay such final statement no later than twenty (20) days after the date of receipt thereof.

ARTICLE 13
CUSTOMER CREDIT AND FLNG SECURED FINANCING

13.1        Material Adverse Change

If at any time during the term of this Agreement, a Customer Material Adverse Change shall occur, FLNG may, in its Sole Opinion and without prejudice to any other rights or remedies it may have hereunder or in law or equity, require reasonable further assurances of Customer’s creditworthiness, financial responsibility and ability to perform its obligations hereunder as a condition of FLNG’s further performance under this Agreement, and Customer shall comply with such further assurances.  FLNG shall notify Customer requiring such assurances, including, in form and amount reasonably satisfactory to FLNG, any one or more of prepayments, a letter of credit and/or a bank guarantee.  “Customer Material Adverse Change” for the purposes of this Section 13.1 means adverse changes, events or effects that have occurred or been threatened which could reasonably be likely to (a) materially adversely affect the business, operations, properties, condition (financial or otherwise), assets or liabilities of Customer; (b) prevent or materially delay the performance by Customer of its obligations under this Agreement; or (c) create a reasonable basis for FLNG to have serious doubts about the creditworthiness, financial responsibility or ability to perform by Customer of its obligations under this Agreement; provided, however, that Customer Material Adverse Change shall not include any adverse change, event or effect on the global energy industry as a whole, including those impacting energy prices or the value of oil and gas assets, the risks of which adverse changes are expressly recognized by FLNG as an assumed risk of entering into transactions of the nature contemplated by this Agreement.  Upon Customer’s failure to provide to FLNG, in form and amount satisfactory in FLNG’s reasonable opinion, assurances of Customer’s creditworthiness, financial responsibility and ability to perform its obligations hereunder within forty-five (45) days following FLNG’s request for such assurance, FLNG may terminate this Agreement upon notice to Customer given no less than ten (10) days in advance of the effective date of such termination.

13.2        UCC-1

FLNG shall execute and file (and re-file upon expiration), and grants to Customer the right to execute and file (and re-file upon expiration) on FLNG’s behalf, in the proper office of the proper jurisdiction a UCC-1 for the purpose of giving notice to the creditors of FLNG that (a) Customer’s Inventory is owned by Customer, (b) for purposes of the Uniform Commercial Code, the nature of the relationship between Customer and FLNG with regard to such LNG and Gas is that of bailer and bailee (and if the form of the UCC-1 then in effect contained a “bailment” box to be checked, the bailment relationship would be indicated), and (c) neither FLNG nor its creditors shall have any ownership or other right arising from such bailment.  Nothing contained in a UCC-1 shall act as an amendment to the terms of this Agreement.

13.3        Secured Financing

(a)           Acknowledgement.  In the event FLNG obtains any secured financing (except those rising out of the operation of law for the procurement or installation of fixtures and equipment), FLNG shall obtain from the lender providing such financing an acknowledgement that (i) Customer’s Inventory is owned by Customer, and (ii) neither FLNG nor such lender shall have any ownership or other right arising from this Agreement except as expressly provided in Sections 3.4 and 10.2(b).

(b)           Non-Disturbance.  In the event FLNG obtains any secured financing (except those rising out of the operation of law for the procurement or installation of fixtures and equipment), FLNG shall obtain from the lender providing such financing a non-disturbance agreement protecting the rights of Customer under this Agreement in the event of a foreclosure or other realization by such lender on its collateral.  Customer acknowledges and agrees that in order to obtain such non-disturbance agreement, Customer may be required to execute and deliver to such lender an agreement to attorn to such lender on the terms of this Agreement in the event of a foreclosure or other realization by such lender on its collateral, and the obligation of FLNG to obtain a non-disturbance agreement shall be conditioned on Customer providing such agreement to attorn.  For purposes of this Section 13.3(b), “attorn” shall mean that Customer would recognize the lender as the holder of FLNG’s rights and obligations under this Agreement.

ARTICLE 14
DUTIES, TAXES AND OTHER GOVERNMENTAL CHARGES

Customer shall be responsible for and pay, or cause to be paid, all Taxes that may be imposed or levied on Customer’s Inventory and the LNG Vessels.  Notwithstanding the foregoing, neither Party shall be responsible for Taxes on the capital revenue or income derived by the other Party.

ARTICLE 15
INSURANCE

15.1        FLNG’s Insurance

FLNG shall be responsible for obtaining and maintaining (a) insurance for the Freeport Facility to the extent required by applicable law; and (b) additional insurance, as is reasonably necessary and available on reasonable commercial terms, against such other risks and at such levels as a Reasonable and Prudent Operator of a shared use LNG receiving and regasification terminal would obtain.  FLNG shall obtain such insurance from a reputable insurer (or insurers) reasonably believed to have adequate financial reserves.  Any insurance policy required pursuant to this Section 15.1 shall contain a standard waiver of subrogation endorsement and shall name Major Customers as an additional insured.  Upon the request of Customer, FLNG shall provide to Customer satisfactory evidence that the insurance required pursuant to this Section 15.1 is in effect.  In any event, FLNG shall be required to obtain the following insurance coverages:

(a)           Commercial General Liability Insurance;

(b)           Worker’s Compensation;

(c)           “All-Risk” Property Insurance;

(d)           Wharf Owner’s Legal Liability Insurance;

(e)           Pollution Insurance (which may be included within Commercial General Liability Insurance); and

(f)            Loss of Product Insurance (including Customer’s Inventory).

15.2        Customer’s Insurance

(a)           LNG Vessel Insurance.  Customer shall ensure that each LNG Vessel procures and maintains (i) insurance in accordance with the following provisions; or (ii) self-insurance reasonably acceptable to FLNG.  Except in the case of self-insurance, insurance shall establish insurance coverages consistent with insurances to the standards which a shipowner operating reputable LNG vessels, as a Reasonable and Prudent Operator, should observe in insuring LNG vessels of similar type, size, age and trade as such LNG Vessel.    In this regard:

(i)            Hull and Machinery Insurance shall be placed and maintained with reputable marine underwriters; and

(ii)           Protection & Indemnity Insurance (“P&I Insurance”) shall be placed and maintained as an unlimited entry, if such entry is available, with and subject to and on the basis of the rules of any of the reputable P&I insurance associations experienced in providing P&I Insurance for LNG vessels (“Approved Provider”).  The terms of the P&I Insurance shall be those of the standard rules of the Approved Provider, provided that special provisions resulting from Transporter’s acceptance, if it does so, of the Port Liability Agreement pursuant to Section 15.3 shall be incorporated into the terms of Transporter’s P&I Insurance.

(b)           Evidence of Insurance.  Prior to the commencement of deliveries to the Freeport Facility and thereafter at least once each Contract Year, Customer shall furnish the following evidence of insurance to FLNG in relation to each LNG Vessel: (a) certificates of insurance, certificates of entry and (if FLNG reasonably requests) detailed written information concerning all required insurance policies and the latest rules of the particular Approved Provider; or (b) in the event the LNG Vessel is self-insured pursuant to Section 15.2(a), a letter of self insurance.

15.3        Port Liability Agreement

(a)           Form.  By no later than ***, the Parties shall agree on a form of “Port Liability Agreement” to be signed by each Transporter, such agreement to govern the Transporter’s liability for damage to the Freeport Facility caused by the LNG Vessel.  The Port Liability Agreement shall include:

(i)            ***; and

(ii)           Transporter’s obligation to obtain the agreement of its Protection and Indemnity Association to cover the liabilities provided for in the Port Liability Agreement.

Upon the Parties agreeing upon the form of “Port Liability Agreement”, this Agreement shall be amended to incorporate such form by reference.

(b)           Right to Reject.  In the event a Transporter fails to execute a Port Liability Agreement, FLNG shall have the right under Section 9.3(b) to reject Transporter’s LNG Vessel until such time as the Port Liability Agreement is executed; provided, however, that FLNG shall not reject an LNG Vessel if Customer demonstrates that Transporter’s failure to execute a Port Liability Agreement was due to Transporter’s inability to obtain P&I Insurance on commercially reasonably terms for the liabilities provided for in the Port Liability Agreement.

ARTICLE 16
LIABILITIES

16.1        Limitation of Liability of FLNG

In no case shall the Liabilities of FLNG to Customer arising out of, relating to, or connected with an Event under this Agreement exceed *** times the sum of the *** and the FOC Installment; provided, however, that the foregoing limitation shall not apply to Liabilities caused by the Gross Negligence/Willful Misconduct of FLNG.  For purposes of this Section 16.1, an “Event” means any occurrence or series of occurrences having the same origin, and “Gross Negligence/Willful Misconduct” means any act or failure to act (whether sole, joint or concurrent) by FLNG which was intended to cause, or which was in reckless disregard of or wanton indifference to, harmful consequences FLNG knew, or should have known, such act or failure would have on the safety or property of another Person.

16.2        Consequential Loss or Damage

No Party shall be liable to the other Party for or in respect of:

(a)           any consequential loss or damage, except to the extent provided in Sections 3.4, 6.2(b)(viii), 8.2(b)(ii), 9.9, 10.2, 10.6, 11.2(b), and 11.4 of this Agreement;

(b)           loss of profits or business interruption to the extent such amounts do not constitute consequential loss or damage; or

(c)           any special, incidental or punitive damages,

suffered or incurred by the other Party or any Person resulting from breach of or failure to perform this Agreement or the breach of any representation or warranty hereunder, whether express or implied, and whether such damages are claimed under breach of warranty, breach of contract, tort, or other theory or cause of action at law or in equity, except to the extent such damages have been awarded to a third party and are subject to allocation between or among the parties to the Dispute.  For purposes of this Agreement, any amounts payable by Customer to its Gas purchasers or Gas suppliers for replacement Gas or other similar Liabilities shall be deemed to be a consequential loss or damage.

16.3        Parties’ Liability; Relationship of Shareholders

Customer’s sole recourse and remedy under this Agreement for a breach hereof or a default hereunder shall be against FLNG and its assets.  Except as otherwise provided herein, FLNG’s sole recourse and remedy under this Agreement shall be against Customer and its assets for a breach hereof or a default hereunder.

16.4        Liability for Personal Injury

Notwithstanding any other provisions of this Agreement, no indemnity set forth in Sections 3.4, 10.2, 10.6 and 11.4 of this Agreement shall apply to claims or damages for personal injury, illness or wrongful death.

16.5        Indemnification Obligations Offset by Insurance Proceeds

The obligations of Customer to indemnify FLNG under Sections 10.2(a), 10.6(b), and 11.2(b) and the obligations of FLNG to indemnify Customer under Section 10.2(b) and 11.4(b) (collectively, the “Indemnification Obligations”) shall be reduced to the extent of any insurance proceeds received by such indemnitee which have the effect of offsetting such Liabilities to otherwise be indemnified; provided, however, unless otherwise provided in this Agreement, no Party shall be required to obtain any insurance for Liabilities under the Indemnification Obligations.

ARTICLE 17
FORCE MAJEURE

17.1        Events of Force Majeure

Neither Party shall be liable to the other for any delay or failure in performance hereunder if and to the extent such delay or failure is a result of Force Majeure.  Subject to the provisions of this Article 17, the term “Force Majeure” shall mean any act, event, or circumstance that is not reasonably within the control of and that prevents or delays a performance by a Party.  Nothing in this Article 17 shall be construed to require a Party to observe a higher standard of conduct than that required of a Reasonable and Prudent Operator as a condition to claiming the existence of Force Majeure.

17.2        Limitation on Scope of Force Majeure Protection

***.

17.3        Notice

A Force Majeure event shall take effect at the moment such an event or circumstance occurs.  Upon the occurrence of a Force Majeure that prevents, interferes with or delays the performance by FLNG or Customer, in whole or in part, of any of its obligations hereunder, the Party affected shall give notice thereof to the other Party describing such event and stating the obligations the performance of which are affected (either in the original or in supplemental notices) and stating, as applicable:

(a)           the estimated period during which performance may be prevented, interfered with or delayed, including, to the extent known or ascertainable, the estimated extent of such reduction in performance;

(b)           the particulars of the program to be implemented to resume normal performance hereunder;

(c)           the anticipated portion of the Services Quantity for a Contract Year that will not be made available or received, as the case may be, by reason of Force Majeure; and

(d)           where Section 17.7 applies, the quantity of Services that FLNG reasonably expects to allocate to Customer.

Such notices shall thereafter be updated at least monthly during the period of such claimed Force Majeure specifying the actions being taken to remedy the circumstances causing such Force Majeure.

17.4        Measures

In order to resume normal performance of this Agreement within the shortest time practicable, the Party affected by the Force Majeure shall take all measures to this end which are reasonable under the circumstances, taking into account the consequences resulting from such event of Force Majeure.  Prior to resumption of normal performance, the Parties shall continue to perform their respective obligations under this Agreement to the extent not excused as a result of such event of Force Majeure.

17.5        No Extension of Term

The Term shall not be extended as a result of or by the duration of an event of Force Majeure.

17.6        Settlement of Industrial Disturbances

Settlement of strikes, lockouts, or other industrial disturbances shall be entirely within the discretion of the Party experiencing such situations, and nothing herein shall require such Party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.

17.7        Allocation of Services

If, as a result of an event of Force Majeure, FLNG is unable to meet its contractual obligations to Customer and any Other Customers under LNG terminal use agreements, FLNG shall allocate the available capability of the Freeport Facility to perform activities similar to the Services in the following order of priority (such allocation herein referred to as the “Major Customer Allocation Priority”):

(a)           first among Major Customers only, based on the ratio that the Maximum LNG Reception Quantity bears to the Aggregate Contracted Capacity for the remainder of such Contract Year (but including Major Customers only); and

(b)           then the remaining capability, if any, among Non-Major Customers based on the same ratio (but including Non-Major Customers only).

During the period of Force Majeure, FLNG shall not (i) provide LNG terminalling services to any Other Customer who is not an Other Customer at the time the Force Majeure commenced; or (ii) otherwise take any action which would reduce Customer’s allocation under Section 17.7.

ARTICLE 18
CURTAILMENT OF SERVICES OR
TEMPORARY DISCONTINUATION OF SERVICES

18.1        Scheduled Curtailment or Temporary Discontinuation of Services

If FLNG has notified Customer in connection with the preparation of the Customer LNG Receipt Schedule in Section 5.1 of maintenance to or modification of the Freeport Facility, FLNG shall have the right to curtail or temporarily discontinue the Gas redelivery portion of the Services during the allotted time period specified in such schedule, but only to the extent due to such maintenance or modification.  During the period of such curtailment or temporary discontinuation of Services, FLNG shall, from time to time, use reasonable endeavors to update Customer on the expected progress towards completing the maintenance or modification, whichever is applicable.  For purposes of this Section 18.1, a curtailment of or temporary discontinuation of Services shall last no more than three (3) consecutive days.  Notwithstanding the foregoing, FLNG agrees that, for purposes of this Section 18.1, neither a curtailment nor a temporary discontinuation of Services shall reduce FLNG’s obligations to allow berthing, unloading and receipt of Customer’s LNG in a quantity up to the Maximum LNG Reception Quantity.

18.2        Unscheduled Curtailment or Temporary Discontinuation of Services

In addition to the rights set forth in Section 18.1, FLNG shall have the right to curtail or temporarily discontinue the Services, in whole or in part, at any time in order to (a) repair the Freeport Facility or (b) protect persons and property, including the Freeport Facility, from harm or damage due to operational or safety conditions.  FLNG shall use reasonable endeavors to provide Customer a notice of curtailment or temporary discontinuation as is reasonable under the circumstances, and such notice may be issued for a specific period of time or until further notice is given.  FLNG shall use reasonable endeavors to minimize any curtailment or discontinuation of Services to Customer.  If, as a result of any unscheduled curtailment or temporary discontinuation of Services pursuant to this Section 18.2, FLNG is unable to meet its contractual obligations to Customer and any Other Customers under LNG terminal use agreements, FLNG shall allocate the available capability of the Freeport Facility to perform activities similar to the Services in accordance with the Major Customer Allocation Priority.  If a curtailment or temporary discontinuation of Services occurs under this Section 18.2, FLNG may direct Customer to adjust receipts of LNG and deliveries of Customer’s Inventory, as the case may be, with preference given to Major Customers.  Notwithstanding the foregoing, FLNG shall have no responsibility to inform Transporters, LNG Vessels, Downstream Pipelines, LNG Suppliers, or any other Persons involved in the transaction as to such curtailment or temporary discontinuation of Services.

ARTICLE 19
ASSIGNMENT

19.1        Restrictions on Assignment

(a)           Consent of Other Party Required.  Except as otherwise provided in this Article 19, neither this Agreement nor any rights or obligations hereunder may be assigned by any Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.  For greater certainty, a Temporary Release under Section 6.2 shall not be regarded as an assignment under this Article 19.

(b)           Obligation of Assignee.  If consent is granted pursuant to Section 19.1(a) or in the case of an assignment permitted under Section 19.2 (other than Sections 19.2(c) and 19.2(d)), the assignee to such assignment must, as a condition to such assignment, deliver to the non-assigning Party its written undertaking to be bound by and perform all obligations of the assignor under this Agreement.

19.2        Permitted Assignments

(a)           Affiliates of FLNG.  Notwithstanding the provisions of Section 19.1, FLNG may freely assign all of its rights under this Agreement to an Affiliate, upon notice to, but without requiring the consent of, Customer.  For greater certainty, in the event of any assignment of FLNG’s rights and obligations under this Agreement to an Affiliate of FLNG, FLNG shall not be relieved of any liabilities or obligations hereunder unless and until such assignment meets all of the requirements for a novation of this Agreement set forth in Section 19.3.

(b)           Affiliates of Customer.  Notwithstanding the provisions of Section 19.1, Customer may freely assign all of its rights under this Agreement to (i) an Affiliate upon notice to, but without requiring the consent of, FLNG and (ii) an LNG Supply Project upon the written consent of FLNG, which consent shall not be unreasonably withheld.  For greater certainty, in the event of any assignment (other than a Partial Assignment) of Customer’s rights and obligations under this Agreement to an Affiliate of Customer or to LNG Supply Project, Customer shall not be relieved of any liabilities or obligations hereunder unless and until such assignment meets all of the requirements for a novation of this Agreement set forth in Section 19.3.

(c)           Financing.

(i)            Notwithstanding the provisions of Section 19.1, FLNG shall be entitled to assign, mortgage, or pledge all or any of its rights, interests, and benefits hereunder to secure payment of any indebtedness incurred or to be incurred in connection with the construction and term financing of the Freeport Facility, and Customer shall provide to the lenders to whom such indebtedness is owed a consent to assignment or similar document in form and substance customary for similar financing transactions and agreed by such lenders and Customer.  Such an assignment to lenders shall not relieve FLNG of any liabilities or obligations hereunder.

(ii)           Notwithstanding the provisions of Section 19.1, Customer shall be entitled to assign, mortgage, or pledge all or any of its rights, interests, and benefits hereunder to secure payment of any indebtedness incurred or to be incurred, and FLNG shall provide to the lenders to whom such indebtedness is owed a consent to assignment or similar document in form and substance customary for similar financing transactions and agreed by such lenders and FLNG.  Such an assignment to lenders shall not relieve Customer of any liabilities or obligations hereunder.

(d)           Partial Assignments for Periods of *** Years or More.  Notwithstanding the provisions of Section 19.1 and subject to the provisions of this Section 19.2(d), Customer shall under this Section 19.2(d) be entitled to assign all or a part of its right to use the Services Quantity for a period that is no less than *** years (a “Partial Assignment”) if such Partial Assignment is for a Maximum LNG Reception Quantity of no less than *** MMBTUs per Contract Year and is to:

(i)            an Affiliate upon notice to, but without requiring the consent of, FLNG if (x) the assignee under the Partial Assignment demonstrates to FLNG that its creditworthiness (including credit support from an irrevocable letter of credit, a parent guarantee or other security) at the time of the assignment is the same or better than the creditworthiness of Customer or is otherwise acceptable to FLNG; and (y) such assignment does not otherwise materially adversely affect FLNG rights and obligations under this Agreement or the Financing Documents;

(ii)           an LNG Supply Project upon the written consent of FLNG, which consent shall not be unreasonably withheld; or

(iii)          any other Person upon the written consent of FLNG, which consent shall not be unreasonably withheld;

Any Partial Assignment is subject to (a) the assignee executing a terminal use agreement with FLNG (a “Parallel TUA”); and (b) Customer agreeing to appropriate modifications to the Gas redelivery provisions of this Agreement to ensure that FLNG is at all times capable of performing this Agreement and the Parallel TUA and appropriate modifications to the quantity provisions to reflect such assignment.  The terms of the Parallel TUA shall be substantially the same as the terms of this Agreement except to the extent necessary to reflect the differences necessary to implement the Partial Assignment.  For the avoidance of doubt, Customer shall have no obligation or liability under the Parallel TUA and the assignor shall be relieved of all rights and obligations hereunder to the extent of the assignment from and after the effective date of the assignment.

19.3        Assignment as Novation

Except as otherwise provided in Section 19.2(c) or Section 19.2(d), an assignment under this Article 19 shall not serve as a novation of this Agreement unless and until, but shall serve as a novation if:

(a)           the assignee delivers to the non-assigning Party its written undertaking to be bound by and perform all obligations of the assignor under this Agreement, as if it were the assignor; and

(b)           in the case of Customer, assignee demonstrates to FLNG that its creditworthiness (including credit support from an irrevocable letter of credit, a parent guarantee or other security) at the time of the assignment is the same or better than the creditworthiness of Customer or is otherwise acceptable to FLNG.

In the event of a novation, the assignee shall be deemed to be a Party to this Agreement for all purposes with respect to rights and obligations pertaining to operations hereunder from and after the effective date of the assignment and the assignor shall be relieved of all rights and obligations hereunder from and after the effective date of the assignment.

ARTICLE 20
TERMINATION

20.1        Early Termination Events

(a)           General.  If, during the period of construction of the Freeport Facility, Customer reasonably determines that the Conversion Date will not occur by ***, then Customer may terminate this Agreement (such termination referred to as an “Early Termination Event”) pursuant to the other provisions of this Section 20.1.

(b)           Notice.  Upon the occurrence of an Early Termination Event, Customer shall give notice thereof to FLNG.

(c)           Cure.  At any time after the expiration of a period of thirty (30) days after Customer gives notice of an Early Termination Event pursuant to Section 20.1(b), Customer may terminate this Agreement with immediate effect by giving notice of such termination to FLNG; provided, however, that Customer may not terminate this Agreement if the circumstances constituting the Early Termination Event have been fully remedied or have ceased to apply.

20.2        Other Termination Provisions

This Agreement is also subject to the termination provisions provided in Section 12.6 and Article 13.

20.3        Consequences of Termination

Termination of this Agreement under this Article 20 or any other provision of this Agreement shall be without prejudice to any other rights and remedies of either Party arising hereunder or by law or otherwise which arose or accrued prior to or as a result of such termination or by reason of default of either Party.

ARTICLE 21
APPLICABLE LAW

The substantive laws of the State of New York, United States of America, exclusive of any conflicts of laws principles that could require the application of any other law, shall govern this Agreement for all purposes, including the resolution of all Disputes between the Parties.

ARTICLE 22
DISPUTE RESOLUTION

22.1        Dispute Resolution

(a)           Arbitration.  Any Dispute shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible Disputes.

(b)           Rules.  The arbitration shall be conducted in accordance with the International Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) (as then in effect).

(c)           Number of Arbitrators.  Three (3) arbitrators shall conduct the arbitration, unless the parties to the Dispute agree to a sole arbitrator within thirty (30) days after the filing of the arbitration.  For greater certainty, for purposes of this Section 22.1(c), the filing of the arbitration means the date on which the claimant’s request for arbitration is received by the other parties to the Dispute.

(d)           Method of Appointment of the Arbitrators.

If the arbitration is to be conducted by three (3) arbitrators and there are only two (2) parties to the Dispute, then each party to the Dispute shall appoint one (1) arbitrator within thirty (30) days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two arbitrators has been appointed by the parties to the Dispute.  If a party to the Dispute fails to appoint its party-appointed arbitrator or if the two party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority, and shall appoint the remainder of the three arbitrators not yet appointed.  If the arbitration is to be conducted by three arbitrators and there are more than two parties to the Dispute, then within thirty (30) days of the filing of the arbitration, all claimants shall jointly appoint one arbitrator and all respondents shall jointly appoint one arbitrator, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two arbitrators has been appointed by the parties to the Dispute.  If either all claimants or all respondents fail to make a joint appointment of an arbitrator or if the party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA as the appointing authority shall appoint the remainder of the three arbitrators not yet appointed.

(e)           Consolidation.  If the parties to the Dispute initiate multiple arbitration proceedings, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then all such proceedings may be consolidated into a single arbitral proceeding.

(f)            Place of Arbitration.  Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be Houston, Texas.

(g)           Language.  The arbitration proceedings shall be conducted in the English language, and the arbitrators shall be fluent in the English language.

(h)           Entry of Judgment.  The award of the arbitral tribunal shall be final and binding.  Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction.

(i)            Notice.  All notices required for any arbitration proceeding shall be deemed properly given if sent in accordance with Article 25.

(j)            Qualifications and Conduct of the Arbitrators.  All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.

(k)           Interim Measures.  Any party to the Dispute may apply to a court for interim measures (i) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings); or (ii) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction.  The Parties agree that seeking and obtaining such interim measures shall not waive the right to arbitration.  The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order.  Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the Dispute to present evidence and arguments.

(l)            Scope of Award; Costs and Attorneys’ Fees.  The arbitral tribunal is authorized to grant any remedy or relief that it deems just and equitable and within the scope of the agreement of the Parties, including specific performance.  The arbitral tribunal is authorized to award costs and attorneys’ fees and to allocate them among the parties to the Dispute. The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

(m)          Interest.  The award shall include interest, as determined by the arbitral award, from the date of any default or other breach of this Agreement until the arbitral award is paid in full.  Interest shall accrue at the Base Rate.

(n)           Currency of Award.  The arbitral award shall be made and payable in dollars, free of any tax or other deduction.

(o)           Waiver of Challenge to Decision or Award.  To the extent permitted by law, the Parties hereby waive any right to appeal from or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any governmental authority, except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

(p)           Confidentiality.  Any arbitration or expert determination relating to a Dispute (including a settlement resulting from an arbitral award, documents exchanged or produced during an arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) shall be confidential and may not be disclosed by the parties to the Dispute, their employees, officers, directors, counsel, consultants, and expert witnesses, except (in accordance with Article 23) to the extent necessary to enforce this Section 22.1 or any arbitration award, to enforce other rights of a party to the Dispute, or as required by law; provided, however, that breach of this confidentiality provision shall not void any settlement, expert determination or award.

22.2        Expert Determination

For any decision referred to an expert by the Parties under Annex I or Annex II, the Parties hereby agree that such decision shall be conducted expeditiously by an expert selected unanimously by the parties to the Dispute.  The expert is not an arbitrator of the Dispute and shall not be deemed to be acting in an arbitral capacity.  The Party desiring an expert determination shall give the other parties to the Dispute notice of the request for such determination.  If the parties to the Dispute are unable to agree upon an expert within ten (10) days after receipt of the notice of request for an expert determination, then, upon the request of any of the parties to the Dispute, the International Centre for Expertise of the International Chamber of Commerce shall appoint such expert and shall administer such expert determination through the ICC’s Rules for Expertise.  The expert shall be and remain at all times wholly impartial, and, once appointed, the expert shall have no ex parte communications with any of the parties to the Dispute concerning the expert determination or the underlying Dispute.  Both Parties agree to cooperate fully in the expeditious conduct of such expert determination and to provide the expert with access to all facilities, books, records, documents, information and personnel necessary to make a fully informed decision in an expeditious manner.  Before issuing a final decision, the expert shall issue a draft report and allow the parties to the Dispute to comment on it.  The expert shall endeavor to resolve the Dispute within thirty (30) days (but no later than sixty (60) days) after his appointment, taking into account the circumstances requiring an expeditious resolution of the matter in dispute.  The expert’s decision shall be final and binding on the Parties.

ARTICLE 23
CONFIDENTIALITY

23.1        Confidentiality Obligation

Except as otherwise expressly provided in Section 4.5(a), a Party shall not communicate this Agreement to third parties without the written consent of the other Party.  Furthermore, information or documents that come into the possession of a Party (the “Recipient”) by means of, or on behalf of, the other Party (the “Discloser”) in connection with this Agreement may not be used nor communicated to Persons (other than the Parties) without the written consent of the Discloser.  Notwithstanding the prior two sentences, either Party shall have the right to disclose this Agreement and such information or documents without obtaining the other Party’s prior consent in any of the situations described below:

(a)           to accountants, other professional consultants or underwriters, provided such disclosure is solely to assist the purpose for which the aforesaid were so engaged and further provided that such Persons agree to hold such information or documents under terms of confidentiality equivalent to this Section 23.1, and for the benefit of the Parties;

(b)           to bona fide prospective purchasers of all or a part of a Party’s or its Affiliate’s business, bona fide prospective assignees of all or part of a Party’s interest in this Agreement, or providers of finance to either Party in relation to this Agreement or the Freeport Facility, provided that such Persons agree to hold such information or documents under terms of confidentiality equivalent to this Section 23.1, and for the benefit of the Parties;

(c)           to legal counsel, provided such disclosure is solely to assist the purpose for which the aforesaid were so engaged;

(d)           if required by any court of law or any law, rule, or regulation, or if requested by a Governmental Authority having or asserting jurisdiction over a Party and having or asserting authority to require such disclosure in accordance with that authority (including in connection with the resolution of a Dispute under Article 22), or pursuant to the rules of any recognized stock exchange or agency established in connection therewith;

(e)           to the operator of a Gas Storage Facility, to Temporary Customers, to prospective Temporary Customers, to Transporters, to LNG Suppliers and to any of the purchasers under the Customer’s Gas sales contracts from Customer’s Inventory, in each case only to the extent required for the administration of such contracts, and provided that such Persons agree to hold such information or documents under terms of confidentiality equivalent to this Section 23.1, and for the benefit of the Parties;

(f)            to its Affiliates, its shareholders and partners, or its shareholders’ and partners’ Affiliates, provided that such recipient entity has a bona fide business need for such information and agrees to hold such information or documents under terms of confidentiality equivalent to this Section 23.1;

(g)           to any Government Authorities to the extent such disclosure assists FLNG and Customer in obtaining Approvals;

(h)           to an expert in connection with the resolution of a Dispute pursuant to Section 22.2 or to an arbitration tribunal in connection with the resolution of a Dispute under Section 22.1;

(i)            to the extent any such information or document has entered the public domain other than through the fault or negligence of the Party making the disclosure;

(j)            to Other Customers by FLNG only in order to allow FLNG to perform its obligations under Section 4.5(c) herein;

(k)           to the extent Recipient already possessed the information or document prior to receipt from Discloser (other than by breach of this Article 23) without an obligation of confidence;

(l)            to the extent Recipient acquired the information or document from a third party (other than by breach of this Article 23) without an obligation of confidence; and

(m)          to the extent the information or document was independently developed by or for Recipient.

Notwithstanding the foregoing, each Party acknowledges and agrees that certain providers of finance to FLNG as well as FLNG’s shareholders and partners may disclose this Agreement and information or documents disclosed pursuant to this Section 23.1 if required by any court of law or any law, rule, or regulation, or if requested by a Governmental Authority having or asserting jurisdiction over such Persons and having or asserting authority to require such disclosure in accordance with that authority, or pursuant to the rules of any recognized stock exchange or agency established in connection therewith.  The obligations of this Article 23 shall terminate two (2) years after the termination of this Agreement.

23.2        Public Announcements

(a)           General.  Neither Party may issue or make any public announcement, press release or statement regarding this Agreement unless, prior to the release of the public announcement, press release or statement, such Party furnishes the other Party with a copy of such announcement, press release or statement, and obtains the approval of the other Party; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement, press release or statement if it is necessary to do so in order to comply with the applicable laws, rules or regulations of any Governmental Authority, legal proceedings or stock exchange having jurisdiction over such Party.

(b)           Promotional Materials.  Notwithstanding any provision in Section 23.2(a) to the contrary, either Party may, with the consent of the other Party (not to be unreasonably withheld), use the following in external announcements and publications: (i) information concerning the signing of this Agreement; (ii) the general nature of the Services; and (iii) the general nature of Customer’s involvement in the Freeport Facility project; provided, however, that the Party making such external announcement or publication shall not, in doing so, use the trademark, service mark and tradename of the other Party without such other Party’s prior written consent.

ARTICLE 24
REPRESENTATIONS AND WARRANTIES

24.1        Representations and Warranties of Customer

As of the date hereof and until the expiration of this Agreement, Customer represents, undertakes and warrants that:

(a)           Customer is and shall remain duly organized and in good standing under the laws of Delaware, duly qualified to do business in those jurisdictions where the nature of its activities or property requires such qualification and to perform its obligations under this Agreement;

(b)           Customer has taken all necessary action to authorize the execution, delivery and performance of its obligations hereunder;

(c)           Customer has not retained, employed or used any broker or intermediary in connection with the negotiation of this Agreement and has no obligation to any third party by way of commissions, finder’s fees or similar fees with respect to the execution of this Agreement; and

(d)           neither the execution, delivery nor performance of this Agreement, nor the consummation of any action contemplated herein, conflicts or will conflict with, results or will result in a breach of, or constitutes or will constitute a default under, any provision of Customer’s constitutive instruments or any law, judgment, order, decree, rule or regulation of any court, administrative agency or other instrumentality of any Governmental Authority or of any other agreement or instrument to which Customer is a party.

24.2        Representations and Warranties of FLNG

As of the date hereof and until the expiration of this Agreement, FLNG represents, undertakes and warrants that:

(a)           FLNG is and shall remain duly organized and in good standing under the laws of Delaware, duly qualified to do business in those jurisdictions where the nature of its activities or property requires such qualification and to perform its obligations under this Agreement;

(b)           FLNG has taken all necessary action to authorize the execution, delivery and performance of its obligations hereunder;

(c)           FLNG has not retained, employed or used any broker or intermediary in connection with the negotiation of this Agreement and has no obligation to any third party by way of commissions, finder’s fees or similar fees with respect to the execution of this Agreement; and

(d)           neither the execution, delivery nor performance of this Agreement, nor the consummation of any action contemplated herein, conflicts or will conflict with, results or will result in a breach of, or constitutes or will constitute a default under, any provision of FLNG’s constitutive instruments or any law, judgment, order, decree, rule or regulation of any court, administrative agency or other instrumentality of any Governmental Authority or of any other agreement or instrument to which FLNG is a party.

ARTICLE 25
NOTICES

Except as otherwise specifically provided, all notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing (in English) and delivered in person or by courier service or by facsimile with written confirmation of complete transmission, in each case addressed to such Party at the address specified hereunder.  Oral communication does not constitute notice for purposes of this Agreement and telephone numbers for the Parties are listed below as a matter of convenience only.  The foregoing notwithstanding, notices given from LNG Vessels at sea may be given by radio, and notices required under Article 5 may be given by e-mail or via the ***.  A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received.  “Received” for purposes of this Article 25 shall mean actual delivery of the notice to the address of the Party specified hereunder or to be thereafter notified in accordance with this Article 25 or, in the event notice was given by radio from an LNG Vessel at sea, actual receipt of the communication by radio.  Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another Person at another address, by giving written notice thereof to the other Party.

FREEPORT LNG DEVELOPMENT L.P.	CONOCOPHILLIPS COMPANY

Attention: President	Attention: General Manager, LNG
1200 Smith Street, Suite 600	600 North Dairy Ashford
Houston, Texas 77002-4310	Houston, Texas 77079
Fax: (713) 980-2903	Fax: (281) 293-4830
Telephone: (713) 980-2888	Telephone: (281) 295-4395

ARTICLE 26
MISCELLANEOUS

26.1        Amendments

This Agreement may not be amended, modified, varied or supplemented except by an instrument in writing signed by FLNG and Customer.

26.2        Approvals

After satisfaction of the Conditions Precedent, each Party shall use reasonable endeavors to maintain in force all of its respective Approvals necessary for its performance under this Agreement.  Customer and FLNG shall cooperate with each other wherever necessary for this purpose.

26.3        Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

26.4        Waiver

No failure to exercise or delay in exercising any right or remedy arising from this Agreement shall operate or be construed as a waiver of such right or remedy.  Performance of any condition or obligation to be performed hereunder shall not be deemed to have been waived or postponed except by an instrument in writing signed by the Party who is claimed to have granted such waiver or postponement.  No waiver by either Party shall operate or be construed as a waiver in respect of any failure or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

26.5        No Third Party Beneficiaries

The interpretation of this Agreement shall exclude any rights under legislative provisions conferring rights under a contract to Persons not a party to that contract.  Nothing in this Agreement shall otherwise be construed to create any duty to, or standard of care with reference to, or any obligation or liability to, any Person other than a Party.

26.6        Rules of Construction

(a)           Drafting.  Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same.  Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

(b)           Priority.

(i)            In the event of a conflict between the terms of this Agreement excluding Annexes I and II and Exhibits A and B (the “Base Agreement”) and the terms of Annexes I and II and Exhibits A and B, all terms of the Base Agreement shall take precedence over Annexes I and II and Exhibits A and B.

(ii)           In the event that any conflict arises between this Agreement and the Freeport Facility Marine Operations Manual, this Agreement shall prevail. In the event that any conflict arises between this Agreement and the Freeport Services Manual, this Agreement shall prevail.

26.7        Survival of Rights

Any termination or expiration of this Agreement shall be without prejudice to any rights, remedies, obligations and Liabilities which may have accrued to a Party pursuant to this Agreement or otherwise under applicable law.  All rights or remedies which may have accrued to the benefit of either Party (and any of this Agreement’s provisions necessary for the exercise of such accrued rights or remedies) prior to the termination or expiration of this Agreement shall survive such termination or expiration.  Furthermore, the provisions of Article 12, Article 14, Article 16, Article 21, Article 22, Article 23 (for two (2) years after the termination of this Agreement), Article 25, and Article 26 shall survive the termination or expiration of this Agreement.

26.8        Rights and Remedies; Specific Performance

Except where this Agreement expressly provides to the contrary, the rights and remedies contained in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.  FLNG acknowledges that no adequate remedy at law exists for a failure of FLNG to provide the Services Quantity and that the continuation of such failure unremedied would cause Customer to suffer irreparable harm.  Accordingly, FLNG agrees that Customer is entitled, in addition to other remedies which may be available at law or in equity, to specific performance by FLNG of its obligations to provide the Services Quantity.

26.9        Interpretation

(a)           Headings.  The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

(b)           Singular and Plural.  Reference to the singular includes a reference to the plural and vice versa.

(c)           Gender.  Reference to any gender includes a reference to all other genders.

(d)           Article.  Unless otherwise provided, reference to any Article, Section, Annex or Exhibit means an Article, Section, Annex or Exhibit of this Agreement.

(e)           Include.  The words “include” and “including” shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

(f)            Time Periods.  References to “day,” “month,” “quarter” and “year” shall, unless otherwise stated or defined, mean a day, month, quarter and year of the Gregorian calendar, respectively.  For the avoidance of doubt, a “day” shall commence at 24:00 midnight.

(g)           Statutory References.  Unless the context otherwise requires, any reference to a statutory provision is a reference to such provision as amended or re-enacted or as modified by other statutory provisions from time to time and includes subsequent legislation and regulations made under the relevant statute.

(h)           Currency.  References to all dollars in any form shall be a reference to the lawful currency from time to time of the United States of America.

26.10      Disclaimer of Agency

The rights, duties, obligations and Liabilities of the Parties under this Agreement shall be individual, not joint or collective.  It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a partnership, joint venture or other association or a trust.  This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for the other Party for any purpose whatsoever except as explicitly set forth in this Agreement.  In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries.

26.11      No Sovereign Immunity

Any Party that now or hereafter has a right to claim sovereign immunity for itself or any of its assets hereby waives any such immunity to the fullest extent permitted by the laws of any applicable jurisdiction.  This waiver includes immunity from (i) any expert determination or arbitration proceeding commenced pursuant to this Agreement; (ii) any judicial, administrative or other proceedings to aid the expert determination or arbitration commenced pursuant to this Agreement; and (iii) any effort to confirm, enforce, or execute any decision, settlement, award, judgment, service of process, execution order or attachment (including pre-judgment attachment) that results from an expert determination, mediation, arbitration or any judicial or administrative proceedings commenced pursuant to this Agreement.  Each Party acknowledges that its rights and obligations hereunder are of a commercial and not a governmental nature.

26.12      Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

26.13      Compliance with Laws

In performance of their respective obligations under this Agreement, each Party agrees to comply with all applicable laws, statutes, rules, regulations, judgments, decrees, injunctions, writs and orders, and all interpretations thereof, of all Governmental Authorities having jurisdiction over such Party.

26.14      Conflicts of Interest

(a)           Restriction on FLNG as Other Customer.  FLNG shall avoid any conflict between its own interests and the interests of Customer in relation to obtaining LNG terminalling services from the Freeport Facility.  In this regard, FLNG shall not become one of the Other Customers hereof unless Customer has first consented in writing (such consent not to be unreasonably withheld or delayed) to such expanded business role by FLNG.

(b)           Affiliated Customer Limitations. If it is expected that any of FLNG’s joint venture partners or affiliated entities or any partner, shareholder, member, or other direct or indirect equity owner of FLNG or an Affiliate thereof (each an “Affiliated Customer”) will become one of the Other Customers during the Term hereof, FLNG shall provide Customer sixty (60) days prior notice thereof.  Thereafter, if Customer requests such a meeting, the Parties shall meet to discuss the Affiliated Customer’s arrangements with FLNG regarding LNG terminalling services.  In the event an Affiliated Customer becomes an Other Customer, the following additional restrictions shall apply:

(i)            No Affiliated Customer shall be a Major Customer;

(ii)           No Affiliated Customer shall be given any preference in scheduling over Customer; and

(iii)          In relation to any rights hereunder which are based on FLNG’s Sole Opinion (including FLNG’s right under Section 3.1 to allow berthing, unloading and receipt of Customer’s LNG in quantities in excess of the Maximum LNG Reception Quantity), FLNG shall not, in exercising such rights, give any preference to an Affiliated Customer which would adversely affect Customer’s rights hereunder;

provided that neither Customer nor any of its Affiliates (collectively “ConocoPhillips”) shall at any time be considered an Affiliated Customer, and neither The Dow Chemical Company nor any of its affiliates (collectively “Dow”)

shall at any time be considered an Affiliated Customer.  In this regard, in relation to any rights under this Agreement which are based on FLNG’s Sole Opinion (including FLNG’s right under Section 3.1 to allow berthing, unloading and receipt of Customer’s LNG in quantities in excess of the Maximum LNG Reception Quantity), FLNG shall not, in exercising such rights, give any preference to Dow which would adversely affect Customer’s rights under this Agreement.

(c)           Conflicts Generally.  Except as provided in paragraphs (a) and (b) above, the Parties and their Affiliates are free to engage or invest (directly or indirectly) in an unlimited number of activities or businesses, any one or more of which may be related to or in competition with the business activities contemplated under this Agreement, without having or incurring any obligation to offer any interest in such business activities to the other Party.

26.15      Expenses

Each Party shall be responsible for and bear all of its own costs and expenses incurred in connection with the preparation and negotiation of this Agreement.

26.16      Scope

This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and replaces any provisions on the same subject contained in any other agreement between the Parties, whether written or oral, prior to the date of the original execution hereof.

26.17      Counterpart Execution

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes, provided that no Party shall be bound to this Agreement unless and until both Parties have executed a counterpart.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and signed by its duly authorized officer as of the Effective Date.

FREEPORT LNG DEVELOPMENT, L.P.

By: Freeport LNG-GP, Inc., its General Partner

By:	/s/ Michael S. Smith
Michael S. Smith
Chief Executive Officer

CONOCOPHILLIPS COMPANY

By:	/s/ S.L. Cornelius
Name:	S.L. Cornelius
Title:	Vice President

ANNEX I

MEASUREMENTS AND TESTS FOR LNG AT RECEIPT POINT

1.             Parties to Supply Devices

a)         General.  Unless otherwise agreed, Customer and FLNG shall supply equipment and conform to procedures that are in accordance with the latest appropriate International Organization for Standards (“ISO”) documents.

b)         Customer Devices.  Customer or Customer’s agent shall supply, operate and maintain, or cause to be supplied, operated and maintained, suitable gauging devices for the liquid level in LNG tanks of the LNG Vessels, pressure and temperature measuring devices, and any other measurement or testing devices which are incorporated in the structure of LNG vessels or customarily maintained on board ship.

c)         FLNG Devices.  FLNG shall supply, operate and maintain, or cause to be supplied, operated and maintained, devices required for collecting samples and for determining quality and composition of the LNG and any other measurement or testing devices which are necessary to perform the measurement and testing required hereunder at the Freeport Facility.

d)         Dispute.  Any Dispute arising under this Annex I shall be submitted to an expert under Section 22.2.

2.             Selection of Devices

All devices provided for in this Annex I shall be approved by FLNG, acting as a Reasonable and Prudent Operator.  The required degree of accuracy (which shall in any case be within the permissible tolerances defined herein and in the applicable standards referenced herein) of such devices selected shall be mutually agreed upon by Customer and FLNG.  In advance of the use of any device, the Party providing such device shall cause tests to be carried out to verify that such device has the required degree of accuracy.

3.             Verification of Accuracy and Correction for Error

a)             Accuracy.  Accuracy of devices used shall be tested and verified at the request of either Party, including the request by a Party to verify accuracy of its own devices.  Each Party shall have the right to inspect at any time the measurement devices installed by the other Party, provided that the other Party is notified in advance.  Testing shall be performed only when both Parties are represented, or have received adequate advance notice thereof, using methods recommended by the manufacturer or any other method agreed to by FLNG and Customer.  At the request of any Party hereto, any test shall be witnessed and verified by an independent surveyor mutually agreed upon by Customer and FLNG.  Permissible tolerances shall be as defined herein or as defined in the applicable standards referenced herein.

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b)            Inaccuracy.  Inaccuracy of a device exceeding the permissible tolerances shall require correction of previous recordings, and computations made on the basis of those recordings, to zero error with respect to any period which is definitely known or agreed upon by the Parties as well as adjustment of the device.  All  invoices issued during such period shall be amended accordingly to reflect such correction, and an adjustment in payment shall be made between Customer and FLNG.  If the period of error is neither known nor agreed upon, and there is no evidence as to the duration of such period of error, corrections shall be made and invoices amended for each receipt of LNG made during the last half of the period since the date of the most recent calibration of the inaccurate device.  However, the provisions of this Paragraph 3 shall not be applied to require the modification of any invoice that has become final pursuant to Section 12.7.

c)             Costs and Expenses of Test Verification.  All costs and expenses for testing and verifying FLNG’s measurement devices shall be borne by FLNG, and all costs and expenses for testing and verifying Customer’s measurement devices shall be borne by Customer.  The fees and charges of independent surveyors for measurements and calculations shall be borne directly by Customer.

4.             Tank Gauge Tables of LNG Vessels

a)             Initial Calibration.  Customer shall provide FLNG or its designee, or cause FLNG or its designee to be provided, with a certified copy of tank gauge tables for each tank of each LNG Vessel verified by a competent impartial authority or authorities mutually agreed upon by the Parties.  Such tables shall include correction tables for list, trim, tank contraction and any other items requiring such tables for accuracy of gauging.

b)            Presence of Representatives.  FLNG and Customer shall each have the right to have representatives present at the time each LNG tank on each LNG Vessel is volumetrically calibrated.

c)             Recalibration.  If the LNG tanks of any LNG Vessel suffer distortion of such nature as to create a reasonable doubt regarding the validity of the tank gauge tables described herein (or any subsequent calibration provided for herein), Customer or Customer’s agent shall recalibrate the damaged tanks, and the vessel shall not be employed as an LNG Vessel hereunder until appropriate corrections are made.  If mutually agreed between Customer and FLNG representatives, recalibration of damaged tanks can be deferred until the next time when such damaged tanks are warmed for any reason, and any corrections to the prior tank gauge tables will be made from the time the distortion occurred.  If the time of the distortion cannot be ascertained, the Parties shall mutually agree on the time period for retrospective adjustments.

5.             Accuracy of Measurement

All measuring equipment must be maintained, calibrated and tested in accordance with the manufacturer’s recommendations. In the absence of a manufacturer’s recommendation, the minimum frequency of calibration shall be 180 days, unless otherwise mutually agreed between the Parties.  Documentation of all tests and calibrations will be made available by the Party performing the same to the other Party.  Acceptable accuracy and performance tolerances will be:

Temperature:	+/- 0.2 degrees Celsius at -160 degrees Celsius

Pressure:	+/- 2% of the calibrated span of the measuring device

Level Gauge:	+/- 5 millimeter

Level Gauge Systems Comparison:	+/- 5 millimeter

6.             Gauging and Measuring LNG Volumes Delivered

a)             Gauge Tables.  Upon FLNG’s representative and the independent surveyor’s, if present, arriving on board the LNG Vessel prior to the commencement of or during unloading, Customer or Customer’s representative shall make available to them a certified copy of tank gauge tables for each tank of the LNG Vessel.

b)            Gauges.  Volumes of LNG delivered pursuant to this Agreement shall be determined by gauging the LNG in the tanks of the LNG Vessels before and after unloading.  Each LNG Vessel’s tank shall be equipped with two sets of level gauges, each set utilizing a different measurement principle.  Comparison of the two systems, designated as Primary and Secondary Measurement Systems, shall be performed from time to time to ensure compliance with the acceptable performance tolerances stated herein.

c)             Gauging Process.  Gauging the liquid in the tanks of the LNG Vessels and measuring of liquid temperature, vapor temperature and vapor pressure in each LNG tank, trim and list of the LNG Vessels, and atmospheric pressure shall be performed, or caused to be performed, by Customer before and after unloading.   FLNG’s representative shall have the right to be present while all measurements are performed and shall verify the accuracy and acceptability of all such measurements.  The first gauging and measurements shall be made immediately before the commencement of unloading.  The second gauging and measurements shall take place immediately after the completion of unloading.  The liquid level in the LNG Vessel before and after the unloading shall be determined by at least two separate tank gaugings to be conducted at least 15 minutes apart.

d)            Records.  Copies of gauging and measurement records shall be furnished to FLNG immediately upon completion of unloading.

e)             Gauging Liquid Level of LNG.  The level of the LNG in each LNG tank of the LNG Vessel shall be gauged by means of the primary gauging device installed in the LNG Vessel for that purpose.  The level of the LNG in each tank shall be logged or printed.

f)             Determination of Temperature.  The temperature of the LNG and of the vapor space in each tank shall be measured by means of a sufficient number of properly located temperature measuring devices to permit the determination of average temperature.  Temperatures shall be measured at the same time as the liquid level measurements and shall be logged or printed.

g)            Determination of Pressure.  The pressure of the vapor in each LNG tank shall be determined by means of pressure measuring devices installed in each LNG tank of the LNG Vessels.  The atmospheric pressure shall be determined by readings from the standard barometer installed in the LNG Vessels.  Pressures shall be measured at the same time as the liquid level measurements and shall be logged or printed.

h)            Determination of Density.  The LNG density shall be calculated using the method described within ISO 6578-91, Refrigerated Hydrocarbon Liquids – Static Measurement.  This method shall be updated to conform to any official published revision of that document.  Should any improved data, method of calculation or direct measurement device become available which is acceptable to the Parties, such improved data, method or device shall then be used.  If density is determined by measurements, the results shall be measured at the same time as the liquid level measurements and shall be logged or printed.

i)              Determination of Properties of Gas Returned to LNG Vessel.  The volume of Gas shall be the same as the volume of LNG unloaded from the LNG Vessel.  The temperature and pressure of the Gas shall be the values measured on board the LNG Vessel after unloading.  The Gas compressibility factors shall be calculated from the equation for low pressures given in the Technical Data Book-Petroleum Refining, Fourth Edition page 6-86, American Petroleum Institute using the method of pseudocritical temperature, pseudocritical pressure and the mixture acentric factor given on page 6-99.  The critical temperatures for pure gases are given in ISO 6578-91.  The critical pressures for pure gases are given in GPA Standard 2145-03 – Table of Physical Constants for Hydrocarbons and Other Compounds of Interest to the Natural Gas Industry.  The acentric factors for pure gases are given in Table 6A2.14 of the Technical Data Book or Annex H of ISO 6578-91.

7.             Samples for Quality Analysis

a)             General.  Flow proportional representative liquid samples shall be collected from an appropriate point located as close as practical to the unloading line starting two hours after the beginning of transfer and ending two hours before the end of transfer.  The sampling equipment will conform to ISO 8943-91, Refrigerated Light Hydrocarbon Fluids – Sampling of Liquefied Natural Gas – continuous method.  Samples taken when biphasic or overheated LNG is suspected to be in the main transfer line will be disregarded.  These incremental samples will be passed through a vaporizer, and samples of the vaporized liquid will be analyzed.  The resulting analyses, which are proportional to time, will be mathematically flow rate weighted to yield an analysis that is representative of the unloaded

Cargo.  This flow rate weighted analysis shall be used for all appropriate calculations associated with the delivered Cargo.  Should the automatic sampling system fail during the unloading, manual samples shall be collected and analyzed for accounting purposes.

b)            Manual Samples.  Prior to the end of the unloading cycle, two spot samples shall be collected from the vaporizer.  Spot samples shall be collected in accordance with Gas Processors Association (“GPA”) Standard 2166 - Obtaining Gas Samples for Analysis by Gas Chromatography - or by other mutually agreeable methods.  The samples shall be properly labeled and then distributed to Customer and FLNG.  FLNG shall retain one sample for a period of thirty (30) days, unless the analysis is in dispute.  If the analysis is in dispute, the sample will be retained until the Dispute is resolved.

c)             Samples of Gas Returned to LNG Vessel.  After steady state unloading conditions have been achieved, a Gas sample will be collected.  Additional samples will be collected at approximately equal time intervals during the steady state portion of the unloading.  At least four samples will be collected during each unloading.  The samples will be collected in accordance with GPA Standard 2166 – Obtaining Gas Samples for Analysis by Gas Chromatography.  The sample point will be immediately upstream of the vapor return arm.  An average composition of the samples collected and analyzed during an unloading will be used as the composition of the Gas returned to the LNG Vessel.

Sampling and analysis methods and procedures that differ from the above may be employed with the mutual agreement of the Parties.

8.             Quality Analysis

a)             Certification and Deviation.  Chromatograph calibration gasses shall be provided and their composition certified by an independent third party.  From time to time, deviation checks shall be performed to verify the accuracy of the gas composition mole percentages and resulting calculated physical properties.  Analyses of a sample of test gas of known composition resulting when procedures that are in accordance with the above mentioned standards have been applied will be considered as acceptable if the resulting calculated Gross Real Heating Value is within +/- 0.3% of the known Gross Real Heating Value of the test gas sample.  If the deviation exceeds the tolerance stated, the Gross Real Heating Value, Relative Density and Compressibility previously calculated will be corrected immediately.  Previous analyses will be corrected to the point where the error occurred, if this can be positively identified to the satisfaction of both Parties.  Otherwise it shall be assumed that the drift has been linear since the last recalibration and correction shall be based on this assumption.

b)            GPA Standard 2261.  All samples shall be analyzed by FLNG to determine the molar fraction of the hydrocarbon and other components in the sample by gas chromatography using a mutually agreed method in accordance with GPA Standard 2261 - Method of Analysis for Gas and Similar Gaseous Mixtures by

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Gas Chromatography, current as of January 1, 1990 and as periodically updated or as otherwise mutually agreed by the Parties.  If better standards for analysis are subsequently adopted by GPA or other recognized competent impartial authority, upon mutual agreement of Customer and FLNG, they shall be substituted for the standard then in use, but such substitution shall not take place retroactively.  A calibration of the chromatograph or other analytical instrument used shall be performed by FLNG immediately prior to the analysis of the sample of LNG delivered.  FLNG shall give advance notice to Customer of the time FLNG  intends to conduct a calibration thereof, and Customer shall have the right to have a representative present at each such calibration; provided, however, FLNG will not be obligated to defer or reschedule any calibration in order to permit the representative of Customer to be present.

c)             GPA Standards 2377 and 2265.  FLNG shall determine the presence of Hydrogen Sulfide (H2S) by use of GPA Standard 2377 - Test of Hydrogen Sulfide and Carbon Dioxide in Gas Using Length of Stain Tubes.  If necessary, the concentration of H2S and total sulfur will be determined using one or more of the following methods as is appropriate: gas chromatography, Gas Processors Standard 2265 - Standard for Determination of Hydrogen Sulfide and Mercaptan Sulfur in Gas (Cadmium sulfate - Iodometric Titration Method) or any other method that is mutually acceptable.

9.             Operating Procedures

a)             Notice.  Prior to conducting operations for measurement, gauging, sampling and analysis provided in this Annex I, the Party responsible for such operations shall notify the appropriate representatives of the other Party, allowing such representatives reasonable opportunity to be present for all operations and computations; provided that the absence of the other Party’s representative after notification and opportunity to attend shall not prevent any operations and computations from being performed.

b)            Independent Surveyor.  At the request of either Party any measurement, gauging, sampling and analysis shall be witnessed and verified by an independent surveyor mutually agreed upon by Customer and FLNG.  The results of such surveyor’s verifications shall be made available promptly to each Party.

c)             Preservation of Records.  All records of measurement and the computed results shall be preserved by the Party responsible for taking the same, or causing the same to be taken, and made available to the other Party for a period of not less than three (3) years after such measurement and computation.

10.           Quantities Delivered

a)             Calculation of MMBTU Quantities.  The quantity of MMBTUs delivered as LNG and returned to the LNG Vessel as Gas shall be calculated by FLNG and verified by Customer.  Either Party may, at its own expense, require the measurements and calculations and/or their verification by an independent surveyor, mutually agreed upon by the Parties.  Consent to an independent surveyor proposed by a Party shall not be unreasonably withheld by the other Party.

b)            Determination of Gross Real Heating Value.  All component values shall be in accordance with the latest revision of ISO 6578 and the latest revision of the reference standards therein.

c)             Determination of Volume of LNG Unloaded.

(i)            The LNG volume in the tanks of the LNG Vessel before and after unloading shall be determined by gauging on the basis of the tank gauge tables provided for in Paragraph 6.  The volume of LNG remaining in the tanks after unloading of the LNG Vessel shall be subtracted from the volume before unloading and the resulting volume shall be taken as the volume of the LNG delivered from the LNG Vessel.

(ii)           Gas returned to the LNG Vessel during unloading shall not be deemed to be volume unloaded for Customer’s account.

(iii)          If failure of the primary gauging and measuring devices of an LNG Vessel should make it impossible to determine the LNG volume, the volume of LNG unloaded shall be determined by gauging the liquid level using the secondary gauging and measurement devices.  If an LNG Vessel is not so equipped, the volume of LNG delivered shall be determined by gauging the liquid level in the Freeport Facility’s onshore LNG storage tanks immediately before and after unloading the LNG Vessel, and such volume shall have added to it an estimated LNG volume, agreed upon by the Parties, for boil-off from such tanks during the unloading of such LNG Vessel and have added to it the volume of any LNG that has been pumped from the LNG Vessel’s tanks during unloading.  FLNG shall provide Customer, or cause Customer to be provided with, a certified copy of tank gauge tables for each onshore LNG tank which is to be used for this purpose, such tables to be verified by a competent impartial authority.

d)            Determination of Quantities Unloaded.  The quantities of MMBTUs sold and delivered shall be computed by FLNG by means of the following formula:

Q = (VL1–VL2) * DL2 * HVL2  –  (VL1 – VL2) * HVG2

Where:

Q:            represents the quantity of MMBTUs unloaded

VL1:         represents the volume of LNG in Cubic Meters on board the vessel prior to unloading.

VL2:         represents the volume of LNG in Cubic Meters on board the vessel after unloading.

DL2:         represents the density value of the unloaded LNG in kilograms per Cubic Meter.

HVL2:      represents the Gross Real Heating Value of the LNG unloaded from the vessel in BTUs per kilogram.

HVG2:      represents the Gross Heating Value of Gas returned to the LNG Vessel during unloading expressed as BTUs per Cubic Meter at the conditions in the LNG Vessel board tanks after unloading.

HVG2 = (TS / TG2) * ( PG2 / PS) * (ZS / ZG2) * HS,V

Where:

TS, PS, ZS	=	Values at standard reference conditions

TG2, PG2, ZG2	=	Values at conditions of the gas in the LNG Vessel board tanks after unloading.

HS,V	=	Gross heating value on volume basis (ideal) from ISO 6578

The units used and reported for mass and Gross Real Heating Value will be kilograms and BTUs/kilogram respectively.  The reference conditions for the determination of the BTUs received by FLNG are:

Temperature:	15º Celsius

Atmospheric Pressure:	14.697 psia (101.325 kPA)

The Parties consider that, at the time this Agreement is executed, the above formula represents the industry standard for determining the quantities of BTUs received by FLNG.  If the industry standard changes during the term of this Agreement, the Parties will consult on changes needed to adjust the formula to the then-current industry standard.  If the Parties are unable to agree on such changes, either Party may refer the matter to an expert for determination under Section 22.2.

ANNEX II

MEASUREMENTS AND TESTS FOR GAS AT DELIVERY POINT

1.             Applicability.  The measurement procedures in this Annex II shall apply to the  measurement of Gas delivered by FLNG for Customer’s account at the Delivery Point.

2.             Unit of Measurement.  All Gas delivered at the Delivery Point shall be measured in MMBTUs.

3.             Metering.

(a)           Metering Equipment.  FLNG shall supply, operate and maintain (or cause to be supplied, operated and maintained at or near the Delivery Point) the following:

i)              meters with redundancy and other equipment as is necessary to accurately measure the volume of Gas delivered at the Delivery Point hereunder;

ii)             devices for collecting samples and for determining the quality and composition of Gas delivered at the Delivery Point hereunder; and

iii)            and any other measurement or testing devices which are necessary to perform the measurement and testing required hereunder at the Delivery Point

(collectively, the “Downstream Metering Equipment”).  The Downstream Metering Equipment shall be designed and installed in accordance with the current recommendations of the American Gas Association, Report No. 3.

(b)           Check Measurement Equipment and Access.  Customer may, at Customer’s expense, install and operate, at or near the Downstream Metering Equipment, check measuring equipment similar to the Downstream Metering Equipment to monitor the accuracy of the measurements made by the Downstream Metering Equipment.  Such check metering equipment will be installed and operated by Customer so that it does not unreasonably interfere with the operation of the Downstream Metering Equipment or the Freeport Facility Pipeline.

(c)           General.  A pressure transmitter shall be installed on each meter tube to measure the static pressure at the plane of the upstream differential pressure tapping.  The temperature of the flowing Gas shall be measured on each meter tube by a platinum resistance thermometer installed in a thermowell so that the probe tip is in the center one-third of the pipe.  Each meter run shall be provided with a dedicated microprocessor-based flow computer system powered by an appropriate back-up power supply.

(d)           Measuring and Density Standards.  Gas shall be measured by orifice meters or other mutually agreeable measuring devices.  Orifice meters shall be constructed and operated, Gas shall be measured, and properties shall be determined in accordance with American Gas Association, Report No. 3 and any subsequent modification and amendment thereof.  The compressibility and density shall be calculated in accordance with the latest revision of the American Gas Association, Report No. 3.  Metering equipment shall include the use of flange connections and, where necessary, flow conditioners, straightening vanes, and pulsation dampening devices.  Meter tubes shall be of a design incorporating suitable access for periodic internal inspection, including access for internal inspection of the upstream side of the flow conditioner.  Electronic gas measurement with a continuous readout of pressure, temperature, and Gas flow rate shall be used.  The differential low flow cut-off point shall be set at a value no greater than ten percent (10%) of the calibrated range.  Mechanical pressure, differential pressure, and temperature chart recorders shall be used as primary backup for the electronic gas measurement.  All computations shall be made as prescribed in the above cited standard.

(e)           Ultrasonic Metering Standard.  All ultrasonic metering shall comply with the American Gas Association, Report No. 9 and any subsequent modification and amendment thereof.

4.             Determination of Gross Heating Value.

(a)           GPA 2261 and 2145.  The heating value of the Gas delivered by FLNG at the Delivery Point shall be determined by gas chromatograph.  The composition of the Gas shall be continuously measured by on-line chromatographs.  The Gross Heating Value of the Gas shall be calculated using results from the on-line chromatograph.  The chromatographs will analyze all hydrocarbon components, up to and including at least the Nonanes+ group, and inerts having a concentration of greater than 0.002 mol percent.  The determination of Gas composition shall be in accordance with the GPA Standard 2261 – Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography.  All physical properties used in quality and quantity calculations shall be based on these compositional analyses and the component values published in GPA 2145, or the latest revision thereof.  Water vapor content shall be included in the component analyses.  The sample analysis cycle time shall be less than six minutes.  The maximum response time from sample probe to analyzer shall be four minutes.  In the event of failure of the on-line Gas chromatograph, chromatograph analysis of samples collected proportional to the flow through the meters shall be used.  Auto-calibration of the Gas chromatograph shall be conducted on a weekly basis or as otherwise mutually agreed by the Parties.

(b)           GPA 2145.  Back-up composite samples of the flowing Gas shall be obtained weekly to be used for relative density (specific gravity), Gross Heating Value, and compressibility factors in case of electronic failure.  Composite sampling of the flowing stream shall be by use of a mutually agreeable continuous sampler, designed and installed to sample proportionally to the flow rate.  The end point of each composite sample chromatographic analysis shall be the Nonane+ fraction, and values for this fraction shall be based on the C9 value in the latest revision of GPA Standard 2145 – Table of Physical Constants of Paraffin Hydrocarbons and Other Components of Natural Gas.  All component values shall be in accordance with such standard.

(c)           Deviation Checks.  Monthly gas chromatograph deviation checks shall be made on Gas composition mole percentages and resulting Gross Heating Value.

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Analyses of a sample of test Gas of known composition resulting when procedures that are in accordance with the above mentioned standards have been applied will be considered as acceptable if the resulting calculated Gross Heating Value is within plus or minus 5 BTU per Standard Cubic Foot of the known Gross Heating Value.  If the deviation exceeds the tolerance stated, Gross Heating Value, relative density, and compressibility previously calculated will be corrected immediately.  Previous analyses will be corrected to the point where the error occurred.  If the point that the error occurred cannot be determined, previous analyses will be corrected for one-half the period since the last verification test, not to exceed a correction period of six months.

(d)           Corrections for Water Content.  The heating value on a dry basis for Gas containing water shall be corrected in accordance with standards followed by the American Gas Association.  Moisture content of flowing Gas shall be determined as often as found necessary in real practice by use of a mutually acceptable calculation or test instrument, which could include a Meco Moisture Analyzer.

5.             Operating Procedures

(a)           Notice.  Prior to conducting operations for measurement, calibration, sampling and analysis provided in Annex II, the Party responsible for such operations shall notify the appropriate representatives of the other Party, allowing such representatives reasonable opportunity to be present for all operations and computations; provided that the absence of the other Party’s representative after notification and opportunity to attend shall not prevent any operations and computations from being performed.

(b)           Independent Surveyor.  At the request of either Party any measurement, calibration, sampling and analysis shall be witnessed and verified by an independent surveyor mutually agreed upon by Customer and FLNG.  The results of such surveyor’s verifications shall be made available promptly to each Party.

(c)           Preservation of Records.  All records of measurement and the computed results shall be preserved by the Party responsible for taking the same, or causing the same to be taken, and made available to the other Party for a period of not less than three (3) years after such measurement and computation.

6.             Verification.  At least once each month, and in addition, from time to time upon at least two weeks prior written notice by either Party to the other, FLNG shall verify or cause to be verified the accuracy of the Downstream Metering Equipment.  When as a result of such test any of the Downstream Metering Equipment is found to be out of calibration by no more than 1% when compared to the manufacturer’s specifications for such equipment, no adjustment shall be made to Customer’s LNG.  If the testing of the Downstream Metering Equipment demonstrates that any meter is out of calibration by more than 1% when compared to the manufacturer’s specifications for such equipment, the applicable Downstream Metering Equipment reading for the actual period during which out of calibration measurements were made shall be estimated as follows, in descending order of priority:

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(a)           by using the registration of any check meter or meters if installed and accurately registering;

(b)           by correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculation; or

(c)           by estimating the quantity of delivery by measuring deliveries during prior periods under similar conditions when any meter was registering accurately.

If the actual period that such equipment has been out of calibration cannot be determined to the mutual satisfaction of FLNG and Customer, the adjustment shall be for a period equal to one-half of the time elapsed since the most recent test.  The difference (which may be a positive or negative amount) shall be reflected in an adjustment to Customer’s Inventory.

7.             Costs.  The cost of the monthly testing and calibration of the Downstream Metering Equipment shall be borne by FLNG.  The cost of any testing and calibration of the Downstream Metering Equipment beyond the monthly test permitted above shall also be paid by FLNG, unless the request to test any of the Downstream Metering Equipment is made by Customer and the results of such test requested by Customer demonstrate that the Downstream Metering Equipment is less than 1% out of calibration, in which case the cost of such testing and calibration shall be for Customer’s account.  Each Party shall comply with any reasonable request of the other Party concerning the sealing of the Downstream Metering Equipment, the presence of a representative of Customer when the seals are broken and tests are conducted, and other matters affecting the accuracy, testing and calibration of the Downstream Metering Equipment.

8.             Dispute.  Any Dispute arising under this Annex II shall be submitted to an expert under Section 22.2.

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EXHIBIT A

FREEPORT SERVICES MANUAL

The Freeport Services Manual referred to in Section 3.5 shall be limited to the following matters and other matters of a similar nature:

1.     Details associated with the implementation of Section 5.1 among FLNG, Customer and Other Customers

2.     Details associated with the Gas delivery procedures in Section 5.2 among FLNG, Customer and Other Customers

3.     Details associated with the content and format of the ***

4.     Form of the Release Notice referred to in Section 6.2(b)(i)c

5.     Details associated with the invoicing process under Article 12, including:

a.     Format of invoices (electronic and original)

b.     Numbering systems/codes for all invoice-related documents

EXHIBIT B

OTHER CREDIT AGREEMENT AMOUNTS

The following amounts under the Credit Agreement, to the extent not included in Excluded Credit Agreement Amounts, are “Other Credit Agreement Amounts”:

1.             any amounts paid by FLNG under Section 2.10 of the Credit Agreement;

2.             costs of the Administrative Agent (as defined in the Credit Agreement) paid by FLNG;

3.             costs passed on to FLNG from any Lender pursuant to Section 2.12 of the Credit Agreement;

4.             premiums paid by FLNG for business interruption insurance pursuant to Section 5.9 of the Credit Agreement to the extent the proceeds from such insurance have the effect of offsetting the amounts under the Credit Agreement that make up the ***; and

5.             all costs of the Collateral Agent and the Depositary Agent if such function is undertaken by Customer or an Affiliate of Customer.